Exhibit 10.11

Posting Version

CREDIT AGREEMENT

dated as of August [ ● ], 2021

among

HCRX INVESTMENTS HOLDCO, L.P.,

as the Borrower,

HCRX INTERMEDIATE HOLDCO, L.P.,

as Holdings,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

and

CITIBANK, N.A.,
as Administrative Agent

CITIBANK, N.A.,
CREDIT SUISSE LOAN FUNDING LLC
GOLDMAN SACHS BANK USA,
TRUIST SECURITIES, INC.
BMO CAPITAL MARKETS CORP.
SILICON VALLEY BANK
RAYMOND JAMES & ASSOCIATES, INC.

and

STIFEL NICOLAUS AND COMPANY, INCORPORATED
as Joint Arrangers and Joint Book Managers

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CREDIT AGREEMENT

This Credit Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of August [ ● ], 2021, among HCRX Investments Holdco, L.P., a Delaware limited partnership (the “Borrower”), HCRX Intermediate Holdco, L.P. a Delaware limited partnership (“Holdings”), each lender and L/C Issuer (as defined below) from time to time party hereto (collectively, the “Lenders” and, individually, a “Lender”) and CITIBANK, N.A., as administrative agent (the “Administrative Agent”) and each L/C Issuer (as defined below).

The Borrower has requested the Lenders extend credit to the Borrower in the form of (a) Term B-1 Loans on the Closing Date in the aggregate principal amount equal to $850,000,000, (b) Revolving Loans at any time from time to time on and after the Closing Date and prior to the Revolving Maturity Date in an aggregate principal amount at any one time outstanding not to exceed $550,000,000 and (c) the L/C Issuers agree to issue Letter of Credit in an aggregate amount available to drawn not in excess of the Letter of Credit Sublimit, in each case, for the purposes described herein. The Lenders are willing to make the requested credit facilities available and the L/C Issuers are willing to issue letters of credit, in each case, on the terms and conditions set forth herein. Accordingly, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article I.
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01     Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“2029 Senior Notes” means the Borrower’s 4.500% Senior Notes due 2029 issued pursuant to that certain Indenture, dated as of August [ ● ], 2021 between the Borrower and [ ● ], as trustee.

“Acceptable Intercreditor Agreement” means a Market Intercreditor Agreement, or another intercreditor agreement that is reasonably satisfactory to the Administrative Agent (which may, if applicable, consist of a payment “waterfall”).

“Account Control Agreements” means, collectively, those account control agreements, in each case, in favor of the Collateral Agent and in form and substance reasonably satisfactory to the Administrative Agent, as are required to be entered into pursuant to this Agreement, the Security Agreement or any other Loan Document, in each case as amended, modified or supplemented from time to time.

“Acquisition” means (i) the purchase or acquisition of Royalty Assets, and (ii) the purchase or acquisition of the Capital Stock or assets of an entity, enterprise or business unit that owns, among other things, Royalty Assets.

“Additional Refinancing Lender” has the meaning set forth in Section 2.14(a).

“Adjusted Eurodollar Rate” means the quotient obtained (expressed as a decimal, carried out to five decimal places) by dividing (A) the applicable Eurodollar Rate by (B) 1.00 minus the Eurodollar Reserve Percentage.

“Administrative Agent” means Citibank, N.A. in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire substantially in the form of Exhibit C-2 or in any other form approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Foreign Subsidiary” means any Foreign Subsidiary to the extent that, such Foreign Subsidiary acting as a Guarantor, or having a Lien granted on its Equity Interests would cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed repatriation of the earnings of such Foreign Subsidiary to such Foreign Subsidiary’s United States parent for United States federal income tax purposes.

“Affiliate” means, with respect to any specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means the Administrative Agent or the Collateral Agent and any successors and assigns in such capacity, and “Agents” means any two or more of them.

“Aggregate Commitments” means at any time the Commitments of all the Lenders.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“All-In Yield” means, as to any indebtedness, the yield thereof as reasonably determined by the Administrative Agent, whether in the form of interest rate, margin, original issue discount (when incurred or issued, without reference to subsequent market discount, premium or repricing) (being referred to here as “OID”), upfront and amendment fees, a Eurodollar Rate or Base Rate floor (with such increased amount being determined in the manner described in clause (iii) of the proviso to this definition), or otherwise; provided that: (i) OID and upfront fees shall be equated to interest rate margin assuming that such indebtedness at the time of incurrence has a four-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable indebtedness); (ii) “All-In Yield” shall not include customary advisory fees, success fees, arrangement fees, structuring fees, commitment fees, underwriting fees or similar fees that are of a type not generally paid to all lenders of such indebtedness (whether or not actually paid to all lenders providing such indebtedness) or, if applicable, ticking fees accruing prior to the funding of such indebtedness or customary consent fees for an amendment paid generally to consenting lenders; and (iii) with respect to any Term Loans of an applicable Class that include a Eurodollar Rate or Base Rate floor, (A) to the extent that the Reference Rate on the date that the All-In Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the Applicable Rate for such Term Loans of such Class for the purpose of calculating the All-In Yield and (B) to the extent that the Reference Rate on the date that the All-In Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the All-In Yield.

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“Applicable ECF Percentage” has the meaning specified in Section 2.03(b)(i).

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the aggregate principal amount of all Commitments and, if applicable and without duplication, the Loans of such Lender under the applicable Facility or Facilities at such time; provided that, with respect to any Revolving Credit Facility, if the commitment of each Revolving Credit Lender to make Revolving Loans under such Revolving Credit Facility and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments in respect thereof have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of such Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender immediately prior to such termination and after giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each of the Term B-1 Facility and the Revolving Credit Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable. The Applicable Percentage of any Lender is subject to adjustment as provided in Section 2.13.

“Applicable Price” has the meaning specified in the definition of “Dutch Auction”.

“Applicable Rate” means (i) in respect of the Term B-1 Term Facility, 1.25% per annum for Base Rate Loans and 2.25% per annum for Eurodollar Rate Loans and (ii) in respect of the Original Revolving Loans, 1.25% per annum for Base Rate Loans and 2.25% per annum for Eurodollar Rate Loans.

“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facilities at such time.

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, a Lender that has a Commitment with respect to such Class or holds a Loan of such Class, at such time and (b) with respect to Letters of Credit, (i) the relevant L/C Issuer and (ii) the Revolving Credit Lenders.

“Approved Financial Institution” means Citibank, N.A. or its affiliates or another financial institution acceptable to the Administrative Agent (such approval not to be unreasonably withheld or delayed); provided that as of the Closing Date, Silicon Valley Bank is an Approved Financial Institution.

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“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Citibank, N.A., Credit Suisse Loan Funding LLC, Goldman Sachs Bank USA, Truist Securities, Inc., BMO Capital Markets Corp., Silicon Valley Bank, Raymond James & Associates, Inc. and Stifel Nicolaus and Company, Incorporated, in their capacities as joint lead arrangers and joint book managers for the Term B-1 Facility and the Original Revolving Credit Facility.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially in the form of Exhibit C-1 hereto or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Auction” has the meaning specified in the definition of “Dutch Auction”.

“Auction Agent” means (a) the Administrative Agent or any of its Affiliates or (b) any other financial institution or advisor engaged by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Auction pursuant to the definition of “Dutch Auction”; provided that the Borrower shall not designate the Administrative Agent or any of its Affiliates as the Auction Agent without the written consent of the Administrative Agent or such Affiliate (it being understood that the Administrative Agent and its Affiliates are under no obligation to agree to act as Auction Agent).

“Auction Amount” has the meaning specified in the definition of “Dutch Auction”.

“Auction Notice” has the meaning specified in the definition of “Dutch Auction”.

“Auction Party” has the meaning specified in the definition of “Dutch Auction”.

“Auction Response Date” has the meaning specified in the definition of “Dutch Auction”.

“Audited Financial Statements” means the audited combined statement of assets, liabilities and partners’ capital of the Legacy Partnership for the fiscal year ended December 31, 2020, and the related combined statements of operations, changes in partners’ capital and cash flows for such fiscal year, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.15(b)(iii).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

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“Available Amount” means, at any time, an amount equal to, without duplication:

(a)	the sum of:

(i)	the greater of $182,350,000 and 35% of Consolidated EBITDA for the period of four fiscal quarters of the Consolidated Group most recently ended; plus

(ii)	an amount, not less than zero, determined on a cumulative basis equal to 50% of Consolidated Net Income; plus

(iii)	the amount of any capital contributions or other proceeds of issuances of Equity Interests (other than Disqualified Equity Interests) received as cash and Cash Equivalents by the Borrower, plus the fair market value, as determined in good faith by the Borrower, of marketable securities or other property received by the Borrower as a capital contribution or in return for issuances of Equity Interests (other than Disqualified Equity Interests), in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(iv)	the aggregate principal amount of any indebtedness or Disqualified Equity Interests, in each case, of the Borrower and/or any Restricted Subsidiary issued after the Closing Date (other than indebtedness or Disqualified Equity Interests issued to the Borrower or a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests (other than Disqualified Equity Interests) of the Borrower, together with the fair market value of any Cash Equivalents and the fair market value (as reasonably determined by the Borrower) of any other property or assets received by the Borrower or such Restricted Subsidiary upon such exchange or conversion, in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(v)	the net proceeds received by the Borrower or any Restricted Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with the Disposition to a Person (other than the Borrower or any Restricted Subsidiary) of any Investment made pursuant to Section 7.02(i); provided that such amount does not exceed the amount of such Investment made pursuant to Section 7.02(i); plus

(vi)	to the extent not already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the cash proceeds received by the Borrower and/or any Restricted Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in respect of any Investment made pursuant to Section 7.02(i) (in an amount not to exceed the original amount of such Investment made pursuant to Section 7.02(i)); plus

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(vii)	an amount equal to the sum of (A) the amount of any Investments by the Borrower and/or any Restricted Subsidiary pursuant to Section 7.02(i) in any Unrestricted Subsidiary (in an amount not to exceed the original amount of such Investment made pursuant to Section 7.02(i)) that has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or is liquidated, wound up or dissolved into, the Borrower or any Restricted Subsidiary and (B) the fair market value (as reasonably determined by the Borrower) of the property or assets of any Unrestricted Subsidiary that have been transferred, conveyed or otherwise distributed (in an amount not to exceed the original amount of the Investment in such Unrestricted Subsidiary made pursuant to Section 7.02(i)) to the Borrower and/or any Restricted Subsidiary, in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(viii)	the amount of Declined Proceeds; plus

(ix)	an amount equal to the cash received by the Borrower and/or any Restricted Subsidiary from a distribution or dividend from an Unrestricted Subsidiary or as a result of the sale of the Equity Interests of an Unrestricted Subsidiary; minus

(b)	an amount equal to the sum of (1) Investments made pursuant to Section 7.02(i), (2) Distributions made pursuant to Section 7.06(c) or (3) prepayments, redemptions, purchases, or other payments made to satisfy any Junior Debt made pursuant to Section 7.11(c), in each case, made after the Closing Date and prior to such time, or contemporaneously therewith.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (i) the Federal Funds Rate plus 1/2 of 1.00%, (ii) the Prime Rate in effect on such day and (iii) the Eurodollar Rate that would be payable on such date for a Eurodollar Rate Loan with a one-month Interest Period plus 1.00%; provided that in no event shall the Base Rate be less than (A) 1.00% per annum for Revolving Loans and (B) 1.50% per annum for Term Loans. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the Eurodollar Rate, respectively.

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“Base Rate Loan” means a Revolving Loan or a Term Loan that bears interest based on the Base Rate.

“Benchmark” means, initially, LIBOR; provided that if a replacement of the Benchmark has occurred pursuant to Section 3.03(c), then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has permanently replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor:

(a)	For purposes of Section 3.03(c)(i), the first alternative set forth below that can be determined by the Administrative Agent:

(i)	the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, and 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration and 0.71513% (71.513 basis points) for an Available Tenor of twelve-months’ duration; provided, that if any Available Tenor of LIBOR does not correspond to an Available Tenor of Term SOFR, the Benchmark Replacement for such Available Tenor of LIBOR shall be the closest corresponding Available Tenor (based on tenor) for Term SOFR and if such Available Tenor of LIBOR corresponds equally to two Available Tenors of Term SOFR, the corresponding tenor of Term SOFR with the shorter duration shall be applied, or

(ii)	the sum of: (i) Daily Simple SOFR and (ii) the spread adjustment selected or recommended by the Relevant Governmental Body for the replacement of the tenor of LIBOR with a SOFR-based rate having approximately the same length as the interest payment period specified in Section 3.03(c)(i) (which spread adjustment, for the avoidance of doubt, shall be 0.26161% (26.161 basis points)); and

(b)	For purposes of Section 3.03(c)(ii), the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for Dollar-denominated syndicated credit facilities at such time;

provided that, if the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

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“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides (in consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Transition Event” means, with respect to any then-current Benchmark other than LIBOR, the occurrence one or more of the following events: of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

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“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Term Borrowing, a Revolving Credit Borrowing of a particular Class, a Refinancing Term Loan Borrowing or an Incremental Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests, (v) in the case of a trust, beneficial interests and (vi) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent or any L/C Issuer (as applicable) and the Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect thereof (as the context may require), cash or deposit account balances or, if the applicable L/C Issuer benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the applicable L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (ii) Dollar-denominated time deposits and certificates of deposit of (A) any Lender, (B) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (C) any bank whose short term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (each an “Approved Bank”), in each case with maturities of not more than twelve months from the date of acquisition, (iii) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within twelve months of the date of acquisition, (iv) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (v) Investments (classified in accordance with GAAP as current assets) in money market or prime investment programs or funds registered under the Investment Company Act of 1940, as amended, that are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subclauses hereof.

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“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, purchasing card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement with any Loan Party, is or was a Lender, the Administrative Agent or an Arranger or an Affiliate of a Lender, the Administrative Agent or an Arranger, in its capacity as a party to such Cash Management Agreement.

“Cash Management Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person under or in respect of a Cash Management Agreement.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the occurrence of any of the following:

(a)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) other than a Permitted Holder becomes the Beneficial Owner, directly or indirectly, of 50% or more of the voting Equity Interests of Holdings, measured by voting power rather than number of shares; provided, however, that an entity (other than Ultimate Parent) that conducts no other material activities other than holding Equity Interests in Holdings or any direct or indirect parent of Holdings and has no other material assets or liabilities other than such Equity Interests will not itself be considered a “person” for purposes of this clause (a), unless a change in such entity’s ownership would otherwise cause a Change of Control under this clause (a);

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(b)	Holdings and the General Partner shall cease to beneficially own and control 100% on a fully diluted basis of each class of outstanding Equity Interests of the Borrower; or

(c)	a “Change in Control” or similar event shall occur under the 2029 Senior Notes.

“Class” (i) when used with respect to Lenders, refers to whether such Lender has a Loan or a Commitment with respect to a particular class of Loans or Commitments, (ii) when used with respect to Commitments, refers to whether such Commitments are Revolving Credit Commitments, Incremental Revolving Credit Commitments, Other Revolving Credit Commitments of a given Refinancing Series, Term B-1 Term Commitments, Incremental Term Commitments or Other Refinancing Term Commitments of a given Refinancing Series and (iii) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Original Revolving Loans, Incremental Revolving Loans, Other Revolving Loans of a given Refinancing Series, Term B-1 Term Loans, Incremental Term Loans or Refinancing Term Loans of a given Refinancing Series, in each case not designated part of another existing Class. Loans that are not fungible for United States federal income tax purposes shall be construed to be in different Classes or tranches. Commitments that, if and when drawn in the form of Loans, would yield Loans that are construed to be in different Classes or tranches pursuant to the immediately preceding sentence shall be construed to be in different Classes or tranches of Commitments corresponding to such Loans.

“Closing Date” means [ ● ], 2021.

“Code” means the U.S. Internal Revenue Code of 1986, as amended (or any successor statute).

“Collateral” means all of the “Collateral” or “GP Collateral”, as applicable, referred to in the Collateral Documents and all of the other property and assets that are or are required under the terms hereof or of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Agent” means Citibank, N.A., in its capacity as collateral agent for the Secured Parties under the Collateral Documents, and its successor or successors in such capacity.

“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement, the Account Control Agreements, any additional pledges, security agreements, patent, trademark or copyright filings or mortgages that create or purport to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties and any instruments of assignment, control agreements, lockbox letters or other instruments or agreements executed pursuant to the foregoing.

“Commitment” means, with respect to any Lender, such Lender’s Term Commitment, Revolving Credit Commitment, Incremental Revolving Credit Commitment or Other Revolving Credit Commitment, as context may require.

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“Commitment Fee Rate” shall mean 0.25% per annum; provided that, after delivery of the financial statements for the first full fiscal quarter ending after the Closing Date pursuant to Section 6.01(a) or Section 6.01(b), the Commitment Fee Rate shall mean the following percentages per annum based on the Consolidated Total Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Consolidated Total Net Leverage Ratio	Commitment Fee Rate
> [ ● ]:1.00[1]	0.25%
< [ ● ]:1.00[2]	0.125%

Any change in the Commitment Fee Rate shall be effective one Business Day after the date on which Administrative Agent shall have received the applicable financial statements and a Compliance Certificate pursuant to Section 6.02(a) calculating the Consolidated Total Net Leverage Ratio. At any time that an Event of Default has occurred and is continuing or the Borrower has not submitted to the Administrative Agent the applicable information as and when required under Sections 6.01(a) or (b) or Section 6.02(a) the Commitment Fee Rate shall conclusively equal the highest possible Commitment Fee Rate provided for in this definition. Within one Business Day of receipt of the applicable information under Sections 6.01(a) or (b) or Section 6.02(a), the Administrative Agent shall give each applicable Revolving Credit Lender electronic or telephonic notice (confirmed in writing) of the Commitment Fee Rate in effect from such date.

“Committed Loan Notice” means a notice of (i) a Term Borrowing, (ii) a Revolving Credit Borrowing, (iii) a conversion of Loans from one Type to the other or (iv) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A-1 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Common Stock” means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Closing Date, and includes, without limitation, all series and classes of such common stock.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

 1 NTD: The Consolidated Total Net Leverage Ratio on the Closing Date.

2 NTD: 0.50x inside the Consolidated Total Net Leverage Ratio on the Closing Date.

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“Consolidated Capital Expenditures” means, for any period for the Consolidated Group, without duplication, all expenditures (whether paid in cash or other consideration) during such period that, in accordance with GAAP, are or should be included in additions to property, plant and equipment or similar items reflected in the consolidated statement of cash flows for such period, in each case on a consolidated basis determined in accordance with GAAP but excluding any amounts otherwise included consisting of such expenditures of any non-wholly-owned Subsidiary the accounts of which are consolidated with those of the Consolidated Group which are attributable to a minority interest; provided, that Consolidated Capital Expenditures shall not include, for purposes hereof, (i) expenditures in connection with any Permitted Acquisition or (ii) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or property.

“Consolidated EBITDA” means for any period for the Consolidated Group, on a Pro-Forma Basis:

(a)	total cash receipts in respect of Royalty Assets, minus

(b)	total consolidated cash operating payments (before interest payments and tax payments, and provided that to the extent otherwise included therein, cash operating payments do not include payments of purchase price in connection with Permitted Acquisitions of Royalty Assets, including in the form of fixed or variable installment payments, milestone payments, royalty or revenue sharing obligations or research and development payments), minus

(c)	any distributions paid to non-controlling interests, minus

(d)	to the extent not deducted pursuant to clause (b) of this definition, Employment Related Expenses, minus

(e)	cash payments in respect of refunds related to amounts described in clause (a) hereof (but not, for the avoidance of doubt, milestone payments or similar payments by the Borrower or its applicable Affiliate); plus

(f)	to the extent deducted pursuant to clause (b) or (d) of this definition, any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management, employee or director benefit plan or agreement or any stock subscription or shareholder agreement; plus

(g)	to the extent deducted pursuant to clause (b) of this definition, any losses related to non-operational hedging, including, without limitation, resulting from hedging transactions for interest rate or currency exchange risks associated with this Agreement or the 20[__] Senior Notes; plus

(h)	to the extent deducted pursuant to clause (b) of this definition, costs paid and expenses incurred in connection with litigation settlements; plus

(i)	to the extent deducted pursuant to clause (b) of this definition, unrealized mark-to-market losses on equity and securities investments; plus

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(j)	to the extent deducted pursuant to clause (b) of this definition, costs and expenses incurred pursuant to the Transactions; plus

(k)	to the extent deducted pursuant to clause (b) of this definition, restructuring charges or reserves, including any one-time costs incurred in connection with the Transactions, Permitted Acquisitions and other Investments and costs related to the consolidation and integration of facilities, information technologies infrastructure and legal entities, and severance and retention bonuses;

provided that (A) clauses (a) to (c) shall exclude any swap collateral payments received or made, and (B) to the extent that any payment in clause (a) was required to be paid in a particular quarter, but was actually paid in the next succeeding quarter prior to the Borrower delivering a compliance certificate for the prior period, such payment shall be deemed as having been received in the period in which it was required to be paid (but not also in the period actually received) for purposes of calculating Consolidated EBITDA for the relevant periods.

“Consolidated Excess Cash Flow” means, for any period for the Consolidated Group, an amount equal to:

(a)	Consolidated EBITDA for such period; minus

(b)	the aggregate amount (without duplication and in each case excluding any amount to the extent paid, directly or indirectly, with the proceeds of (A) any Involuntary Disposition or (B) (1) any issuance of Capital Stock, (2) incurrence or assumption of Funded Debt or (3) Disposition by any member of the Consolidated Group (and in the case of the foregoing clauses (A) and (B)(3), to the extent they were not included in the determination of Consolidated EBITDA for such period) (collectively, the “Excluded Sources”)) of:

(i)	Consolidated Capital Expenditures;

(ii)	amounts expended for Permitted Acquisitions;

(iii)	scheduled principal payments made on Consolidated Funded Debt other than the Term Loans (including for purposes hereof, mandatory commitment reductions, sinking fund payments, payments in respect of the principal components under capital leases and the like relating thereto) and optional prepayments of Consolidated Funded Debt other than the Term Loans;

(iv)	Consolidated Interest Expense actually paid in cash by one or more members of the Consolidated Group during such period;

(v)	to the extent not included in Consolidated Interest Expense for the applicable period, realized losses on foreign exchange Swap Contracts qualifying as cash flow hedges during such period;

(vi)	taxes actually paid in cash by one or more members of the Consolidated Group during such period;

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(vii)	all cash losses, charges and expenses added back in the computation of Consolidated EBITDA pursuant to clauses (f) through (k) in the definition thereof; and

(viii)	the aggregate amount of any premium, make-whole or penalty payments actually paid in cash in connection with any prepayment of Funded Debt;

in each case on a consolidated basis determined in accordance with GAAP but excluding (without duplication) in the case of clause (ii) above any amounts otherwise included consisting of expenses or indebtedness of any other non-wholly-owned Subsidiary the accounts of which are consolidated with those of the Consolidated Group which are attributable to a minority interest. Except as otherwise expressly provided, the applicable period shall be the fiscal quarter ending as of the date of determination.

“Consolidated Fixed Charge Coverage Ratio” means, as of the last day of each fiscal quarter determined on a Pro-Forma Basis, the ratio of (a) Consolidated EBITDA in each case for the period of four consecutive fiscal quarters ending as of such day to (b) Consolidated Fixed Charges on such date.

“Consolidated Fixed Charges” shall mean, for any period for the Consolidated Group, the sum (without duplication) of:

(a)	Consolidated Interest Expense for such period;

(b)	provision for cash income taxes made by the Borrower and its Restricted Subsidiaries on a consolidated basis in respect of such period;

(c)	scheduled payments made during such period on account of principal of Funded Debt of the Borrower and its Restricted Subsidiaries (including scheduled principal payments in respect of the Term Loans and scheduled reductions of the Revolving Credit Commitments to the extent accompanied by a permanent reduction in the Revolving Credit Commitments); and

(d)	the aggregate amount actually paid by the Borrower and its Restricted Subsidiaries during such period on account of Consolidated Capital Expenditures (excluding the principal amount of Funded Debt (other than any Loans) incurred in connection with such expenditures).

“Consolidated Funded Debt” means Funded Debt of the Consolidated Group determined on a consolidated basis in accordance with GAAP.

“Consolidated Group” means the Borrower and its Consolidated Subsidiaries, as determined in accordance with GAAP.

“Consolidated Interest Expense” means, for any period for the Consolidated Group, all interest expense paid in cash, plus any costs (other than transaction costs) of entering into Swap Contracts for the purpose of hedging interest rate risk, and any realized gains and losses on such Swap Contracts, in each case for such period on a consolidated basis determined in accordance with GAAP. Except as expressly provided otherwise, the applicable period shall be the four consecutive fiscal quarters ending as of the date of determination.

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“Consolidated Net Income” means, for any period for the Consolidated Group, the net income (or loss) of the Consolidated Group on a consolidated basis during such period taken as a single accounting period determined in conformity with GAAP; provided that Consolidated Net Income shall exclude, without duplication, (a) extraordinary gains and extraordinary non-cash losses for such period, (b) the net income of any Restricted Subsidiary that is not a Loan Party during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Restricted Subsidiary during such period, except that the Borrower’s equity in any net loss of any such Restricted Subsidiary for such period shall be included in determining Consolidated Net Income, (c) any income (or loss) for such period of any Person if such Person is not a Restricted Subsidiary, except that (x) the Borrower’s equity in the net income of any such Person for such period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Borrower or a Restricted Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Restricted Subsidiary, such Restricted Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b) of this proviso) and (y) any such loss for such period shall be included to the extent funded with cash contributed by the Borrower or a Restricted Subsidiary, (d) any cancellation of debt income arising from a repurchase of Term Loans by the Borrower pursuant to Section 10.06(h) or any other early extinguishment of Funded Debt, hedging agreements or other similar instruments, (e) any (i) write-off or amortization made in such period of deferred financing costs and premiums paid or other expenses incurred directly in connection with any early extinguishment of Funded Debt, or (ii) goodwill or other asset impairment charges, write-offs or write-downs, and (f) the effects of purchase accounting adjustments (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in component amounts required or permitted by GAAP resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes.

“Consolidated Senior Secured Net Leverage Ratio” means, as of the last day of each fiscal quarter determined on a Pro-Forma Basis, the ratio of (i) Consolidated Funded Debt on such day that is secured by a Lien net of Unrestricted Cash as of such date to (ii) Consolidated EBITDA, in each case for the period of four consecutive fiscal quarters ending as of such day.

“Consolidated Subsidiary” means with respect to any Person at any date any Restricted Subsidiary of such Person or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP.

“Consolidated Total Net Leverage Ratio” means, as of the last day of each fiscal quarter determined on a Pro-Forma Basis, the ratio of (i) Consolidated Funded Debt on such day net of Unrestricted Cash as of such date to (ii) Consolidated EBITDA, in each case for the period of four consecutive fiscal quarters ending as of such day.

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“Consummation Date” has the meaning specified in the definition of Qualifying Material Acquisition.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Controlled Accounts” has the meaning provided to such term in Section 6.11(b).

“Credit Agreement Refinanced Debt” has the meaning provided in the definition of the term “Credit Agreement Refinancing Indebtedness”.

“Credit Agreement Refinancing Indebtedness” means Funded Debt incurred solely by the Borrower in the form of one or more series or classes of Loans or Commitments under this Agreement, in each case, issued, incurred or otherwise obtained (including by means of the amendment, extension, refinancing, or renewal of existing indebtedness) in exchange for, or to refinance, in whole or part, existing Term Loans (and/or Term Commitments) and for Revolving Loans (and/or Revolving Credit Commitments), or any then-existing Credit Agreement Refinancing Indebtedness (“Credit Agreement Refinanced Debt”); provided that (i) such indebtedness may be secured by the Collateral on a pari passu basis with the Liens securing the other Obligations hereunder, but may not be secured by any property or assets other than the Collateral, (ii) such indebtedness is not guaranteed by any Person other than the Guarantors, (iii) such indebtedness is incurred solely to refinance, in whole or part, Credit Agreement Refinanced Debt, and the proceeds thereof shall be substantially contemporaneously applied to prepay such Credit Agreement Refinanced Debt, interest and any premium (if any) thereon, and fees and expenses incurred in connection with such indebtedness, and any Term Commitments and/or Revolving Credit Commitments so refinanced shall be concurrently terminated, (iv) such indebtedness (including, if such indebtedness includes any Revolving Credit Commitments, the unused amount of such Revolving Credit Commitments) is in an original aggregate principal amount not greater than the aggregate principal amount of the Credit Agreement Refinanced Debt (and, in the case of Credit Agreement Refinanced Debt consisting, in whole or in part, of unused Revolving Credit Commitments, the applicable amount thereof), plus accrued and unpaid interest, any premium, and fees and expenses reasonably incurred in connection therewith, (v) such indebtedness has a maturity no earlier, and a Weighted Average Life to Maturity no shorter, than the Credit Agreement Refinanced Debt; provided that the limitations in this clause (v) shall not apply to Credit Agreement Refinancing Indebtedness having an aggregate principal amount not exceeding the Inside Maturity Excluded Amount, (vi) the terms and conditions of such indebtedness (except as otherwise provided above and with respect to pricing, premiums, fees, rate floors and optional prepayment or redemption terms) are, in the aggregate, not materially more favorable to the lenders providing such Credit Agreement Refinancing Indebtedness than the terms and conditions applicable to the Credit Agreement Refinanced Debt, unless (x) such terms apply only after the Latest Maturity Date at the time such indebtedness is established or (y) this Agreement is amended so that such terms are also applicable for the benefit of the Lenders under any then-existing Facilities and (vii) such Credit Agreement Refinanced Debt shall be repaid, all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, and all commitments in respect thereof shall be terminated, on the date such indebtedness is incurred.

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“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day “i”) that is 5 U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website, and (b) the Floor. If by 5:00 pm (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any day “i”, the SOFR in respect of such day “i” has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then the SOFR for such day “i” will be the SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Debt Transaction” means, with respect to any member of the Consolidated Group, any borrowing, sale, issuance, placement, assumption or guaranty of Funded Debt, whether or not evidenced by a promissory note or other written evidence of indebtedness, except for Funded Debt permitted under Section 7.03 (except Credit Agreement Refinancing Indebtedness).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning assigned to such term in Section 2.03(b)(vi).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

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“Default Rate” means an interest rate equal to (A) the Base Rate plus (B) the Applicable Rate for Base Rate Loans under the applicable Term Facility plus (C) 2.00% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Term Loan plus 2.00% per annum.

“Defaulting Lender” means, subject to Section 2.13(b), any Lender that, as reasonably determined by the Administrative Agent, (i) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, within three Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more unwaived conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied (it being understood that, if it is ultimately determined that such condition was in fact satisfied, such Lender shall be a Defaulting Lender from the date of such failure), (ii) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder (unless such notification or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that an unwaived condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such notification or public statement) cannot be satisfied (it being understood that, if it is ultimately determined that such condition was in fact satisfied, such Lender shall be a Defaulting Lender from the date of such statement of intent)) or under other agreements in which it commits to extend credit, (iii) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations or (iv) has, or has a direct or indirect parent company that has, after the date of this Agreement, (A) become the subject of a proceeding under any Debtor Relief Law, (B) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (C) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (D) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgements or writs of attachment on its assets or permits such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Delaware Divided LLC” means a Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC limited liability company into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act or a comparable provision of any other requirement of law.

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“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any comprehensive, territorial Sanctions (currently, Crimea, Cuba, Iran, North Korea, and Syria).

“Discount Range” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any Property (other than Cash Equivalents) by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. For purposes of this Agreement, “Disposition” or “Dispose” shall not include (i) any payments in respect of Royalty Assets or transfers of royalties or revenues generated by Royalty Assets, (ii) any repayment at termination or early buyout with respect to Royalty Assets and (iii) any transaction or arrangement that creates a stream of cash payments arising from Royalty Assets of the Borrower or its applicable Affiliate.

“Disqualified Lender” means (i) any Person that has been identified in writing to the Arrangers as a Disqualified Lender on or prior to July 2, 2021, (ii) any other Persons who are competitors of the Borrower or any of its Subsidiaries that have been identified in writing to the Arrangers (or, after the Closing Date, to the Administrative Agent) as Disqualified Lenders from time to time and (iii) in each case of the foregoing clauses (i) and (ii) any of such Person’s Affiliates (other than bona-fide debt fund Affiliates of competitors identified pursuant to clause (ii)) that are either (x) identified in writing by the Borrower to the Administrative Agent from time to time or (y) clearly identifiable as an Affiliate on the basis of such Affiliate’s name.

“Distributions” means all distributions made in respect of the direct or indirect beneficial owners or beneficial interests of the Borrower.

“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interest into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a) mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Financing Obligations that are accrued and payable and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), in whole or in part, (c) provide for the mandatory scheduled payment of distributions or dividends in cash or (d) are or become convertible into or exchangeable for indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case prior to the date that is 91 days after the Latest Maturity Date in effect at the time of issuance of such Equity Interests; provided, however, that only the portion of Equity Interests which so mature or are mandatorily redeemable, are redeemable at the option of the holder thereof, provide for the mandatory scheduled prepayment of distributions or dividends, or which are or become convertible as described above after the Latest Maturity Date shall be deemed to be Disqualified Equity Interests; and provided further, however, that if such Equity Interests are issued pursuant to a plan for the benefit of the employees of the Borrower or its Restricted Subsidiaries, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

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“Dollars” and “$” means lawful money of the United States of America.

“Domestic Subsidiary” means with respect to any Person each Restricted Subsidiary of such Person that is organized under the laws of the United States or any political subdivision thereof, and “Domestic Subsidiaries” means any two or more of them.

“Dutch Auction” means an auction (an “Auction”) conducted by the Borrower (in such capacity, the “Auction Party”) in order to purchase Term Loans, in accordance with the following procedures (as may be modified as to times, dates and minimum amounts by the Borrower and the applicable Auction Agent acting reasonably in connection with a particular Auction transaction); provided that no Auction Party shall initiate any Auction unless (I) at least five Business Days have passed since the consummation of the most recent purchase of Term Loans pursuant to an Auction conducted hereunder; or (II) at least three Business Days have passed since the date of the last Failed Auction (or equivalent) which was withdrawn:

(a)	Notice Procedures. In connection with any Auction, the Auction Party will provide notification to the Auction Agent (for distribution to the relevant Lenders) of the Term Loans that will be the subject of the Auction (an “Auction Notice”). Each Auction Notice shall be in a form reasonably acceptable to the Auction Agent and shall (i) specify the maximum aggregate principal amount of the Term Loans subject to the Auction, in a minimum amount of $10,000,000 and whole increments of $1,000,000 in excess thereof (or, in any case, such lesser amount of such Term Loans then outstanding or which is otherwise reasonably acceptable to the Auction Agent and the Administrative Agent (if different from the Auction Agent)) (the “Auction Amount”), (ii) specify the discount to par (which may be a range (the “Discount Range”) of percentages of the par principal amount of the Term Loans subject to such Auction), that represents the range of purchase prices that the Auction Party would be willing to accept in the Auction, (iii) be extended, at the sole discretion of the Auction Party, to (x) each Lender and/or (y) each Lender with respect to any Term Loan on an individual Class basis and (iv) remain outstanding through the Auction Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of the Auction Notice and a form of the Return Bid to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. on the date specified in the Auction Notice (or such later date as the Auction Party may agree with the reasonable consent of the Auction Agent) (the “Auction Response Date”).

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(b)	Reply Procedures. In connection with any Auction, each Lender holding the relevant Term Loans subject to such Auction may, in its sole discretion, participate in such Auction and may provide the Auction Agent with a notice of participation (the “Return Bid”) which shall be in a form reasonably acceptable to the Auction Agent, and shall specify (i) a discount to par (that must be expressed as a price at which it is willing to sell all or any portion of such Term Loans) (the “Reply Price”), which (when expressed as a percentage of the par principal amount of such Term Loans) must be within the Discount Range and (ii) a principal amount of such Term Loans, which must be in whole increments of $1,000,000 (or, in any case, such lesser amount of such Term Loans of such Lender then outstanding or which is otherwise reasonably acceptable to the Auction Agent) (the “Reply Amount”). Lenders may only submit one Return Bid per Auction, but each Return Bid may contain up to three bids only one of which may result in a Qualifying Bid. In addition to the Return Bid, the participating Lender must execute and deliver, to be held in escrow by the Auction Agent, an Assignment and Assumption with the dollar amount of the Term Loans to be assigned to be left in blank, which amount shall be completed by the Auction Agent in accordance with the final determination of such Lender’s Qualifying Bid pursuant to clause (c) below. Any Lender whose Return Bid is not received by the Auction Agent by the Auction Response Date shall be deemed to have declined to participate in the relevant Auction with respect to all of its Term Loans.

(c)	Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Agent prior to the applicable Auction Response Date, the Auction Agent, in consultation with the Auction Party, will determine the applicable price (the “Applicable Price”) for the Auction, which will be the lowest Reply Price for which the Auction Party can complete the Auction at the Auction Amount; provided that, in the event that the Reply Amounts are insufficient to allow the Auction Party to complete a purchase of the entire Auction Amount (any such Auction, a “Failed Auction”), the Auction Party shall either, at its election, (i) withdraw the Auction or (ii) complete the Auction at an Applicable Price equal to the highest Reply Price. The Auction Party shall purchase the relevant Term Loans (or the respective portions thereof) from each Lender with a Reply Price that is equal to or lower than the Applicable Price (“Qualifying Bids”) at the Applicable Price; provided that if the aggregate proceeds required to purchase all Term Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, the Auction Party shall purchase such Term Loans at the Applicable Price ratably based on the principal amounts of such Qualifying Bids (subject to rounding requirements specified by the Auction Agent in its discretion). If a Lender has submitted a Return Bid containing multiple bids at different Reply Prices, only the bid with the lowest Reply Price that is equal to or less than the Applicable Price will be deemed to be the Qualifying Bid of such Lender (e.g., a Reply Price of $100 with a discount to par of 1%, when compared to an Applicable Price of $100 with a 2% discount to par, will not be deemed to be a Qualifying Bid, while, however, a Reply Price of $100 with a discount to par of 2.50% would be deemed to be a Qualifying Bid). The Auction Agent shall promptly, and in any case within five Business Days following the Auction Response Date with respect to an Auction, notify (I) the Borrower of the respective Lenders’ responses to such solicitation, the effective date of the purchase of Term Loans pursuant to such Auction, the Applicable Price, and the aggregate principal amount of the Term Loans and the tranches thereof to be purchased pursuant to such Auction, (II) each participating Lender of the effective date of the purchase of Term Loans pursuant to such Auction, the Applicable Price, and the aggregate principal amount and the tranches of Term Loans to be purchased at the Applicable Price on such date, (III) each participating Lender of the aggregate principal amount and the tranches of the Term Loans of such Lender to be purchased at the Applicable Price on such date and (IV) if applicable, each participating Lender of any rounding and/or proration pursuant to the second preceding sentence. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error.

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(d)	Additional Procedures.

(i)	Once initiated by an Auction Notice, the Auction Party may not withdraw an Auction other than a Failed Auction. Furthermore, in connection with any Auction, upon submission by a Lender of a Qualifying Bid, such Lender (each, a “Qualifying Lender”) will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Price.

(ii)	To the extent not expressly provided for herein, each purchase of Term Loans pursuant to an Auction shall be consummated pursuant to procedures consistent with the provisions in this definition, established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(iii)	In connection with any Auction, the Borrower and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Auction, the payment of customary fees and expenses by the Auction Party in connection therewith as agreed between the Auction Party and the Auction Agent.

(iv)	Notwithstanding anything in any Loan Document to the contrary, for purposes of this definition, each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be provided by 5:00 p.m. (or such later time as may be agreed by the Auction Agent); provided that any notice or communication actually received after such time shall be deemed to have been given as of the opening of business on the next Business Day.

(v)	The Borrower and the Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this definition by itself or through any Affiliate of the Auction Agent and expressly consent to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any purchase of Term Loans provided for in this definition as well as activities of the Auction Agent.

“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

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“Early Opt-in Election” means the occurrence of:

(a)	a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities in the U.S. syndicated loan market at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(b)	the joint election by the Administrative Agent and the Borrower to trigger a fallback from LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

“ECF Prepayment Amount” has the meaning specified in Section 2.03(b)(i).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Employment Related Expenses” means distributions made by the Borrower the proceeds of which are, directly or indirectly, paid to the Manager for the payment of management fees, employee compensation and reimbursement of expenses, in each case as provided in the Management Agreement.

“Equity Interests” means, with respect to any Person, all of the shares of Capital Stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of Capital Stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of Capital Stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination, in each case, however designated.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“Erroneous Payment” has the meaning assigned to it in Section 9.12(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 9.12(d).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 9.12(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 9.12(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 9.12(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Liabilities” has the meaning assigned to it in the definition of “Eurodollar Reserve Percentage”.

“Eurodollar Rate” means for any Interest Period, an interest rate per annum equal to the greater of:

(a)           (i) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate for Dollars as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars for a period equal in length to such Interest Period) (“LIBOR”), as published on the page of the Reuters Screen (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; or

(ii) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits with a term of one month commencing that day; and

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(b)           (i) in the case of any Term Loans, 0.50% per annum and (ii) in the case of any other Loans, 0.00%.

“Eurodollar Rate Loan” means at any date a Revolving Loan or a Term Loan that bears interest at a rate based on the Adjusted Eurodollar Rate.

“Eurodollar Reserve Percentage” means for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any other entity succeeding to the functions currently performed thereby) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Adjusted Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Account” means any demand deposit account, securities account, commodity account or other deposit account (and all cash, cash equivalents and other securities or instruments credited thereto or deposited therein) utilized solely to fund payroll, employee wages, benefits or Tax obligations of the Borrower and its Subsidiaries, any escrow, custody, fiduciary account or trust account, “zero balance” accounts, and other accounts with funds on deposit so long as the average maximum daily balance in any such other account over any thirty (30) day period, and the aggregate of all such averages, does not exceed $1,000,000.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

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“Excluded Property” means, and the Collateral shall not include, (a) any voting shares of Equity Interests having voting power in excess of 65% of the voting power of all classes of Equity Interests of an Affected Foreign Subsidiary or any Pass-Through Foreign Holdco of any grantor, (b) any personal property (including motor vehicles) in respect of which perfection of a Lien is not (i) governed by the UCC, (ii) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office or (iii) effected by “control” under the UCC (it being understood that, for the avoidance of doubt, no actions shall be required to be taken outside the United States to perfect Collateral that is non-U.S. intellectual property), (c) any margin stock and any Equity Interest and assets of Unrestricted Subsidiaries, Immaterial Subsidiaries, captive insurance companies, non-for-profit Subsidiaries, any special purpose entity established or maintained solely for use in securitization transactions otherwise permitted by the Loan Documents or any other Person that is not wholly-owned to the extent the granting of a security interest therein would violate the terms of such Person’s organizational documents or require the consent of a third party (other than a Loan Party), (d) assets (including Equity Interests of Persons other than the Borrower) to the extent the pledge thereof or grant of security interests therein (x) is prohibited or restricted by any applicable Law, rule or regulation or would require any consent, approval or authorization of any governmental or regulatory authority not obtained (without any requirement to obtain such consent, approval or authorization) after giving effect to the applicable anti-assignment provisions of the UCC (other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition) or (y) is prohibited by any contract or would require any consent, approval, license or other authorization of any third party (provided that such requirement existed on the Closing Date or at the time of the acquisition of such asset, as applicable, and was not incurred in contemplation thereof (other than in the case of capital leases and purchase money financings)) or governmental or regulatory authority not obtained (without any requirement to obtain such consent, approval, license or other authorization), other than to the extent such prohibition or restriction is ineffective under the UCC, (e) any United States “intent-to-use” trademark application to the extent that, and during the period in which, the grant of a security interest therein would impair the validity or enforceability of such “intent-to-use” trademark application under applicable Law, (f) any individual fee owned real property and all leasehold property, (g) commercial tort claims, (h) Excluded Accounts, (i) any asset with respect to which the Borrower has determined in good faith that the cost of obtaining or perfecting a security interest therein outweighs the practical benefit of a security interest to the relevant Secured Parties afforded thereby, (j) any assets located outside the United States or assets that require action under the laws of any jurisdiction other than the United States to create or perfect a security interest in such assets, including any intellectual property registered in any jurisdiction other than the United States (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any jurisdiction other than the United States) and (k) any assets of the General Partner other than the GP Collateral.

“Excluded Sources” has the meaning specified in the definition of “Consolidated Excess Cash Flow”.

“Excluded Subsidiary” means (a) any Unrestricted Subsidiary, (b) any not-for-profit Subsidiary, (c) any special purpose entity established or maintained solely for use in securitization transactions otherwise permitted by the Loan Documents, (d) Immaterial Subsidiaries, (e) any Pass-Through Foreign Subsidiary and any Foreign Subsidiary, (f) captive insurance companies, (g) any Person to the extent a Guaranty is prohibited or restricted by applicable Law (including financial assistance, fraudulent conveyance, preference, thin capitalization or other similar laws or regulations), whether on the Closing Date or thereafter or by contract existing on the Closing Date, or, if such Subsidiary is acquired after the Closing Date, by contract existing when such Subsidiary is acquired (only so long as such prohibition or restriction exists and only so long as such prohibition is not created in contemplation of such acquisition), including any requirement to obtain the consent of any Governmental Authority or third party unless such consent, approval, license or authorization has been received, (h) any Affected Foreign Subsidiary, or any direct or indirect Subsidiary of any Affected Foreign Subsidiary, (i) any Restricted Subsidiary that is not a wholly owned Subsidiary and that constitutes a bona fide joint venture with a third party that is not an Affiliate of the Borrower and (j) any Subsidiary for which the cost of providing a Guaranty is excessive in relation to the value afforded to the Lenders thereby (as reasonably determined by the Borrower).

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“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (i) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), imposed by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Lending Office is located, (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any jurisdiction in which the Borrower is located, (iii) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), (iii) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any United States federal withholding tax that is (A) required to be imposed on amounts payable to such Foreign Lender with respect to an applicable interest in a Loan or Commitment pursuant to Laws in force at the time such Foreign Lender acquires such interest in the Loan or Commitment (or designates a new Lending Office) or (B) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, immediately before the designation of a new Lending Office (or assignment), to receive amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01 and (v) any United States federal withholding Taxes imposed under FATCA.

“Facility” means the Term Facility, a Revolving Credit Facility, an Incremental Facility or a Refinancing Facility, as the context may require.

“Failed Auction” has the meaning specified in the definition of “Dutch Auction”.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means, collectively, the letter agreement entered into in July 2, 2021 among the Borrower, the Administrative Agent and the respective Arrangers.

“Finance Obligations” means, at any date, (i) all Senior Credit Obligations, (ii) all Swap Obligations of the Borrower then owing under any Secured Hedge Agreement to any Hedge Bank and (iii) all Cash Management Obligations then owing under any Secured Cash Management Agreement to a Cash Management Bank.

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“First-Tier Foreign Subsidiary” means any Foreign Subsidiary that is owned directly by a Loan Party.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to LIBOR.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is a resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means with respect to any Person, each Subsidiary of such Person that is not a Domestic Subsidiary, and “Foreign Subsidiaries” means any two or more of them.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any L/C Issuer, such Defaulting Lender’s Applicable Revolving Credit Percentage of the outstanding L/C Obligations in respect of Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)	all obligations for borrowed money, whether current or long-term (including the Senior Credit Obligations hereunder), and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)	all purchase money indebtedness (including indebtedness and obligations in respect of conditional sales and title retention arrangements, except for customary conditional sales and title retention arrangements with suppliers that are entered into in the ordinary course of business) and all indebtedness and obligations in respect of the deferred purchase price of property or services (other than trade accounts payable incurred in the ordinary course of business and payable on customary trade terms);

(c)	all direct obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements);

(d)	the attributable principal amount of capital leases and Synthetic Leases;

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(e)	all obligations of such Person in respect of Disqualified Equity Interests valued, in the case of a redeemable preferred interest that is a Disqualified Equity Interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid distributions or dividends;

(f)	Support Obligations in respect of Funded Debt of another Person; and

(g)	Funded Debt of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, (x) the amount of Funded Debt shall be determined (a) based on the outstanding principal amount in the case of borrowed money indebtedness under clause (a) and purchase money indebtedness and the deferred purchase obligations under clause (b), (b) based on the maximum amount available to be drawn in the case of letter of credit obligations and the other obligations under clause (c), and (c) based on the amount of Funded Debt that is the subject of the Support Obligations in the case of Support Obligations under clause (f) and (y) “Funded Debt” shall not include installment payments, milestone payments, or royalty or revenue sharing obligations incurred in connection with acquiring Royalty Assets pursuant to a Permitted Acquisition.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied, subject to the provisions of Section 1.03.

“General Partner” means HCRX Master GP, LLC.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central bank).

“GP Collateral” means 100% of the General Partner’s general partnership interests in the Borrower.

“Guarantors” means, collectively, the Borrower (except with respect to its own obligations), Holdings, the General Partner and each existing and future direct or indirect Subsidiary of the Borrower (other than any Excluded Subsidiary).

“Guaranty” means, collectively, any guaranty made by the Guarantors in favor of the Secured Parties, substantially in the form of Exhibit E, and any guaranty supplement delivered pursuant to Section 6.10.

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“Hedge Bank” means any Person that, at the time it enters into a Swap Contract with the Borrower, is or was a Lender, the Administrative Agent or an Arranger or an Affiliate of a Lender, the Administrative Agent or an Arranger, in its capacity as a party to such Swap Contract.

“Holdings” has the meaning specified in the introductory paragraph hereto.

“Immaterial Subsidiary” means any Restricted Subsidiary of the Borrower that the Borrower designates in writing to the Administrative Agent as an “Immaterial Subsidiary”; provided that, (I) as of the last day of the fiscal quarter most recently ended for which financial statements have been delivered pursuant to Section 6.01(a) or Section 6.01(b), neither (a) the total assets attributable to all such Subsidiaries is in excess of 5.0% of the total assets attributable to the Consolidated Group (as determined by the Borrower in good faith and in accordance with GAAP) as of such date nor (b) the Consolidated EBITDA attributable to all such Subsidiaries is in excess of 5.0% of the Consolidated EBITDA of the Consolidated Group as of such date and (II) no Immaterial Subsidiary shall, directly or indirectly, hold Equity Interests in any Restricted Subsidiary that is not an Immaterial Subsidiary; provided, further, that (i) as of the Closing Date, the Borrower has not designated any Subsidiary as an Immaterial Subsidiary and (ii) the Borrower may further designate and re-designate a Restricted Subsidiary as an Immaterial Subsidiary at any time, subject to the limitations and requirements set forth in this definition. If the consolidated total assets or Consolidated EBITDA attributable to all Subsidiaries so designated by the Borrower as “Immaterial Subsidiaries” shall at any time exceed the limits set forth in the preceding sentence, then starting with the largest Subsidiary (or in such other order as the Borrower may elect in its sole discretion), the Subsidiaries that are at such time designated as Immaterial Subsidiaries shall automatically be deemed to no longer be designated as Immaterial Subsidiaries until the threshold amounts in the preceding sentence are no longer exceeded (as reasonably determined by the Borrower), with any Immaterial Subsidiaries at such time that are below such threshold amounts still being designated as (and remaining as) Immaterial Subsidiaries.

“Increased Amount Date” has the meaning specified in Section 2.12(d).

“Incremental Available Amount” means

(a)	(i) the greater of $521,000,000 and 100% of Consolidated EBITDA for the period of four fiscal quarters of the Consolidated Group most recently ended less (ii) the aggregate principal amount of Funded Debt incurred pursuant to Section 2.12(a) and Section 7.03(c) in reliance of this clause (a), plus

(b)	(i) the amount of any voluntary prepayments or debt buybacks of Term Loans, loans under any Incremental Equivalent Debt and/or loans under other Funded Debt, in each case, secured on a pari passu basis with the Liens securing the Obligations hereunder (which, in the case of any such Funded Debt that constitutes revolving indebtedness, is accompanied by a permanent reduction in the relevant commitment), (ii) voluntary prepayments of Revolving Loans to the extent accompanied by a permanent reduction in the relevant commitment, and (iii) the amount paid in cash in respect of any reduction in the outstanding principal amount of any Term Loan resulting from any assignment of such Term Loan to the Borrower pursuant to Section 10.06(h) and/or the application of “yank-a-bank” provisions pursuant to Section 10.01, in each case, made prior to the Increased Amount Date (in the case of each of clauses (b)(i), (ii) and (iii), other than prepayments, repayments or commitment reductions financed with the proceeds of long-term indebtedness (other than revolving indebtedness (except where revolving indebtedness is used to replace revolving indebtedness))) less (iv) the aggregate principal amount of Funded Debt incurred pursuant to Section 2.12(a) and Section 7.03(c) in reliance on this clause (b), plus

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(c)	an unlimited amount so long as, after giving effect to the incurrence of such Incremental Equivalent Debt or such Incremental Facility (assuming all commitments under or in respect of Incremental Revolving Credit Commitments, Incremental Term Loans or Incremental Equivalent Debt are fully funded and without netting the cash proceeds thereof), (i) in the case of any Incremental Facility or Incremental Equivalent Debt that is secured on a pari passu or junior basis with the Liens securing the Financing Obligations hereunder, the pro forma Consolidated Senior Secured Net Leverage Ratio would not exceed 3.00:1.00 and (ii) in the case of any Incremental Facility or Incremental Equivalent Debt that is unsecured, the pro forma Consolidated Total Net Leverage Ratio would not exceed 4.50:1.00, provided, that to the extent the proceeds of any Incremental Term Loans or Incremental Equivalent Debt are intended to be applied to finance any acquisition or other Investment or irrevocable repayment or redemption of Funded Debt, pro forma compliance shall be tested in accordance with Section 1.03(d); and

provided, further that, at the election of the Borrower, (I) the Borrower shall be deemed to have used amounts under clause (c) (to the extent compliant therewith) prior to utilization of amounts under clause (a) or (b), (II) Loans may be incurred simultaneously under clauses (a), (b) and (c), and proceeds from any such incurrence may be utilized in a single transaction, at the election of the Borrower, by first calculating the incurrence under clause (c) above and then calculating the incurrence under clauses (a) and (b) above and (III) any Loans incurred in reliance on clause (a) and/or (b) may be reclassified, as the Borrower may elect from time to time, as incurred under clause (c) to the extent permitted thereunder at such time on a pro forma basis.

“Incremental Borrowing” means a borrowing of Incremental Revolving Loans or Incremental Term Loans, as the context requires.

“Incremental Commitments Amendment” has the meaning specified in Section 2.12(e).

“Incremental Commitments Effective Date” has the meaning specified in Section 2.12(g).

“Incremental Equivalent Debt” means any Funded Debt incurred or issued by the Borrower or by any Restricted Subsidiary of the Borrower in an aggregate amount not to exceed the Incremental Available Amount; provided that the following conditions are satisfied:

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(a)	such Funded Debt shall not have (A) a final maturity date that is before the Latest Maturity Date at the time of incurrence of such Incremental Equivalent Debt, or (B) a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of any then-existing Facility hereunder; provided that the foregoing limitations shall not apply to (x) customary bridge loans; provided that the terms of such bridge loans provide for automatic extension of the maturity date thereof to a date that is not earlier than the stated maturity date of the Latest Maturity Date at the time of incurrence of such Incremental Equivalent Debt and (y) Incremental Equivalent Debt having an aggregate principal amount not exceeding the Inside Maturity Excluded Amount;

(b)	such Funded Debt in the form of term loans may provide for the ability to participate (x) on a pro rata basis or non-pro rata basis in any voluntary prepayment of Term Loans made pursuant to Section 2.03(a) and (y) to the extent secured on a pari passu basis with the initial Term Loans, on a pro rata basis (but not on a greater than pro rata basis other than in the case of a prepayment with proceeds of Funded Debt refinancing such Incremental Equivalent Debt) in any mandatory prepayment of Term Loans required pursuant to Section 2.03(b) or less than a pro rata basis with any then-outstanding Term Facility;

(c)	if such Funded Debt is in the form of term “B” loans made prior to the date that is one year after the Closing Date, the MFN Provisions of Section 2.12(c)(iv) shall apply to such Funded Debt (as if, but only to the extent, including after giving effect to applicable exclusions and sunset provisions, such Funded Debt was an Incremental Term Loan of the type subject to the provisions of Section 2.12(c)(iv), mutatis mutandis);

(d)	if such Funded Debt is secured by assets that constitute Collateral, the holders of such Funded Debt (or a representative therefor) shall be party to an Acceptable Intercreditor Agreement;

(e)	the other terms of such Funded Debt (excluding, for the avoidance of doubt, interest rate (including through fixed interest rates), interest margins, rate floors, fees, funding discounts, original issue discounts and optional prepayments or optional redemption premiums and terms) (when taken as a whole) are (x) not materially more favorable to the lenders or other investors providing such Funded Debt than those applicable to this Agreement as determined by the Borrower in good faith (other than covenants or other provisions applicable only to periods after the Latest Maturity Date), unless the Agreement is amended substantially concurrently with the incurrence of such Funded Debt to reflect such terms or (y) on then-current market terms (as determined by the Borrower in good faith);

(f)	no Event of Default shall exist before or immediately after giving effect to the incurrence of such Incremental Equivalent Debt (except in connection with any acquisition or other Investment or irrevocable repayment or redemption of Funded Debt, where no such Event of Default shall exist at the time as elected by the Borrower pursuant to Section 1.03(d)); and

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(g)	(A) if such Incremental Equivalent Debt (i) is incurred by any Restricted Subsidiary that is not a Loan Party, such Incremental Equivalent Debt shall not be guaranteed by any Person that is a Loan Party and (ii) is incurred by the Borrower or any Guarantor, such Incremental Equivalent Debt shall not be guaranteed by any Person that is not a Guarantor and shall not have any obligors other than the Borrower or the Guarantors and (B) if such Incremental Equivalent Debt is secured by any or all of the Collateral, such Incremental Equivalent Debt shall not be secured by any assets that do not constitute Collateral.

“Incremental Facility” means, at any time, as the context may require, the aggregate amount of the Incremental Revolving Loan Lenders’ Incremental Revolving Credit Commitments and/or the Incremental Term Loan Lenders’ Incremental Term Loan Commitments of a given Class at such time and, in each case, but without duplication, the Credit Extensions made thereunder.

“Incremental Lender” has the meaning set forth in Section 2.12(d).

“Incremental Revolving Credit Commitments” has the meaning specified in Section 2.12(a)

“Incremental Revolving Increase” has the meaning specified in Section 2.12(c)(v)

“Incremental Revolving Loan Lender” has the meaning specified in Section 2.12(d).

“Incremental Revolving Loans” has the meaning specified in Section 2.12(a)

“Incremental Term-B Facility” has the meaning specified in Section 2.12(c)(iv).

“Incremental Term Commitment” has the meaning specified in Section 2.12(a).

“Incremental Term Loan Lender” has the meaning specified in Section 2.12(d).

“Incremental Term Loans” has the meaning specified in Section 2.12(a).

“Incremental Term Loan Tranche” has the meaning specified in Section 2.12(d).

“Indemnified Taxes” means Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Information Memorandum” means the information memorandum dated January 2020 used by the Arrangers in connection with the syndication of the Term Commitments.

“Initial Term B-1 Maturity Date” has the meaning specified in the definition of “Maturity Date”.

“Inside Maturity Excluded Amount” means the greater of (x) $260,500,000 and (y) 50% of Consolidated EBITDA for the period of four fiscal quarters of the Consolidated Group most recently ended minus the aggregate outstanding principal amount of all Incremental Loans, Incremental Equivalent Debt, Credit Agreement Refinancing Debt, Refinanced Debt and Funded Debt incurred pursuant to Sections 7.03(e) and (f), in each case, incurred in reliance on the Inside Maturity Excluded Amount.

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“Interest Payment Date” means (i) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was borrowed; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (ii) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was borrowed.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, three or six months thereafter (in each case, subject to availability), as selected by the Borrower in its Committed Loan Notice or such other period that is twelve months or less requested by the Borrower and consented to by all the Appropriate Lenders; provided that:

(a)	any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)	any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)	no Interest Period in respect of Term Loans may be selected which extends beyond a principal amortization payment date specified in Section 2.05 for Term Loans of the applicable Term Facility unless, after giving effect to the selection of such Interest Period, the aggregate principal amount of Term Loans of the applicable Term Facility which are comprised of Base Rate Loans together with such Term Loans comprised of Eurodollar Rate Loans with Interest Periods expiring on or prior to such date are at least equal to the aggregate principal amount of Term Loans of the applicable Term Facility due on such date;

(d)	no Interest Period in excess of one month may be selected at any time when a Default or an Event of Default is then in existence; and

(e)	no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was borrowed.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (i) the purchase or other acquisition of Equity Interests of another Person, (ii) a loan, advance or capital contribution to, guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor undertakes any Support Obligation with respect to indebtedness of such other Person, or (iii) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

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“Involuntary Disposition” means the receipt by any member of the Consolidated Group of any cash insurance proceeds or condemnation awards payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of its Property.

“IRS” means the U.S. Internal Revenue Service (or any successor agency).

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application and any other document, agreement or instrument entered into by the applicable L/C Issuer and the Borrower (or any Restricted Subsidiary) or in favor of such L/C Issuer relating to such Letter of Credit.

“Judgment Currency” has the meaning specified in Section 10.22.

“Junior Debt” means any Funded Debt (excluding any intercompany indebtedness) that is (i) unsecured, (ii) secured by a Lien on the Collateral that is subordinated to the Lien on the Collateral securing the Finance Obligations or (iii) expressly subordinated in right of payment to the Finance Obligations.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means with respect to Letters of Credit issued hereunder on or after the Closing Date, (i) Citibank, N.A., (ii) any other Revolving Credit Lender that may become and agrees to become an L/C Issuer pursuant to Section 2.15(l), (iii) any successor issuer of Letters of Credit hereunder or (iv) collectively, all of the foregoing, in each case, in their respective capacities as an issuer thereof. It is understood and agreed that each L/C Issuer’s and its respective Affiliates’ share of the Letter of Credit Sublimit shall not exceed the amount set forth opposite such L/C Issuer’s name on Schedule 2.15 (as such Schedule may be amended with the consent of each affected L/C Issuer and the Borrower) under the caption “Letter of Credit Commitment.”

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“L/C Obligations” means, as at any date of determination, (i) the aggregate amount available to be drawn under all outstanding Letters of Credit plus (ii) the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Refinancing Term Loan, any Refinancing Term Commitment, any Incremental Term Loans, any Incremental Revolving Credit Commitments or any Other Revolving Credit Commitments, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Legacy Partnership” means, collectively, HealthCare Royalty Partners III, L.P., HealthCare Royalty Partners IV, L.P., HCRP Overflow Fund, L.P., HCR Stafford Fund, L.P., HCR Molag Fund, L.P., HCR H.O.P. Fund, L.P, HCR Potomac Fund, L.P., HCR Canary Fund, L.P., PPCF Harris Feeder, L.P., HealthCare Royalty Partners III-A, L.P., and HealthCare Royalty Partners IV-A, L.P.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means with respect to any Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an Affiliate of such Lender) designated for such Type of Loan in such Lender’s Administrative Questionnaire or in any applicable Assignment and Assumption pursuant to which such Lender became a Lender hereunder or such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

“Letter of Credit” means any standby letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect for the applicable Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.15(h).

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“Letter of Credit Sublimit” means an amount equal to $15,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facilities.

“LIBOR” has the meaning specified in the definition of Eurodollar Rate.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever in the nature of a security interest (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower hereunder in the form of a Term Loan or Revolving Loan.

“Loan Documents” means, collectively, this Agreement, any Incremental Commitments Amendment, any Refinancing Amendment, each Note, the Guaranty, the Collateral Documents and the Fee Letters.

“Loan Party” means each of the Borrower, Holdings, the General Partner, as pledgor under the Pledge Agreement and each other Guarantor, and “Loan Parties” means any combination of the foregoing.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Market Capitalization” means an amount equal to (a) the total number of issued and outstanding shares of Ultimate Parent’s Common Stock that are issued and outstanding on the date of the relevant Distribution and listed on The New York Stock Exchange (or, if the primary listing of such Common Stock is on another exchange, on such other exchange) multiplied by (b) the arithmetic mean of the closing price per share of such Common Stock as reported by The New York Stock Exchange (or, if the primary listing of such Common Stock is on another exchange, on such other exchange) for each of the 30 consecutive trading days immediately preceding the date of such Distribution.

“Manager” means HCRX Management, LLC, a Delaware limited liability company, in its capacity as manager of the Borrower, and its successors and assigns in such capacity.

“Management Agreement” means that certain Management Agreement, effective as of the Closing Date, among Healthcare Royalty Holdings, L.P., a Delaware limited partnership, Holdings, the Borrower and the Manager.

“Market Intercreditor Agreement” means an intercreditor or subordination agreement or arrangement (which may take the form of a “waterfall” or similar provision) the terms of which are either (a) consistent with market terms governing intercreditor arrangements for the sharing or subordination of liens or arrangements relating to the distribution of payments, as applicable, at the time the applicable agreement or arrangement is proposed to be established in light of the type of Funded Debt subject thereto or (b) in the event a “Market Intercreditor Agreement” has been entered into after the Closing Date meeting the requirement of preceding clause (a), the terms of which are, taken as a whole, not materially less favorable to the Lenders than the terms of such Market Intercreditor Agreement to the extent such agreement governs similar priorities, in each case of clause (a) or (b) as determined by the Borrower and the Administrative Agent in good faith.

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“Material Adverse Effect” means (i) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent) or financial condition of the Borrower and its Restricted Subsidiaries taken as a whole; (ii) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (iii) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means (i) with respect to the Original Revolving Credit Commitments and any subsequent additions thereto, [ ● ], 2026 (the “Initial Revolving Maturity Date”),(ii) with respect to the Term B-1 Term Facility, [ ● ], 2028 (the “Initial Term B-1 Maturity Date”), (iii) with respect to any Refinancing Term Loans or Other Revolving Credit Commitments, the final maturity date applicable thereto as specified in the applicable Refinancing Amendment and (iv) with respect to any Incremental Term Loans or Incremental Revolving Loans, the final maturity date applicable thereto as specified in the applicable Incremental Commitment Amendment; provided, in each case, that if such date is not a Business Day, then the applicable Maturity Date shall be the next preceding Business Day.

“MFN Provision” has the meaning specified in Section 2.12(c)(iv).

“Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation, and its successors or, absent any such successor, such nationally recognized statistical rating organization as the Borrower and the Administrative Agent may select.

“Net Cash Proceeds” means the aggregate proceeds paid in cash or Cash Equivalents received by any member of the Consolidated Group in connection with any Disposition or Debt Transaction, net of (i) direct costs (including legal, accounting and investment banking fees, sales commissions and underwriting discounts) and (ii) estimated taxes paid or payable as a result thereof (including Tax Distributions). For purposes hereof, “Net Cash Proceeds” includes any cash or Cash Equivalents received upon the disposition of any non-cash consideration received by any member of the Consolidated Group in any Disposition or Debt Transaction and the Borrower’s share of such net proceeds distributed by any other non-wholly owned Restricted Subsidiary to the Borrower in connection with any permitted Disposition by any non-wholly-owned Restricted Subsidiary and excludes any such net proceeds distributed by any non-wholly-owned Restricted Subsidiary to owners of a minority interest in connection with any permitted Disposition by any non-wholly-owned Restricted Subsidiary.

“Non-Consenting Lender” has the meaning specified in the final paragraph of Section 10.01.

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“Non-Core Royalty Assets” means (i) assets of the type described in clause (i) of the definition of “Royalty Assets” solely to the extent related to medical or health care (excluding pharmaceutical or biopharmaceutical) products, processes, devices, or enabling or delivery technologies that are protected by patents, governmental or other regulations or otherwise by contract, (ii) the securities of entities that primarily hold, directly or indirectly, interests of the type described in the preceding clause (i) including, without limitation, securities convertible into the foregoing, and any securities investments or contracts that may provide a hedge for such investments and (iii) common equity or equivalent interests of entities that hold, directly or indirectly, Royalty Assets solely to the extent that the Borrower and/or its applicable Affiliates do not hold a controlling interest in the issuer of such common equity or equivalent interests after giving effect to the acquisition of such common equity or equivalent interests by the Borrower or its applicable Affiliate (such common equity interests, “Minority Common Equity Interests”); provided that, Minority Common Equity Interests shall not include, to the extent otherwise covered by clause (iii) above, (x) investments in Royalty Assets in the form of preferred stock, joint venture interests, partnership interests, limited liability company interests or similar interests that are structured to result in one or more cash payments to the Borrower or its applicable Affiliate based upon sales of or revenues generated by products, the occurrence of certain events or the achievement of certain milestones and (y) the preferred stock held in Suneva Medical, Inc. identified and listed in the Quarterly Financial Statements.

“Non-Extension Notice Date” has the meaning specified in Section 2.15(b)(iii).

“Non-Loan Party Cap” means the greater of (x) $260,500,000 and (y) 50% of Consolidated EBITDA for the period of four fiscal quarters of the Consolidated Group most recently ended, minus the aggregate amount of Investments then-outstanding (measured in accordance with the definition of “Investment”) (x) and which were made in reliance on the Non-Loan Party Cap under Section 7.02(c), Section 7.02(f)(y), Section 7.02(j) and (y) in Non-Core Royalty Assets made pursuant to Section 7.02.

“Note” means a promissory note made by the Borrower (x) in favor of a Term Lender evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit B-1 or (y) in favor of a Revolving Credit Lender evidencing Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form of Exhibit B-2.

“Organization Documents” means: (i) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-United States jurisdiction); (ii) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Revolving Credit Commitment” means, as to each Revolving Credit Lender, its commitment in effect as of the Closing Date to make Original Revolving Loans to the Borrower pursuant to Section 2.01(b) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Original Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. As of the Closing Date, the aggregate amount of the Original Revolving Credit Commitments of all Revolving Credit Lenders is $550,000,000.

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“Original Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Original Revolving Credit Commitments at such time and the Credit Extensions made thereunder.

“Original Revolving Credit Lender” means, at any time, any Lender that has an Original Revolving Credit Commitment at such time or that has Original Revolving Loans outstanding at such time.

“Original Revolving Loan” means the Revolving Loans made by the Revolving Credit Lenders to the Borrower under the Original Revolving Credit Commitments pursuant to Section 2.01(b).

“Other Revolving Credit Commitments” means one or more Classes of revolving commitments hereunder that result from a Refinancing Amendment.

“Other Revolving Loans” means one or more Classes of revolving credit loans made pursuant to Other Revolving Credit Commitments that result from a Refinancing Amendment.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing, or similar Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document. “Outstanding Amount” means (a) with respect to Term Loans and Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans and Revolving Loans, as the case may be, occurring on such date and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 10.06(d).

“Pass-Through Foreign Holdco” means any direct or indirect Domestic Subsidiary that has no material assets other than the Equity Interests and, if applicable, indebtedness of one or more Foreign Subsidiaries.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into Law on October 26, 2001)).

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“Payment in Full” shall mean (a) the termination of all Commitments, (b) the cancellation or expiration of each Letter of Credit (except to the extent cash collateralized or backstopped, in each case, in a manner agreed to by the Borrower and the applicable L/C Issuer or as to which other arrangements reasonably satisfactory to the applicable L/C Issuer shall have been made) and (c) the payment in full in cash of all Loans and other amounts owing to any Lender, any Agent, or the Arrangers in respect of the Financing Obligations (other than (i) contingent or indemnification obligations not then due and (ii) obligations in respect of Secured Hedge Agreements and Secured Cash Management Agreements).

“Payment Recipient” has the meaning assigned to it in Section 9.12(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Acquisition” means any Acquisition by the Borrower or any Restricted Subsidiary that satisfies the following conditions: (i) the Acquisition will be limited to purchase or acquisition of Royalty Assets, (ii) in the case of an Acquisition of Capital Stock constituting a controlling interest in an entity, the board of directors (or other comparable governing body) of such other Person shall have approved the Acquisition and (iii) subject to Section 1.03(d), (A) no Event of Default shall exist and be continuing immediately before or immediately after giving effect thereto, and (B) after giving effect to such Acquisition on a Pro-Forma Basis, the Borrower shall be in compliance with Section 7.10 as of the last day of the most recent fiscal quarter of the Borrower ending on or prior to the date of such Acquisition, and for the period of four consecutive fiscal quarters ending on such day; provided that the aggregate amount of acquisitions made by the Borrower and its Restricted Subsidiaries in Persons that do not become Loan Parties as a result of any such acquisition and all other Permitted Acquisitions closed on or after the Closing Date shall not exceed the Non-Loan Party Cap. For the avoidance of doubt, the acquisition of Royalty Assets in the form of installment payments financing (including by agreement to pay research and development expenses) shall (if otherwise satisfying the conditions specified in this definition) constitute a Permitted Acquisition (each such acquisition an “Installment Acquisition”) and the consideration in respect of Installment Acquisitions shall not constitute operating payments for purposes of calculating Consolidated EBITDA.

“Permitted Holder” means (1) the General Partner, (2) the Ultimate Parent and (3) HCRX Feeder Fund, L.P., a Delaware limited partnership.

“Permitted Liens” means those Liens permitted by Section 7.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” has the meaning specified in Section 6.02.

“Pledge Agreement” means, as the context requires, (a) the Pledge Agreement, substantially in the form of Exhibit H hereto, dated as of the date hereof between the General Partner and the Collateral Agent, with respect to the GP Collateral, as the same may be amended, modified or supplemented from time to time and/or (b) any additional pledge agreement entered into by the General Partner after the Closing Date, with respect to the GP Collateral; provided that the terms of any such pledge agreement in this clause (b) shall be reasonably satisfactory to the Administrative Agent (it being understood and agreed that the terms thereof shall be deemed to be reasonably satisfactory to the Administrative Agent so long as such terms are substantially similar to the terms of the Pledge Agreement referred to in the preceding clause (a) and, taken as a whole, are not materially less favorable to the Lenders than the terms of the Pledge Agreement referred to in the preceding clause (a), as determined by the Borrower and the Administrative Agent in good faith).

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“Pre-Commitment Information” means, taken as an entirety, (i) information with respect to the Borrower and its Subsidiaries contained in the Information Memorandum and (ii) any other written information in respect of the Borrower, any Subsidiary of the Borrower or the Reorganization authorized by the Borrower to be provided to any Agent or Lender by or on behalf of the Borrower prior to the Closing Date.

“Prepayment Notice” means a notice of the prepayment of Revolving Loans or Term Loans pursuant to Section 2.03(c), which shall be substantially in the form of Exhibit A-2.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

“Pro-Forma Basis” means, with respect to any transaction, for purposes of determining compliance with the financial covenants hereunder and for determining whether an Acquisition is a Permitted Acquisition, that such transaction shall be deemed to have occurred as of the first day of the period of four consecutive fiscal quarters ending as of the end of the most recent fiscal quarter for which annual or quarterly financial statements shall have been delivered in accordance with the provisions hereof. Further, for purposes of making calculations on a “Pro-Forma Basis” hereunder, (a) in the case of any Disposition, (i) payments and distributions of the type described in clause (a) of the definition of Consolidated EBITDA, operating expenses of the type described in clause (b) of the definition of Consolidated EBITDA(in each case determined on a cash basis and whether positive or negative), attributable to the property, entities or business units that are the subject of such Disposition shall be excluded to the extent relating to any period prior to the date thereof and (ii) indebtedness paid or retired in connection with such Disposition shall be deemed to have been paid and retired as of the first day of the applicable period; and (b) in the case of any Acquisition, (i) payments and distributions of the type described in clause (a) of the definition of Consolidated EBITDA, operating expenses of the type described in clause (b) of the definition of Consolidated EBITDA(in each case determined on a cash basis and whether positive or negative), attributable to the property, entities or business units that are the subject thereof shall be included for purposes of making calculations on a Pro-Forma Basis to the extent relating to any period prior to the date thereof and (ii) indebtedness incurred in connection with any Acquisition shall be deemed to have been incurred as of the first day of the applicable period (and interest expense shall be imputed for the applicable period assuming prevailing interest rates hereunder).

“Property” means an interest of any kind in any property or asset, whether real, personal or mixed, and whether tangible or intangible.

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“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“QMA Notice” has the meaning set forth in the definition of “Qualifying Material Acquisition”.

“QMA Notice Date” means, with respect to any QMA Notice, the date on which such QMA Notice is delivered to the Administrative Agent.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualifying IPO” means any transaction or series of related transactions that results in any of the common Capital Stock of the Borrower (or any direct or indirect parent company of the Borrower) being publicly traded on any U.S. national securities exchange or any analogous exchange or any recognized securities exchange in Canada, the United Kingdom, Hong Kong or any country in the European Union.

“Qualifying Lender” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Qualifying Material Acquisition” means any Permitted Acquisition, or the last to occur of a series of up to three consecutive or non-consecutive Permitted Acquisitions consummated within a period of six consecutive months, if the aggregate amount of consideration paid by the Borrower or the applicable Subsidiary for such Permitted Acquisition (or if applicable, Permitted Acquisitions) is in the aggregate at least $500,000,000 and the Borrower has designated such transaction as a “Qualifying Material Acquisition” by written notice (a “QMA Notice”) to the Administrative Agent; provided that such QMA Notice shall be irrevocable and the applicable QMA Notice Date must occur on or prior to the date that is 90 days after the consummation of such Permitted Acquisition (or, if applicable, second or third Permitted Acquisition) (such date of consummation, the “Consummation Date”).

“Quarterly Financial Statements” means the unaudited combined statement of assets, liabilities and partners’ capital of the Legacy Partnership for the fiscal quarter ended March 31, 2021, and the related consolidated statements of operations, changes in partners’ equity and cash flows for such fiscal quarter.

“Reference Rate” means (i) with respect to the calculation of the All-In Yield in the case of Term Loans of an applicable Class that includes a Eurodollar Rate floor, an interest rate per annum equal to the rate per annum equal to LIBOR, as published by Reuters (or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, on such day for Dollar deposits with a term of three months, or if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on such day with a term of three months would be offered by the Administrative Agent’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m., London time, on such date and (ii) with respect to the calculation of the All-In Yield in the case of Term Loans of an applicable Class that includes a Base Rate floor, the interest rate per annum equal to the highest of (A) the Federal Funds Rate plus 1/2 of 1%, (B) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate” and (C) the Eurodollar Rate on such day for an Interest Period of one month plus 1.00% (or, if such day is not a Business Day, the immediately preceding Business Day).

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“Refinance,” “Refinancing” and “Refinanced” shall have the meanings provided in the definition of the term “Refinancing Debt.”

“Refinanced Debt” has the meaning provided in the definition of the term “Refinancing Debt”.

“Refinancing Debt” means, with respect to any Funded Debt (the “Refinanced Debt”), any Funded Debt issued, incurred or otherwise obtained in exchange for or as a replacement of (including by entering into alternative financing arrangements in respect of such exchange or replacement (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such Funded Debt has been terminated and including, in each case, by entering into any credit agreement, loan agreement, note purchase agreement, indenture or other agreement), or the net proceeds of which are to be used for the purpose of modifying, extending, refinancing, renewing, replacing, redeeming, repurchasing, defeasing, amending, supplementing, restructuring, repaying or refunding (collectively to “Refinance” or a “Refinancing” or “Refinanced”), such Refinanced Debt (or previous refinancing thereof constituting Refinancing Debt); provided that:

(a)	the original principal amount of any such Refinancing Debt does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Debt outstanding immediately prior to such Refinancing except by an amount equal to the unpaid accrued interest and premium (including any tender premiums) and penalties (if any) thereon plus other amounts paid and fees and expenses incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder;

(b)	such Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums, if any, in connection therewith shall be paid, on the date such Refinancing Debt is issued, incurred or obtained and, if such Refinancing Debt consists, in whole or in part, of revolving commitments or revolving loans, such revolving commitments shall be terminated, and all accrued fees in connection therewith shall be paid, on the date such Refinancing Debt is issued, incurred or obtained;

(c)	subject to the Inside Maturity Excluded Amount, (A) in the case of term Refinancing Debt, shall have a final maturity date equal to or later than the final maturity date of, and shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Refinanced Debt (without giving effect to any amortization or prepayments thereof prior to the time of such Refinancing) as of the date of determination, and (B) in the case of revolving Refinancing Debt, does not mature (or require commitment reductions or amortization) prior to the final stated maturity date of the Refinanced Debt other than in connection with a voluntary reduction of commitments or availability thereunder prior to the maturity thereof;

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(d)	such Refinancing Debt may provide for the ability to participate (x) on a pro rata basis or non-pro rata basis in any voluntary prepayment of Term Loans made pursuant to Section 2.03(a) and (y) to the extent secured on a pari passu basis with the initial Term Loans, on a pro rata basis (but not on a greater than pro rata basis other than in the case of a prepayment with proceeds of Funded Debt refinancing the Refinanced Debt) in any mandatory prepayment of Term Loans required pursuant to Section 2.03(b) or less than a pro rata basis with any then-outstanding Term Facility;

(e)	the other terms of all such Refinancing Debt (excluding, for the avoidance of doubt, interest rates (including through fixed interest rates), interest margins, rate floors, fees, funding discounts, original issue discounts and optional prepayment or optional redemption premiums and terms) (when taken as a whole) are (x) not materially more favorable to the lenders or other investors providing such Funded Debt than those applicable to the Refinanced Debt (when taken as a whole, as determined by the Borrower in good faith) or (y) on then-current market terms (as determined by the Borrower in good faith);

(f)	no Event of Default shall exist immediately prior to or after giving effect to the incurrence or issuance of such Refinancing Debt (except in connection with any acquisition or other Investment or irrevocable repayment or redemption of Funded Debt, where no such Event of Default shall exist at the time as elected by the Borrower pursuant to Section 1.03(d)); and

(g)	if such Refinanced Debt (i) is subordinated in right of payment to the Finance Obligations, such Refinancing Debt shall also be subordinated in right of payment to the Finance Obligations on terms in the aggregate not materially less favorable to the Lenders as those contained in the documentation governing the Refinanced Debt (as determined by the Borrower in good faith), (ii) is unsecured, such Refinancing Debt shall also be unsecured, (iii) is secured on a junior basis to the Finance Obligations, such Refinancing Debt shall be secured on a junior basis to the Finance Obligations or unsecured and (iv) is secured, the terms and conditions relating to collateral of any such Refinancing Debt, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions with respect to the collateral for the Refinanced Debt, taken as a whole, (as determined by the Borrower in good faith) and the Liens on any Collateral securing any such Refinancing Debt shall have the same (or lesser) priority relative to the Liens on the Collateral securing the Finance Obligations and, if secured by the Collateral, the holders of such Refinancing Debt or a representative thereof shall be or become a party to a Market Intercreditor Agreement;

provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Funded Debt (or such shorter period as may be agreed by the Administrative Agent in its discretion), together with a reasonably detailed description of the material terms and conditions of such Funded Debt or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement in this definition shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

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Refinancing Debt may be incurred in the form of a bridge or other interim credit facility intended to be Refinanced with long-term indebtedness (and such bridge or other interim credit facility shall be deemed to satisfy clause (iii) of this definition) if (x) such credit facility includes customary “rollover” provisions and (y) assuming such credit facility were to be extended pursuant to such “rollover” provisions, such extended credit facility would comply with clause (iii) above, provided that, on or prior to the first anniversary of the incurrence of such “bridge” or other credit facility, clause (v) of this definition shall not prohibit the inclusion of customary terms for “bridge” facilities, including customary mandatory prepayment, repurchase or redemption provisions.

“Refinancing Amendment” means an amendment, supplement or joinder to this Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and the Lenders providing Refinancing Term Commitments, Refinancing Term Loans, Other Revolving Credit Commitments or Other Revolving Loans, in each case, in accordance with Section 2.14.

“Refinancing Facility” means, at any time, as the context may require, the aggregate amount of Refinancing Term Commitments and/or Other Revolving Credit Commitments of a given Refinancing Series at such time and, in each case, but without duplication, the Credit Extensions made thereunder.

“Refinancing Series” means all Refinancing Term Loans, Refinancing Term Commitments, Other Revolving Credit Commitments or Other Revolving Loans that are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Refinancing Term Loans, Refinancing Term Commitments, Other Revolving Credit Commitments or Other Revolving Loans provided for therein are intended to be a part of any previously established Refinancing Series) and that provide for the same All-In Yield and, in the case of Refinancing Term Loans or Refinancing Term Commitments, amortization schedule.

“Refinancing Term Commitments” means one or more Classes of Term Commitments that are established to fund Refinancing Term Loans hereunder pursuant to a Refinancing Amendment.

“Refinancing Term Loan Borrowing” means a borrowing consisting of one or more simultaneous Refinancing Term Loans of the same Type under a Refinancing Facility and, in the case of Eurodollar Rate Loans, having the same Interest Period made pursuant to Section 2.14.

“Refinancing Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment.

“Register” has the meaning specified in Section 10.06(c).

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“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as amended, or any successor regulation.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Reply Amount” has the meaning specified in the definition of “Dutch Auction”.

“Reply Price” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Repricing Transaction” means any refinancing, refunding, replacement or repricing, in whole or in part, of any of the Term Loans, directly or indirectly, (x) from, or in anticipation of the receipt of, the proceeds of any broadly syndicated term loans secured by a Lien on the Collateral that is pari passu basis with the Lien securing the initial Term Loans (whether issued in one transaction or a series of related transactions, and including, without limitation, any Incremental Term Loans or Credit Agreement Refinancing Debt, in each case in the form of broadly syndicated term loans secured by a Lien on the Collateral that is pari passu with the Lien securing the initial Term Loans), or (y) pursuant to any amendment (other than any amendment to a financial covenant herein or in the component definitions thereof that may result in a repricing) to this Agreement, in any case and for any series of related transactions determined across all such transactions, having or resulting in an effective interest rate or weighted average yield (to be determined by the Administrative Agent, after giving effect to margins, upfront or similar fees or original issue discount shared with all lenders or holders thereof, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders thereof generally and in their capacity as lenders or holders) as of the date of such refinancing, refunding, replacement or repricing that is, or could be, by the express terms of such Funded Debt (and not by virtue of any fluctuation in the Adjusted Eurodollar Rate or Base Rate), less than the Applicable Rate for, or weighted average yield (to be determined by the Administrative Agent, on the same basis as above) of such Term Loans immediately prior to such refinancing, refunding, replacement or repricing; provided, that in no event shall any such refinancing, refunding, replacement, repricing or amendment constitute a Repricing Transaction if (i) the primary purpose thereof (as determined by the Borrower in good faith) was not to reduce the yield applicable to the applicable Term Loans or (ii) such refinancing, refunding, replacement, repricing or amendment was entered into in connection with a Change of Control, a Qualifying IPO or a Transformative Acquisition.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Loans or a Committed Loan Notice, as applicable and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

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“Required Facility Lenders” means, as of any date of determination, with respect to any Facility, Lenders having more than 50% of the sum of the (i) the Total Outstandings under such Facility (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations under such Facility being deemed “held” by such Lender for purposes of this definition) plus (ii) the aggregate unused Commitments, if any, under such Facility; provided that the unused Commitment and the portion of the Loans, if any, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Facility Lenders.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Commitments; provided that the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Credit Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Credit Lenders.

“Required Term B-1 Term Lenders” means, as of any date of determination, Term B-1 Term Lenders holding more than 50% of the Term B-1 Term Facility on such date; provided that the portion of the Term B-1 Term Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term B-1 Term Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means with respect to any Person, any officer of such Person who is authorized to act for such Person in matters relating to such entity, but in any event, with respect to financial matters, the chief financial officer, chief accounting officer, treasurer or similar financial officer of such Person. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Subsidiary” shall mean any Subsidiary other than an Unrestricted Subsidiary.

“Return Bid” has the meaning assigned to such term in the definition of “Dutch Auction”.

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“Royalty Assets” means (i) intellectual property (including patents) or debt instruments related to, or contractual rights to income or royalties (the structure of which may be in the form of, without limitation, royalty acquisitions, synthetic royalties, royalty notes, convertible debt and structured debt) derived from the sales of, or revenues generated, or to be generated, by, pharmaceutical, medical, health care and/or biopharmaceutical products, processes, devices, or enabling or delivery technologies that are protected by patents, governmental or other regulations or otherwise by contract, and/or (ii) the securities of entities that hold, directly or indirectly, such interests including, without limitation, securities convertible into the foregoing, and any securities investments or contracts that may provide a hedge for such investments.

“Royalty Proceeds” has the meaning set forth in Section 6.11(a).

“Revolving Credit Borrowing” means a borrowing consisting of one or more simultaneous Revolving Loans of the same Class and Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its Original Revolving Credit Commitment and shall include, as the context may require, any Incremental Revolving Credit Commitments and Other Revolving Credit Commitments of such Revolving Credit Lender.

“Revolving Credit Facility” means the collective reference to the Original Revolving Credit Facility and any additional revolving credit facilities resulting from Incremental Revolving Credit Commitments and Other Revolving Credit Commitments and the Credit Extensions made thereunder, or, as the context may require, to any of such revolving credit facilities individually.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time or that has Revolving Loans or risk participations in L/C Obligations outstanding at such time.

“Revolving Loan” has the meaning specified in Section 2.01(b) and shall include, as the context may require, any Incremental Revolving Loans or Other Revolving Loans.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw Hill Companies, Inc. and any successor thereto.

“Sanction(s)” means any economic or financial sanction administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) or the U.S. State Department, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, in each case to the extent applicable to the Borrower or any Subsidiaries.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.

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“Secured Hedge Agreement” means any Swap Contract entered into by and between the Borrower and any Hedge Bank.

“Secured Parties” means, collectively, the Senior Credit Parties, the Hedge Banks, the Cash Management Banks and the other Persons the Finance Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement” means the Security Agreement, substantially in the form of Exhibit F hereto, dated as of the date hereof among the Borrower, any Guarantors from time to time party thereto and the Collateral Agent, as the same may be amended, modified or supplemented from time to time.

“Senior Credit Obligations” means, with respect to each Loan Party, without duplication:

(a)	in the case of the Borrower, all principal of and interest (including, without limitation, any interest which accrues after the commencement of any proceeding under any Debtor Relief Law with respect to the Borrower, whether or not allowed or allowable as a claim in any such proceeding) on any Loan under, any Note issued, or any Letter of Credit issued pursuant to, this Agreement or any other Loan Document;

(b)	all fees, expenses, indemnification obligations and other amounts of whatever nature now or hereafter payable by such Loan Party (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Debtor Relief Law with respect to such Loan Party, whether or not allowed or allowable as a claim in any such proceeding) pursuant to this Agreement, any other Loan Document or any Letter of Credit;

(c)	all expenses of the Agents as to which one or more of the Agents have a right to reimbursement by such Loan Party under Section 10.04(a) of this Agreement or under any other similar provision of any other Loan Document, including, without limitation, any and all sums advanced by the Collateral Agent to preserve the Collateral or preserve its security interests in the Collateral to the extent permitted under any Loan Document or applicable Law;

(d)	all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement by such Loan Party under Section 10.04(b) of this Agreement or under any other similar provision of any other Loan Document;

(e)	in the case of each Guarantor, all amounts now or hereafter payable by such Guarantor and all other obligations or liabilities now existing or hereafter arising or incurred (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Debtor Relief Law with respect to the Borrower, such Guarantor, whether or not allowed or allowable as a claim in any such proceeding) on the part of such Guarantor, pursuant to this Agreement, the Guaranty, any other Loan Document or any Letter of Credit; together in each case with all renewals, modifications, consolidations or extensions thereof; and

(f)	Erroneous Payment Subrogation Rights.

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“Senior Credit Party” means each Lender, the Administrative Agent, each L/C Issuer, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, the Collateral Agent and each Indemnitee and their respective successors and assigns, and “Senior Credit Parties” means any two or more of them, collectively.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital and (v) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Event of Default” means an Event of Default pursuant to Section 8.01(a) or Section 8.01(f).

“Subject Proceeds” has the meaning specified in Section 2.03(b)(ii).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company, statutory trust or other business entity as to which a majority of the beneficial or other ownership interests therein, or a majority of the shares of securities thereof or other interests therein having ordinary voting power for the election of the directors or other governing body thereof (other than securities or interests having such power only by reason of the happening of a contingency), in each case are at the time beneficially owned, or the management of such business entity is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by, such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

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“Support Obligations” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such indebtedness or other obligation of the payment or performance of such indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any indebtedness or other obligation of any other Person, whether or not such indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such indebtedness to obtain any such Lien). The amount of any Support Obligations shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Support Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Swap Contract” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” of any Person means all obligations (including, without limitation, any amounts which accrue after the commencement of any bankruptcy or insolvency proceeding with respect to such Person, whether or not allowed or allowable as a claim under any proceeding under any Debtor Relief Law) of such Person in respect of any Swap Contract.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (i) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in clause (i), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

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“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement that is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.

“Tax Distributions” means, with regard to any period, the amount of distributions that Holdings would be required to make to Healthcare Royalty Holdings, L.P. in order to permit Healthcare Royalty Holdings, L.P. to (1) make the EPA Advance as required and defined in Section 7.2(e) of the Amended and Restated Limited Partnership Agreement of Healthcare Royalty Holdings, L.P. for such period and (2) make sufficient distributions up to an amount that would allow Ultimate Parent to satisfy its Tax liability attributable to the income of Holdings and its Subsidiaries that is allocable to Ultimate Parent for such period (other than any such Taxes withheld from payments by Ultimate Holdings to third parties, and any such Taxes that are paid or payable by Holdings or its Subsidiaries directly to taxing authorities on behalf of Ultimate Parent) and would allow the other holders of Class A Units and Class B Units of Holdings to receive the same amount per Class A or Class B Unit as Ultimate Parent; provided, that any amounts distributed hereunder in respect of any Taxes attributable to the income of Unrestricted Subsidiaries may be made only to the extent that such Subsidiaries have made cash payments for Tax Distribution purposes to any Loan Party or Restricted Subsidiary. “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term B-1 Term Borrowing” means a borrowing consisting of simultaneous Term B-1 Term Loans of the same Type under the Term B-1 Facility and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term B-1 Term Lenders pursuant to Section 2.01(a).

“Term B-1 Term Commitment” means, as to each Term B-1 Term Lender, its obligation to make a Term B-1 Term Loan to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term B-1 Lender’s name on Schedule 2.01 under the caption “Term B-1 Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term B-1 Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. As of the Closing Date, the aggregate amount of the Term B-1 Commitments of the Term B-1 Lenders is $850,000,000.

“Term B-1 Term Facility” means, at any time (a) prior to the funding of the Term B-1 Loans on the Closing Date, the aggregate amount of Term B-1 Commitments at such time and (b) thereafter, the aggregate principal amount of the Term B-1 Term Loans of all Term B-1 Lenders outstanding at such time.

“Term B-1 Term Lender” means, at any time, (a) prior to the funding of the Term B-1 Loans on the Closing Date, any Lender that has a Term B-1 Commitment at such time and (b) thereafter, any Lender that holds Term B-1 Term Loans at such time.

“Term B-1 Term Loan” means, a loan made by a Term B-1 Term Lender under the Term B-1 Term Facility, including any Incremental Term Loan made as a Term B-1 Term Loan.

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“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Class and Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the applicable Term Lenders.

“Term Commitment” means, as to each Term Lender, its Term B-1 Term Commitment, any Incremental Term Commitment or any Refinancing Term Commitment, as context may require, and “Term Commitments” means any two or more of them, collectively.

“Term Facility” means, at any time, the Term B-1 Term Facility or any Incremental Term Loan Tranche, and “Term Facilities” means any two or more of them, collectively.

“Term Lender” means, at any time, any Lender that has a Term Commitment or a Term Loan at such time.

“Term Loan” means a Term B-1 Term Loan, or any Incremental Term Loan, and “Term Loans” means any two or more of them, collectively.

“Term SOFR” means, for the applicable corresponding tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Loans and L/C Obligations.

“Threshold Amount” means $100,000,000.

“Transaction” means, collectively, (i) the initial public offering of the common Capital Stock of Ultimate Holdings on the Closing Date, (ii) the entering into by Holdings, the Borrower and the other Loan Parties of the Loan Documents to which they are or are intended to be a party on the Closing Date, (iii) the initial Credit Extensions on the Closing Date, (iv) the issuance by the Borrower of the 2029 Senior Notes on the Closing Date and (v) the payment of the fees and expenses incurred in connection with the consummation of any of the foregoing.

“Transformative Acquisition” means any acquisition or Investment by the Borrower or any Restricted Subsidiary that either (a) is not permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or Investment or (b) if permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or Investment, would not provide the Borrower and its Subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

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“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Ultimate Parent” means Healthcare Royalty, Inc.

“United States” and “US” mean the United States of America.

“Unrestricted Cash” means, as of any date of determination, the aggregate amount of all cash and Cash Equivalents on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries that are not “restricted” for purposes of GAAP; provided, however, that the aggregate amount of Unrestricted Cash shall not include any cash or Cash Equivalents that are subject to a Lien (other than any Lien in favor of the Collateral Agent).

“Unrestricted Subsidiary” shall mean any Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 6.14 that has not subsequently been designated as a Restricted Subsidiary pursuant to Section 6.14.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 3.01(e)(ii).

“Voting Stock” means, with respect to any Person, the Equity Interests of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such indebtedness.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

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Section 1.02         Other Interpretative Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)            The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereto”, “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

(c)            Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

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(d)            References to a “Person and its Subsidiaries” or to a “Person or any Subsidiary” (or words of similar import) means to the Borrower and its Subsidiaries, unless otherwise specified.

Section 1.03         Accounting Terms and Determinations.

(a)             Generally. Subject to Section 1.03(b), all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Funded Debt of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b)            Changes in GAAP. If at any time any change in GAAP or in the application thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and any other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)            Computation of Certain Financial Covenants. Unless otherwise specified herein, all defined financial terms (and all other definitions used to determine such terms) shall be to those determined and computed in respect of the Consolidated Group.

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(d)            Limited Condition Transactions. Notwithstanding anything to the contrary herein (including in connection with any calculation made on a Pro-Forma Basis), to the extent that the terms of this Agreement require (i) compliance with any financial ratio or financial test (including Section 7.10 hereof, any Consolidated Total Net Leverage Ratio test, Consolidated Senior Secured Net Leverage Ratio test or Consolidated Fixed Charge Coverage Ratio test) and/or any cap expressed as a percentage of Consolidated EBITDA or consolidated total assets, (ii) accuracy of any representation or warranty and/or the absence of a Default or Event of Default (or any type of default or event of default) or (iii) compliance with any basket or other condition (including any basket measured as a percentage of Consolidated EBITDA or consolidated total assets), as a condition to (A) the consummation of any transaction (including in connection with any acquisition, consolidation, business combination or similar Investment or the assumption or incurrence of Funded Debt), (B) the making of any Distributions and/or (C) the making of any prepayment of Funded Debt, the determination of whether the relevant condition is satisfied may be made, at the election of the Borrower, (1) in the case of any acquisition, consolidation, business combination or similar Investment, any Disposition any incurrence of Funded Debt or any transaction relating thereto, at the time of (or on the basis of the financial statements for the most recently ended four consecutive fiscal quarters at the time of) either (x) the execution of the definitive agreement with respect to such acquisition, consolidation, business combination, similar Investment or Disposition or the establishment of a commitment with respect to such Funded Debt or (y) the consummation of such acquisition, consolidation, business combination, Investment or Disposition or the incurrence of such Funded Debt, (2) in the case of any Distributions, at the time of (or on the basis of the financial statements for the most recently ended four consecutive fiscal quarters at the time of) (x) the declaration of such Distributions or (y) the making of such Distributions and (3) in the case of any prepayment of Funded Debt, at the time of (or on the basis of the financial statements for the most recently ended four consecutive fiscal quarters at the time of) (x) delivery of notice with respect to such prepayment of Funded Debt or (y) the making of such prepayment of Funded Debt, in each case, after giving effect on a Pro-Forma Basis to the relevant acquisition, consolidation, business combination or similar Investment, Distributions and/or prepayment of Funded Debt, incurrence of Funded Debt or other transaction (including the intended use of proceeds of any Funded Debt to be incurred in connection therewith) and, with respect to any other acquisition, consolidation, business combination or similar Investment, Distributions, prepayment of Funded Debt, incurrence of Funded Debt or other transaction that has not been consummated but with respect to which the Borrower has elected to test any applicable condition prior to the date of consummation in accordance with this Section 1.03(d) (a “Previously Elected Transaction”), assuming that such Previously Elected Transaction has been consummated and that such Previously Elected Transaction has not been consummated. For the avoidance of doubt, if the Borrower shall have elected the option set forth in clause (x) of any of the preceding clauses (1), (2) or (3) in respect of any transaction, then the Borrower shall only be required to satisfy the applicable test or condition at the time set forth in such clause (x) with respect to such transaction, and shall not be required to satisfy the applicable test or condition at any subsequent time with respect to such transaction. For the avoidance of doubt, the provisions of this paragraph (d) shall apply in respect of the incurrence of any Incremental Term Loans, Incremental Equivalent Debt or any other incurrence or assumption of Funded Debt.

Section 1.04         Rounding. Any financial ratios required to be maintained by any member of the Consolidated Group pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05         Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.06         Letter of Credit Amounts. With respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

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Section 1.07         Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 1.07, the “Spot Rate” for a currency means the rate determined by the Administrative Agent or the applicable L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent or the applicable L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the applicable L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

Section 1.08         Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans to the Borrower hereunder with Incremental Loans, Credit Agreement Refinancing Debt, pursuant to a Loan Modification Agreement or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement.

Section 1.09         Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any rate that is an alternative or replacement for or successor to any of such rate or the effect of any of the foregoing.

Section 1.10         Delaware LLC Divisions. For all purposes under the Loan Documents, in connection with any Delaware LLC Division: (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a Delaware Divided LLC, then it shall be deemed to have been transferred from the original Person to the Delaware Divided LLC, and (b) if a Delaware Divided LLC comes into existence, such Delaware Divided LLC shall be deemed to have been organized on the first date of its existence by the holders of the Capital Stock at such time.

Article II.
THE TERM COMMITMENTS AND TERM LOANS

Section 2.01         Loans and Commitments.

(a)            Term B-1 Term Loans. Subject to the terms and conditions set forth herein, each Term B-1 Term Lender severally agrees to make Term B-1 Term Loans in Dollars to the Borrower on the Closing Date in an amount not to exceed the Term B-1 Commitment of such Term B-1 Term Lender. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term B-1 Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein. Each Term B-1 Term Lender’s Term B-1 Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Term B-1 Term Loan Commitment on the Closing Date.

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(b)            Revolving Credit Commitments. Subject to the terms and conditions set forth herein, each Revolving Credit Lender agrees, severally and not jointly, to make Revolving Loans to the Borrower in Dollars from time to time on any Business Day during the applicable Revolving Credit Commitment Period in an aggregate amount not to exceed at any one time outstanding the Revolving Credit Commitment of such Revolving Credit Lender; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Credit Lender plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment. Amounts borrowed pursuant to this Section 2.01(b) may be repaid and reborrowed during the applicable Revolving Credit Commitment Period.

Section 2.02      Borrowings, Conversions and Continuations of Loans.

(a)            Procedures for Term Loan Borrowing.

(i)            Each Term Borrowing, each conversion of Term Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by a Committed Loan Notice. Each such Committed Loan Notice must be received by the Administrative Agent not later than 11:00 A.M. (i) three Business Days prior to the requested date of any Term Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Term Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, three or six months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 11:00 A.M. four Business Days prior to the requested date of such Term Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 A.M., three Business Days before the requested date of such Term Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period of other than one, three of six months has been consented to by all the Lenders. Each Term Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Term Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Term B-1 Term Borrowing, a conversion of Term Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Term Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Term Loans to be borrowed, converted or continued, (iv) the Type of Term Loans to be borrowed or to which existing Term Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Term Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Term Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

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(ii)            Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Term Facility of the applicable Term B-1 Term Loans covered by the Committed Loan Notice, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a)(i). Each Appropriate Lender shall make the amount of its Term Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 P.M. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.01 (or, if such Term Borrowing is an Incremental Term Loan, Section 2.12(g) or, if such Term Borrowing is of Credit agreement Refinancing Debt, Section 2.14), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Citibank, N.A. with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(b)            Procedures of Revolving Credit Borrowings.

(i)            Each Revolving Credit Borrowing, each conversion of Revolving Loans from one Type to the other, and each continuation of Revolving Loans that are Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by a Committed Loan Notice. Each such Committed Loan Notice must be received by the Administrative Agent not later than 11:00 A.M. (i) three Business Days prior to the requested date of any Revolving Credit Borrowing of conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Revolving Credit Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, three or six months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 11:00 A.M. four Business Days prior to the requested date of such Revolving Credit Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 A.M., three Business Days before the requested date of such Revolving Credit Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period of other than one, three of six months has been consented to by all the Lenders. Each Revolving Credit Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Revolving Credit Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Revolving Credit Borrowing, a conversion of Revolving Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Revolving Credit Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Revolving Loans to be borrowed, converted or continued, (iv) the Type of Revolving Loans to be borrowed or to which existing Term Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Revolving Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Revolving Credit Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

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(ii)            Following receipt of a Committed Loan Notice with respect to a Revolving Credit Borrowing, the Administrative Agent shall promptly notify each Revolving Credit Lender of the amount of its Revolving Percentage under the applicable Revolving Credit Facility of the applicable Revolving Loans covered by the Committed Loan Notice, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(b)(i). Each Appropriate Lender shall make the amount of its Revolving Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 P.M. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.01 or Section 4.02, as applicable (or, if such Revolving Credit Borrowing is an Incremental Revolving Loan, Section 2.12(g) or, if such Revolving Borrowing is of Credit Agreement Refinancing Debt, Section 2.14), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Citibank, N.A. with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower. If, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

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(c)            Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Revolving Credit Lenders or the Required Term B-1 Lenders, as applicable.

(d)            The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Citibank N.A.’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)            After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect in respect of the Facilities.

Section 2.03      Prepayments.

(a)            Optional. The Borrower may at any time or from time to time voluntarily prepay Term Loans or Revolving Loans in whole or in part without premium or penalty (other than (x) in the case of Eurodollar Rate Loans, any amounts required pursuant to Section 3.05, (y) any amounts required pursuant to Section 2.03(d) and (z) in the case of any Incremental Term Loans, any premium contained in the applicable Incremental Commitment Amendment); provided that: (A) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (B) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each prepayment of the outstanding Term Loans pursuant to this Section 2.03(a) shall be applied among all outstanding Term Facilities in each case as directed by the Borrower and, within any given Term Facility, shall be applied as directed by the Borrower to the principal installments thereof (or, failing such direction, ratably among the Term Facilities and to the principal repayment installments thereof in inverse order of scheduled maturities), and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the applicable Term Facility. Any prepayment of a Eurodollar Rate Loan pursuant to this Section 2.03(a) shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

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(b)            Mandatory.

(i)            Consolidated Excess Cash Flow. On or prior to the tenth Business Day after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a) (commencing with those delivered for the fiscal year ending December 31, 2022), the Borrower shall prepay an aggregate principal amount of Term Loans equal to (the “ECF Prepayment Amount”) (A) the Applicable ECF Percentage of Consolidated Excess Cash Flow for the fiscal year covered by such financial statements, minus (B) solely to the extent not deducted in the calculation of Consolidated Excess Cash Flow, the sum of (1) all voluntary prepayments of Term Loans, loans under any Incremental Equivalent Debt, Revolving Loans and/or loans under other Funded Debt, in each case, secured on a pari passu or junior basis with the Liens securing the Financing Obligations hereunder, in each case, made during such fiscal year or after the end of such fiscal year and prior to the date such ECF Prepayment Amount is due (in the case of any such Revolving Loans or other revolving indebtedness prepaid, to the extent accompanied by a permanent reduction in the relevant commitment, and in the case of all such prepayments, to the extent that such prepayments are financed with internally generated cash of the Borrower or any Restricted Subsidiary or the sale or issuance of Equity Interests in the Borrower (and not from the proceeds of Funded Debt) and, in the case of all such prepayments made after the end of such fiscal year and prior to the date such Consolidated Excess Cash Flow prepayment is due, provided that such amount so deducted shall not be deducted from the amount due pursuant to this Section 2.03(b)(i) in any subsequent period), minus (2) repurchases of Term Loans purchased pursuant to Section 10.06(h), limited to the actual purchase price paid in cash and to the extent financed with internally generated cash of the Borrower or any Restricted Subsidiary or the sale or issuance of Equity Interests in the Borrower (and not from the proceeds of Funded Debt), in each case, made during such fiscal year or after the end of such fiscal year and prior to the date such Excess Cash Flow prepayment is due and, in the case of all such repurchases made after the end of such fiscal year and prior to the date such Excess Cash Flow prepayment is due, provided that such amount so deducted shall not be deducted from the amount due pursuant to this Section 2.03(b)(i) in any subsequent period; minus (3) an amount equal to the Distributions that the Borrower would have been permitted to make in such period pursuant to Section 7.06 (whether or not actually made) (such prepayment to be applied as set forth in clause (iv) below); provided that prepayments pursuant to this Section 2.03(b)(i) shall only be required to the extent the amount due pursuant to this Section 2.03(b)(i) (if any) for such period is in excess of $[ ● ] and only with respect to the amount due pursuant to this Section 2.03(b)(i) in excess thereof. As used in this Section 2.03(b)(i), the term “Applicable ECF Percentage” for any fiscal quarter means (i) 0.0%, if the Consolidated Senior Secured Net Leverage Ratio as of the last day of such prior fiscal quarter was equal to or less than 3.50 to 1.00, (ii) 25.0%, if the Consolidated Senior Secured Net Leverage Ratio as of the last day of such prior fiscal quarter was greater than 3.50 to 1.00 but equal to or less than 4.00 to 1.00 or (iii) 50.0% if the Consolidated Senior Secured Net Leverage Ratio as of the last day of such prior fiscal quarter was greater than 4.00 to 1.00. Notwithstanding the foregoing, if at the time that any such prepayment would be required, the Borrower (or any Restricted Subsidiary thereof) is also required to prepay, repurchase or offer to prepay or repurchase any Funded Debt permitted hereunder that is secured on a pari passu basis with any Senior Credit Obligation pursuant to the terms of the documentation governing such Funded Debt (such Funded Debt required to be so prepaid or repurchased or offered to be so prepaid or repurchased, “Other Applicable Indebtedness”) with any portion of the ECF Prepayment Amount, then the Borrower may apply such portion of the ECF Prepayment Amount on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and the relevant Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time) to the prepayment of the Term Loans and to the prepayment of the relevant Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.03(b)(i) shall be reduced accordingly; it being understood and agreed that (x) the portion of such ECF Prepayment Amount allocated to the Other Applicable Indebtedness shall not exceed the portion of such ECF Prepayment Amount required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such ECF Prepayment Amount shall be allocated to the Term Loans in accordance with the terms hereof and (y) to the extent the holders of the Other Applicable Indebtedness decline to have such Other Applicable Indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event within ten Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof.

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(ii)            Dispositions. The Borrower or any other member of the Consolidated Group, as the case may be, shall prepay an aggregate principal amount of Term Loans equal to 100% of the Net Cash Proceeds from any Disposition (other than any Disposition permitted pursuant to Section 7.05 (except pursuant to Section 7.05(a) or (b)) or Involuntary Disposition by the Borrower or such other member of the Consolidated Group within 10 Business Days of receipt thereof by such Person to the extent such proceeds are not reinvested within 18 months after receipt of such Net Cash Proceeds (or reinvested within 24 months after receipt thereof if a contractual commitment to reinvest is entered into within 18 months after receipt thereof) in similar assets or in Royalty Assets (including any such assets that are acquired through a Permitted Acquisition or other Investment, but in any case subject to Section 7.02 and the Non-Loan Party Cap set forth therein); provided that the Borrower may elect to deem certain expenditures that would otherwise be permissible reinvestments but that occurred prior to the receipt of the applicable Net Cash Proceeds as having been reinvested in accordance with the provisions of this clause (ii), but only to the extent such deemed expenditure shall have been made no earlier than the earlier of the execution of a definitive agreement with respect to such Disposition or the consummation of the applicable Disposition or Involuntary Disposition; provided, further, that no such prepayment shall be required under this clause (ii) with respect to any Disposition or Involuntary Disposition that does not result in Net Cash Proceeds in excess of $10,000,000 per Disposition or Involuntary Disposition or series of related Dispositions or Involuntary Dispositions (the amounts so required to prepay Term Loans pursuant to this clause (ii), the “Subject Proceeds”). Notwithstanding the foregoing, if, at the time that any such prepayment would be required hereunder, the Borrower or any of its Subsidiaries is required to repay or repurchase (or offer to repay or repurchase) any Other Applicable Indebtedness with Subject Proceeds, then the relevant Person may apply the Subject Proceeds on a pro rata basis to the prepayment of the Term Loans and to the repurchase or repayment of the Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Term Loans and the Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time); it being understood and agreed that (x) the portion of the Subject Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of the Subject Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof (and the remaining amount, if any, of the Subject Proceeds shall be allocated to the Term Loans in accordance with the terms hereof), and the amount of the prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.03(b)(ii) shall be reduced accordingly and (y) to the extent the holders of the Other Applicable Indebtedness decline to have such Other Applicable Indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event within ten Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof.

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(iii)            Debt Transactions. The Borrower or any of its Subsidiaries, as the case may be, shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received from any Debt Transaction immediately upon receipt thereof by the Borrower or such Restricted Subsidiary (such prepayments to be applied as set forth in clause (iv) below).

(iv)            Application of Mandatory Prepayments. Subject to the next sentence, each mandatory prepayment of Loans pursuant to this Section 2.03(b) shall be applied, first, to the Term Loans held by all Term Lenders in accordance with their Applicable Percentages (allocated within each Class of Term Loans as directed by the Borrower in its sole discretion and, absent such direction, to the scheduled amortization payments in direct order of maturity and to each Term Lender on a pro rata basis in accordance with the principal amount of the applicable Term Loans held thereby), second, any excess after the application of such proceeds in accordance with clause first above, to the Revolving Credit Facility in the manner set forth in clause (vi) of this Section 2.03(b) and third, any excess after the application of such proceeds in accordance with clauses first and second above may be retained by the Borrower. Except with respect to Term Loans incurred in connection with any Refinancing Amendment or any Incremental Commitment Amendment (which, in each case, may be prepaid on a less than pro rata basis if expressly provided for in such Refinancing Amendment or Incremental Commitment Amendment), each prepayment pursuant to this Section 2.03(b) shall be applied ratably to each Class of Loans then outstanding entitled to payment pursuant to the prior sentence (provided that any prepayment of Loans with the Net Proceeds of Credit Agreement Refinancing Indebtedness shall be applied solely to each applicable Class of Refinanced Debt). Any prepayment of a Loan pursuant to this Section 2.03(b) shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(v)            Revolving Credit Commitments. If for any reason the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Commitments at such time (including, for the avoidance of doubt, as a result of the termination of any Class of Commitments on the Maturity Date with respect thereto), the Borrower shall immediately prepay Revolving Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) (in an aggregate amount equal to 102% of the face amount thereof) in an aggregate amount sufficient to reduce the Total Revolving Credit Outstandings to the aggregate Revolving Credit Commitments. If for any reason the Outstanding Amount of L/C Obligations at any time exceed the Letter of Credit Sublimit at such time, the Borrower shall immediately prepay L/C Borrowings and/or Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce the Outstanding Amount of L/C Obligations to the Letter of Credit Sublimit.

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(vi)            Prepayments of the Revolving Credit Facilities. Prepayments of the Revolving Credit Facilities made pursuant to this Section 2.03(b), first, shall be applied ratably to the L/C Borrowings, second, shall be applied ratably to the outstanding Revolving Loans held by all Revolving Credit Lenders in accordance with their Applicable Revolving Credit Percentages and, third, shall be used to Cash Collateralize the remaining L/C Obligations. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the applicable L/C Issuer or the Revolving Credit Lenders, as applicable. Prepayments of the Revolving Credit Facilities made pursuant to this Section 2.03(b) shall be applied ratably to the outstanding Revolving Loans. Amounts to be applied pursuant to this Section 2.03(b) to the mandatory prepayment of Term Loans and Revolving Loans shall be applied, as applicable, first to reduce outstanding Base Rate Loans and any amounts remaining after such application shall be applied as directed by the Borrower to prepay Eurodollar Rate Loans.

(vii)            Each Term Lender may elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent, prior to any prepayment of Term Loans required to be made by the Borrower pursuant to Section 2.03(b)(i) or Section 2.03(b)(iii), to decline all (but not a portion) of its Applicable Percentage of such prepayment (such declined amounts, the “Declined Proceeds”). Any Term Lender declining such prepayment shall give written notice thereof to the Administrative Agent by 11:00 a.m. no later than one (1) Business Day after the date of such notice from the Administrative Agent. If a Lender fails to deliver a notice of election declining receipt of its Applicable Percentage of such mandatory prepayment to the Administrative Agent within the time frame specified above, any such failure will be deemed to constitute an acceptance of such Lender’s Applicable Percentage of the total amount of such mandatory prepayment of Term Loans.

(c)            Prepayment Notices. Each prepayment made pursuant to this Section 2.03 shall be made upon notice to the Administrative Agent (such notice to be in a form acceptable to the Administrative Agent), which may be given by telephone, which notice must be received by the Administrative Agent not later than 12:00 P.M. (x) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (y) one Business Day prior to any date of prepayment of Base Rate Loans. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. Each telephonic notice by the Borrower pursuant to this Section 2.03 must be confirmed promptly by delivery to the Administrative Agent of a written Prepayment Notice, appropriately completed and signed by a Responsible Officer of the Borrower. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage(s) of the Facilities). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment under this Section 2.03 shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in the manner described in Section 2.03(a) or (b), as applicable.

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(d)            Prepayment Premium. Notwithstanding anything herein to the contrary, if on or prior to the calendar date corresponding to that of the Closing Date occurring in the sixth calendar month immediately following the calendar month in which the Closing Date occurs, the Borrower (i) makes any prepayment of Term Loans under the Term B-1 Term Facility with the proceeds of any Repricing Transaction described under clause (x) of the definition of Repricing Transaction, or (ii) effects any amendment of this Agreement resulting in a Repricing Transaction under clause (y) of the definition of Repricing Transaction with respect to any of the Term B-1 Term Facility, the Borrower shall on the date of such prepayment or amendment, as applicable, pay to each applicable Lender, (A) in the case of such clause (x), 1.0% of the principal amount of the Term B-1 Term Loans under the Term B-1 Term Facility so prepaid and (B) in the case of such clause (y), 1.0% of the aggregate amount of the Term B-1 Term Loans under the relevant Term B-1 Term Facility affected by such Repricing Transaction and outstanding on the effective date of such amendment.

Section 2.04      Termination and Reductions of Commitments.

(a)            Mandatory Commitment Reductions.

(i)            The aggregate Term Commitments shall be automatically and permanently reduced to zero on the date of the Term Borrowing.

(ii)            If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.04 the Letter of Credit Sublimit exceeds the aggregate Revolving Credit Facilities at such time, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.

(b)            Voluntary Commitment Reductions.

(i)            The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Credit Facilities (on a pro rata basis among the Revolving Credit Facilities, subject to the terms of Section 2.15) or the Letter of Credit Sublimit, or from time to time permanently reduce the Revolving Credit Commitments (on a pro rata basis among the Revolving Credit Facilities, subject to the terms of Section 2.15) or the Letter of Credit Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Credit Facilities if, after giving effect thereto and to any concurrent prepayments of the Revolving Credit Facilities hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facilities, (B) any Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments of such Revolving Credit Facility hereunder, the Total Revolving Credit Outstandings in respect of such Revolving Credit Facility would exceed such Revolving Credit Facility or (C) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations would exceed the Letter of Credit Sublimit.

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(ii)            The Borrower’s notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Credit Commitments shall be effective on the date specified in the Borrower’s notice and shall reduce the Revolving Credit Commitment of each Lender proportionately to its Revolving Percentage thereof. The Borrower’s notice may state that such notice is conditioned upon the effectiveness of other credit facilities or one or more other events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(c)            Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit or the Revolving Credit Commitments under this Section 2.04. Upon any reduction of any Revolving Credit Commitments, the Revolving Credit Commitments of each applicable Revolving Credit Lender shall be reduced by such Revolving Credit Lender’s Applicable Revolving Credit Percentage of such reduction amount. All fees in respect of any Revolving Credit Facility accrued until the effective date of any termination of such Revolving Credit Commitments shall be paid on the effective date of such termination.

Section 2.05      Repayment of Loans.

(a)            Scheduled Amortization of Term B-1 Term Loans. The Borrower shall repay to the Administrative Agent for the ratable accounts of the Term B-1 Term Lenders the aggregate principal amount of all Term B-1 Term Loans outstanding in quarterly installments on the last Business Day of each March, June, September and December (commencing on December 31, 2021) equal to 0.25% of the aggregate principal amount of the Term B-1 Term Loans on the Closing Date (which installments shall be (i) reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.03(a) or Section 2.03(b)(iv) and (ii) subject to Section 2.12(e), increased by an amount equal to (A) in the case of each installment occurring thereafter other than the installment payable on the Maturity Date for the Term B-1 Term Facility, an amount equal to 0.25% of the aggregate principal amount of any Incremental Term Loans made pursuant to Section 2.12 as Term B-1 Term Loans and (B) in the case of the installment payable on the Maturity Date for the Term B-1 Term Facility, an amount equal to the remainder of the aggregate principal amount of any such Incremental Term Loans); provided that the final principal repayment installment of the Term B-1 Term Loans (including any Incremental Term Loans made as Term B-1 Term Loans) shall be repaid on the Maturity Date for the Term B-1 Term Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term B-1 Term Loans outstanding on such date.

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(b)            Revolving Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the applicable Lenders on the applicable Maturity Date for the Revolving Credit Facilities of a given Class the aggregate principal amount of all of its Revolving Loans of such Class outstanding on such date.

(c)            Accrued Interest. Any repayment of Loans shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

Section 2.06      Interest.

(a)            Stated Interest. Subject to the provisions of Section 2.06(b),

(i)            with respect to the Term B-1 Term Facility (A) each Eurodollar Rate Loans under such Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (1) the Adjusted Eurodollar Rate for such Interest Period plus (2) the Applicable Rate for Eurodollar Rate Loans under such Facility and (B) Base Rate Loans shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the sum of (1) the Base Rate plus (2) the Applicable Rate for Base Rate Loans under such Facility;

(ii)            with respect to the Original Revolving Credit Facility (A) each Eurodollar Rate Loans under such Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (1) the Adjusted Eurodollar Rate for such Interest Period plus (2) the Applicable Rate for Eurodollar Rate Loans under such Facility and (B) Base Rate Loans shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the sum of (1) the Base Rate plus (2) the Applicable Rate for Base Rate Loans under such Facility; and

(iii)            with respect to any other Facility, (A) each Eurodollar Rate Loans under such Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (1) the Adjusted Eurodollar Rate for such Interest Period plus (2) the Applicable Rate for Eurodollar Rate Loans under such Facility and (B) Base Rate Loans shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the sum of (1) the Base Rate plus (2) the Applicable Rate for Base Rate Loans under such Facility.

(b)            Default Interest.

(i)            While any Specified Event of Default exists, after notice to the Borrower from the Administrative Agent acting at the direction of the Required Lenders, the Borrower shall pay interest on any overdue Senior Credit Obligations constituting principal or interest not paid when due at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

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(ii)            Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)            Payments of Interest. Interest on the Loans shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.07      Fees. (b) The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever except to the extent otherwise agreed in writing by such parties.

(a)            The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Percentage of the applicable Revolving Credit Facility, a commitment fee in Dollars equal to the Commitment Fee Rate with respect to the applicable Revolving Credit Facility under which such Revolving Credit Lender has a Revolving Credit Commitment times the actual daily amount by which the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments exceeds the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.15. The commitment fee shall accrue at all times from the Closing Date until the applicable Maturity Date for the applicable Revolving Credit Commitments, including at any time during which one or more of the conditions in Section 4.02 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur following the Closing Date and on the applicable Maturity Date for the applicable Revolving Credit Commitments. The commitment fee shall be calculated quarterly in arrears.

(b)            The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever except to the extent otherwise agreed in writing by such parties.

Section 2.08      Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Adjusted Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

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Section 2.09      Evidence of Debt. The Term Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Senior Credit Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans under a Facility in addition to such accounts or records. Each Lender may attach schedules to its Note(s) and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

Section 2.10      Payments Generally; Administrative Agent’s Clawback.

(a)            General. All payments to be made by the Borrower shall be made free and clear and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided for herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 P.M. on the date specified herein. The Administrative Agent will promptly distribute to each Appropriate Lender its Applicable Percentage(s) in respect of the applicable Facilities (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 PM shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

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(b)            Funding and Payments; Presumptions.

(i)            Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Term Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)            Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the applicable L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender, any L/C Issuer or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)            Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Loans set forth in Article IV or in the applicable Incremental Commitment Amendment are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender without interest.

(d)            Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and Revolving Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

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(e)            Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)            Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

Section 2.11      Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (i) Senior Credit Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (x) the amount of such Senior Credit Obligations due and payable to such Lender at such time to (y) the aggregate amount of the Senior Credit Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Senior Credit Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (ii) Senior Credit Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (x) the amount of such Senior Credit Obligations owing (but not due and payable) to such Lender at such time to (y) the aggregate amount of the Senior Credit Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Senior Credit Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Senior Credit Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i)            if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

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(ii)          the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant allowed hereunder.

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

Section 2.12         Incremental Facilities.

(a)          Requests for Incremental Loans. Upon notice to the Administrative Agent (which, if so directed by the Borrower in its discretion, shall promptly notify the Appropriate Lenders), at any time after the Closing Date the Borrower may request (x) one or more additional Classes of term loans or an increase to any existing Class of term loans (each an “Incremental Term Commitment” and all of them, collectively, the “Incremental Term Commitments” and, the loans thereunder, the “Incremental Term Loans”) and/or (y) one or more additional Classes of revolving commitments or an increase to the existing Revolving Credit Commitments of any Class (each an “Incremental Revolving Credit Commitment” and the Loans thereunder, the “Incremental Revolving Loans”) in an aggregate amount (i) not to exceed the aggregate, at the time of incurrence, the Incremental Available Amount and (ii) not less than $10,000,000 or any whole multiple of $2,500,000 in excess thereof.

(b)          The Administrative Agent shall notify the Lenders promptly upon receipt of the Borrower’s notice of each Increased Amount Date and in respect thereof (i) the Incremental Revolving Credit Commitments and the Incremental Revolving Loan Lenders or Incremental Term Loan Commitments and the Incremental Term Loan Lenders, as applicable and (ii) in the case of each notice to any applicable Revolving Credit Lender of any such given Class, the respective interests in such Revolving Credit Lender’s Revolving Loans of such Class, in each case subject to the assignments contemplated by this Section.

(c)          Ranking and Other Provisions.

(i)          Such Incremental Revolving Credit Commitments or Incremental Term Loan Commitments shall become effective as of such Increased Amount Date; provided that:

(ii)         the Incremental Facilities (A) shall rank pari passu in right of payment and in respect of lien priority as to the Collateral with the Senior Credit Obligations and (B) may not (x) be guaranteed by any Person that is not a Loan Party or (y) be secured by Liens on any assets other than the Collateral;

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(iii)          the Incremental Term Loans and Incremental Term Loan Commitments shall not have (A) a final maturity date that is before the stated maturity date of the Term Loans with the latest Maturity Date at such time, or (B) a Weighted Average Life to Maturity shorter than the remaining average life to maturity of the outstanding Term Loans with the latest Maturity Date at such time; provided that the foregoing limitations shall not apply to (x) customary bridge loans; provided that the terms of such bridge loans provide for automatic extension of the maturity date thereof to a date that is not earlier than the stated maturity date of the Term Loans with the latest Maturity Date at such time and (y) Incremental Term Loans having an aggregate principal amount not exceeding the Inside Maturity Excluded Amount;

(iv)          except as set forth in paragraph (iii) above and this paragraph (iv), in the case of Incremental Term Loans, with respect to prepayment events, maturity date, interest rate, yield, call protection, fees and original issue discounts and except with respect to the amortization schedule for the Incremental Term Loans and the permitted use of proceeds thereof, shall not have terms materially more favorable to the lenders providing such Incremental Facility than the terms of the outstanding Term Loans, as determined by the Borrower in good faith, under the applicable Term Facility (and to the extent materially differing from the terms of the outstanding Term Loans under the applicable Term Facility, shall be agreed between the Borrower and the Incremental Lenders providing such Incremental Term Loans, and shall be reasonably satisfactory to the Administrative Agent); provided that (A) in the case of any Incremental Term Loan Tranche (other than an Incremental Term Loan Tranche in respect of term “A” loans) (an “Incremental Term B Facility”) incurred prior to the date that is 12 months after the Closing Date that is scheduled to mature prior to the date that is two years after the Maturity Date for the Term B-1 Term Loan in respect of the Term B-1 Term Facility, the All-In Yield applicable thereto may not be more than 1.00% higher than the All-In Yield applicable to the Term B-1 Term Loans unless the Applicable Rate (and/or, as provided in the proviso below, the Base Rate floor or Eurodollar Rate floor) with respect to the Term B-1 Term Loans is adjusted such that the All-In Yield on the Term B-1 Term Loans is not more than 1.00% per annum less than the All-In Yield with respect to such Incremental Term B Facility; provided, that any increase in All-In Yield applicable to any Term B-1 Term Loan due to the application or imposition of a Base Rate floor or Eurodollar Rate floor on any Incremental Term Loan may, at the election of the Borrower, be effected through an increase in the Base Rate floor or Eurodollar Rate floor applicable to such Term B-1 Term Loans or an increase in the interest rate margin applicable to such Incremental Term Loans, (B) the preceding clause (A) of this proviso shall not apply to Incremental Term B Facilities to which it would otherwise apply having an aggregate principal amount not exceeding the greater of (x) $521,000,000 and (y) 100% of Consolidated EBITDA for the period of four fiscal quarters of the Consolidated Group most recently ended for all such Incremental Term Loans (as selected by the Borrower) (this proviso, the “MFN Provision”) and (C) the Incremental Term Loans may participate on a pro rata basis or less than pro rata basis (but not greater than pro rata basis) in any mandatory prepayments of Term Loans hereunder, as specified in the Incremental Commitment Amendment;

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(v)          with respect to Incremental Revolving Credit Commitments, (x) any Incremental Revolving Credit Commitments incurred as an increase to any existing Revolving Credit Commitments of any Class (such Incremental Revolving Credit Commitments, an “Incremental Revolving Increase”) shall have the same terms as such Class of Revolving Credit Commitments being so increased; provided that if the Incremental Revolving Loan Lenders require an interest rate in excess of the interest rate then applicable to the Revolving Credit Facility of the Class being so increased, the interest rate on the Revolving Credit Facility of such Class shall be increased to equal such required rate without further consent of the affected Lenders and (y)  any Incremental Revolving Credit Commitments incurred as one or more additional Classes of revolving commitments, shall have substantially the same terms as (and in any event no more favorable than) the then outstanding Revolving Credit Commitments (and to the extent materially differing from the terms of then outstanding Revolving Credit Commitments, shall be agreed between the Borrower and the Incremental Lenders providing such Incremental Revolving Credit Commitments, and shall be reasonably satisfactory to the Administrative Agent); provided that such Incremental Revolving Credit Commitments (i) shall not have amortization or scheduled commitment reductions (other than at the maturity thereof) and (ii) may participate on a pro rata basis or less than pro rata basis (but not greater than pro rata basis) in any mandatory reductions of Revolving Credit Commitments hereunder, as specified in the Incremental Commitment Amendment.

(d)          Notices; Lender Elections. Each notice from the Borrower pursuant to this Section shall set forth the requested amount, the proposed terms of the Incremental Term Commitments and/or Incremental Revolving Credit Commitments and the date (each, an “Increased Amount Date”) on which the Borrower proposes that the Incremental Revolving Credit Commitments or Incremental Term Commitments, as applicable, shall be effective. At the time of the sending of such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Appropriate Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Appropriate Lenders). Incremental Term Commitments and Incremental Revolving Credit Commitments (or, in each case, any portion thereof) may be made by any existing Lender under the applicable Facility or by any other bank or investing entity (but in no case (i) by any Loan Party, (ii) by any Defaulting Lender or any of its Subsidiaries, (iii) by any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in clauses (ii), or (iv) by any natural person) (each, except to the extent excluded pursuant to the foregoing parenthetical, in the case of any Incremental Term Loans, an “Incremental Term Lender” and, in the case of any Incremental Revolving Credit Commitments, an “Incremental Revolving Lender” and, collectively, “Incremental Lenders”), in each case on terms permitted in this Section and otherwise on terms reasonably acceptable to the Administrative Agent, provided that the Administrative Agent shall have consented (not to be unreasonably withheld) to such Lender’s or Incremental Lender’s, as the case may be, making such Incremental Term Loans or Incremental Revolving Credit Commitments and/or Incremental Revolving Loans if such consent would be required under Section 10.06 for an assignment of Term Loans to such Lender or Incremental Lender, as the case may be. No Lender shall be obligated to provide any Incremental Term Loans or Incremental Revolving Credit Commitments, unless it so agrees. Each Appropriate Lender shall notify the Administrative Agent within such time period whether or not it agrees to provide an Incremental Term Commitment and/or Incremental Revolving Credit Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase (which shall be calculated on the basis of the amount of the funded and unfunded exposure under the applicable Facilities held by each Appropriate Lender). Any Lender not responding within such time period shall be deemed to have declined to provide an Incremental Term Commitment and/or Incremental Revolving Credit Commitment. The Administrative Agent shall notify the Borrower and each Appropriate Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to an accession agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel. Any Incremental Term Loan Commitments effected through the establishment of one or more term loan commitments made on an Increased Amount Date that are not fungible for United States federal income tax purposes with an existing Class of Term Loans shall be designated a separate Class of Incremental Term Loan Commitments for all purposes of this Agreement (an “Incremental Term Loan Tranche”). Notwithstanding the foregoing, any Incremental Term Loans may be treated as part of the same Class as any other Incremental Term Loans if such Incremental Term Loans have identical terms (other than effective yield) and are fungible for United States federal income tax purposes with such other Incremental Term Loans.

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(e)          Incremental Commitments Amendment. Term Commitments and Revolving Credit Commitments in respect of any Incremental Term Commitments and/or Incremental Revolving Credit Commitments, as applicable, shall become Term Commitments and/or Revolving Credit Commitments, as applicable, under this Agreement, in each case, pursuant to an amendment (an “Incremental Commitments Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Term Commitment and/or Revolving Credit Commitment, if any, each Incremental Lender, if any, and the Administrative Agent. An Incremental Commitments Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and any other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section, including, so long as such changes are not adverse to the interests of the Lenders (in their capacities as such), amendments to maintain the fungibility of any Incremental Term Loans with any tranche of then-outstanding Term Loans.

(f)          Increased Amount Date and Allocations.

(i)          On any Increased Amount Date on which Incremental Term Commitments or Incremental Revolving Credit Commitments (other than an Incremental Revolving Increase) are effected, subject to the satisfaction of the terms and conditions set forth in this Section 2.12, the Administrative Agent and the Borrower shall determine the final allocation of such addition. The Administrative Agent shall promptly notify the Borrower and the Appropriate Lenders of the final allocation of such addition and the Increased Amount Date.

(ii)          On any Increased Amount Date on which an Incremental Revolving Increase is effected, subject to the satisfaction of the terms and conditions set forth in this Section 2.12, (i) each of the existing Revolving Credit Lenders of the Class being so increased shall assign to each of the Incremental Revolving Loan Lenders, and each of the Incremental Revolving Loan Lenders shall purchase from each of the existing Revolving Credit Lenders of the Class being so increased, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans of the Class being so increased and participations in Letters of Credit outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participations in Letters of Credit will be held by existing Revolving Credit Lenders of such Class and Incremental Revolving Loan Lenders ratably in accordance with their Revolving Credit Commitments of the Class being so increased after giving effect to the addition of such Incremental Revolving Credit Commitments to the Revolving Credit Commitments of such Class, (ii) each Incremental Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit Commitment of the Class being so increased and each Loan made thereunder shall be deemed, for all purposes, a Revolving Loan of the Class being so increased and (iii) each Incremental Revolving Loan Lender shall become a Lender with respect to the Incremental Revolving Credit Commitment and all matters relating thereto.

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(g)          Conditions to Effectiveness of Increase. The effectiveness of any Incremental Commitments Amendment (such date the “Incremental Commitments Effective Date”) shall, unless otherwise agreed to by the Administrative Agent, each Lender party thereto, if any, and the Incremental Lenders, if any, be subject to the satisfaction on the date thereof of each of the following conditions:

(i)          the Administrative Agent shall have received on or prior to the Incremental Commitments Effective Date each of the following, each dated the applicable Incremental Commitments Effective Date unless otherwise indicated or agreed to by the Administrative Agent and each in form and substance reasonably satisfactory to the Administrative Agent: (A) the applicable Incremental Commitments Amendment; (B) certified copies of resolutions of the Board of Directors of the Borrower approving the execution, delivery and performance of the Incremental Commitments Amendment; and (C) a favorable opinion of counsel for the Borrower dated the Incremental Commitments Effective Date, to the extent requested by the Administrative Agent addressed to the Administrative Agent and the Lenders and in form and substance and from counsel reasonably satisfactory to the Administrative Agent;

(ii)          (A) subject to Section 1.03(d), the condition precedent set forth in Section 4.02(a) shall have been satisfied both before and after giving effect to such Incremental Commitments Amendment and the additional credit extensions provided thereby, (B) such increase shall be made on the terms and conditions provided for above, (C) both at the time of any request for Incremental Term Commitments and/or Incremental Revolving Credit Commitments and upon the effectiveness of any Incremental Commitments Amendment, no Event of Default shall exist and at the time that any such Incremental Term Loan and/or Incremental Revolving Credit Commitment is made (and after giving effect thereto) no Event of Default shall exist (except in connection with any acquisition or other Investment or irrevocable repayment or redemption of Funded Debt, where no such Event of Default shall exist at the time as elected by the Borrower pursuant to Section 1.03(d)) and (D) subject to Section 1.03(d), after giving effect to such Incremental Commitments Amendment, and any Incremental Term Loans and/or Incremental Revolving Credit Commitments provided thereby, and any Acquisition or other Investment consummated in connection therewith, the Loan Parties shall be, on a Pro-Forma Basis, in compliance with the financial covenants set forth in Sections 7.10(a) and 7.10(b), such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b), as applicable, as though such Incremental Commitments Amendment became effective as of the first day of the applicable period of four fiscal quarters covered thereby.

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(iii)          there shall have been paid to the Administrative Agent, for the account of the Administrative Agent and the Lenders (including any Person becoming a Lender as part of such Incremental Commitments Amendment on the related Incremental Commitments Effective Date), as applicable, all fees and expenses (including reasonable out-of-pocket fees, charges and disbursements of counsel) that are due and payable on or before the Incremental Commitments Effective Date.

Notwithstanding anything to the contrary in this Section 2.12 (including this Section 2.12(g)) or in any other provision of any Loan Document, if the proceeds of any Incremental Term Loans are intended to be applied to finance an acquisition or other Investment and the lenders providing such Incremental Term Loans so agree, the availability thereof shall be subject to customary “SunGard” or “certain funds” conditionality.

(h)          Effect of Incremental Commitments Amendment. On each Incremental Commitments Effective Date, the All-In Yields on the outstanding Term B-1 Term Loans shall be increased if and to the extent required by Section 2.12(c)(iv), and each Lender or Eligible Assignee which is providing an Incremental Term Commitment and/or Incremental Revolving Credit Commitment (i) shall become a “Lender” for all purposes of this Agreement and the other Loan Documents, (ii) shall have, as applicable, an Incremental Term Commitment which shall become “Term Commitments” hereunder and/or an Incremental Revolving Credit Commitment which shall become a “Revolving Credit Commitment” hereunder and (iii) in the case of an Incremental Term Commitment, shall make an Incremental Term Loan to the Borrower in a principal amount equal to such Incremental Term Commitment, and such Incremental Term Loan shall be a “Term Loan” for all purposes of this Agreement and the other Loan Documents.

(i)          Conflicting Provisions. This Section 2.12 shall supersede any provision of Section 2.11 or Section 10.01 to the contrary.

Section 2.13         Defaulting Lenders.

(a)          Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)          Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of Required Lenders, Required Revolving Credit Lenders, and Required Facility Lenders and, in addition, Defaulting Lenders shall not be permitted to vote with respect to any other amendment, modification, waiver or consent pursuant to Section 10.01 or otherwise direct the Administrative Agent pursuant to the terms hereof or of the other Loan Documents.

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(ii)          Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuers hereunder; third, if so determined by the Administrative Agent or requested by any L/C Issuer, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders or any L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any L/C Issuer against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, or L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, and L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.13(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)          Certain Fees. That Defaulting Lender (x) shall not be entitled to receive a commitment fee pursuant to Section 2.07(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.15(h).

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(iv)          Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender in respect of the Revolving Credit Facility, for purposes of computing the amount of the obligation of each Revolving Credit Lender that is not a Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.15, the “Applicable Percentage” and “Applicable Revolving Credit Percentage” of each Revolving Credit Lender that is not a Defaulting Lender in respect of the Revolving Credit Facility shall be computed without giving effect to the Revolving Credit Commitment of that Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Revolving Credit Lender becomes a Defaulting Lender, no Default exists; and (ii) the aggregate obligation of each Revolving Credit Lender that is not a Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (x) the Revolving Credit Commitment of that Revolving Credit Lender that is not a Defaulting Lender minus (y) the aggregate Outstanding Amount of the Revolving Loans of such Revolving Credit Lender plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations.

(b)           Defaulting Lender Cure. If the Borrower, the Administrative Agent and the L/C Issuers agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro-rata basis by the Revolving Credit Lenders in accordance with their Applicable Revolving Credit Percentages, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Revolving Credit Lender will constitute a waiver or release of any claim of any party hereunder arising from that Revolving Credit Lender’s having been a Defaulting Lender.

Section 2.14          Credit Agreement Refinancing Indebtedness.

(a)          On one or more occasions, the Borrower may obtain, from any Lender or any other bank or financial institution or other institutional lender or investor that would constitute an Eligible Assignee if it were purchasing Loans hereunder and that agrees to provide any portion of Refinancing Term Commitments, Refinancing Term Loans, Other Revolving Credit Commitments, or Other Revolving Loans, Credit Agreement Refinancing Indebtedness in the form of Refinancing Term Commitments, Refinancing Term Loans, Other Revolving Credit Commitments or Other Revolving Loans, in each case pursuant to a Refinancing Amendment in accordance with this Section 2.14 (each, an “Additional Refinancing Lender”); provided that (i) the Administrative Agent and each L/C Issuer shall have consented (such consent not to be unreasonably withheld, conditioned, or delayed) to such Lender’s or Additional Refinancing Lender’s providing such Refinancing Term Commitments, Refinancing Term Loans, Other Revolving Credit Commitments or Other Revolving Loans to the extent such consent, if any, would be required under Section 10.06 for an assignment of Refinancing Term Commitments, Refinancing Term Loans, Other Revolving Credit Commitments, or Other Revolving Loans, as applicable, to such Lender or Additional Refinancing Lender; provided, further, that the following terms are satisfied:

(i)          any Refinancing Term Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) as among the various Classes of Term Loans (in accordance with the respective outstanding principal amounts thereof) in any voluntary or mandatory repayments or prepayments of Term Loans hereunder, as specified in the applicable Refinancing Amendment;

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(ii)          (x) subject to clause (y), all Other Revolving Credit Commitments shall be deemed to be Revolving Credit Commitments for purposes of borrowings and prepayments of Revolving Loans and participations in Letters of Credit and (y) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Other Revolving Credit Commitments (and related outstandings), (B) repayments required upon the maturity date of the Other Revolving Credit Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (iv) below)) of Other Revolving Loans after the date of obtaining any Other Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Credit Commitments;

(iii)          notwithstanding anything to the contrary herein, the permanent repayment of Other Revolving Loans with respect to, and termination of, Other Revolving Credit Commitments, after the date of the applicable Refinancing Amendment, shall be made on a pro rata basis with all other Revolving Loans and Revolving Credit Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than pro rata basis as compared to any other Class with a later Maturity Date than such Class; and

(iv)          assignments and participations of Other Revolving Credit Commitments and Other Revolving Loans shall be governed by the same assignment and participation provisions applicable to Original Revolving Credit Commitments and Original Revolving Loans.

(b)          The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a Change in Law, change in fact or change to counsel’s form of opinion and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that the enforceability of the Collateral Documents and the perfection and priority of the Liens thereunder are preserved and maintained.

(c)          Each issuance of Credit Agreement Refinancing Indebtedness under Section 2.15(a) shall be in an aggregate principal amount that is not less than $5,000,000.

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(d)          Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto and (ii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.14, and the Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.

(e)          This Section 2.14 shall supersede any provisions in Section 2.11 and 10.01 to the contrary, and nothing in Section 2.03 to the contrary shall prohibit the application of this Section 2.14.

Section 2.15          Letters of Credit.

(a)          The Letter of Credit Commitment. Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.15, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars for the account of the Borrower (or any of its Restricted Subsidiaries so long as the Borrower is a joint and several co-applicant, and references to the “Borrower” in this Section 2.15 and elsewhere in this Agreement with respect to requests for Letters of Credit (including renewals or continuations thereof) shall be deemed to include any such Restricted Subsidiary), and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.15(b), and (2) to honor drawings under the Letters of Credit issued by it; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Total Revolving Credit Outstandings shall not exceed the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time, (x) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Credit Lender, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, (y) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit and (z) the aggregate amount of L/C Obligations owing to an L/C Issuer shall not exceed the amount set forth opposite such L/C Lender’s name on Schedule 2.15 under the caption “Letter of Credit Commitments”. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(i)          No L/C Issuer shall issue any Letter of Credit if:

(A)          subject to Section 2.15(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Credit Lenders have approved such expiry date; or

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(B)          the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless such Letter of Credit is Cash Collateralized no less than five (5) days prior to the Letter of Credit Expiration Date at 102% of the face amount thereof.

(ii)          No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B)          the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C)          except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000;

(D)          except as otherwise agreed by such L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars; or

(E)          any Revolving Credit Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrower or such Revolving Credit Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to any required adjustment pursuant to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from the Letter of Credit then proposed to be issued and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iii)          No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

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(iv)         No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v)          Each L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX hereof with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX hereof included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuers.

(b)          Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)          Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the applicable L/C Issuer not later than 12:00 p.m. at least three Business Days (or such later date and time as the applicable L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; (H) [reserved]; and (I) such other matters as the applicable L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the applicable L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to the applicable L/C Issuer such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the applicable L/C Issuer or the Administrative Agent may reasonably require.

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(ii)          Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent the pertinent details of the requested Letter of Credit. Unless the applicable L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV hereof shall not then be satisfied, then, subject to the terms and conditions hereof, the applicable L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the applicable L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.

(iii)          If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that, unless otherwise agreed to by the applicable L/C Issuer, any such Auto-Extension Letter of Credit must permit the applicable L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to the applicable L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date unless such Letter of Credit is Cash Collateralized at 102% of the face amount thereof in accordance with this Agreement; provided, however, that the applicable L/C Issuer shall not permit any such extension if (A) the applicable L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (i) or (ii) of Section 2.15(a) or otherwise), or (B) it has received notice (in writing) on or before the day that is seven days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Credit Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the applicable L/C Issuer not to permit such extension.

(iv)          Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)          Drawings and Reimbursements; Funding of Participations.

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(i)          Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the next Business Day following any payment by the applicable L/C Issuer under a Letter of Credit (or on the second Business Day following any payment by the applicable L/C Issuer if such notice is delivered to the Borrower after 11:00 a.m. on the date of any such payment) (each such applicable date, an “Honor Date”), the Borrower shall reimburse the applicable L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing as provided in this Section 2.15(c). If the Borrower fails to so reimburse the applicable L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (in Dollars) (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).

(ii)          Each Revolving Credit Lender shall upon any notice pursuant to Section 2.15(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 12:00 p.m. on the Business Day specified in such notice by the Administrative Agent either, whereupon, subject to the provisions of Section 2.15(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer in Dollars.

(iii)         With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice) cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.15(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Credit Lender in satisfaction of its participation obligation under this Section 2.15.

(iv)         Until each Revolving Credit Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.15(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Credit Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of the applicable L/C Issuer.

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(v)          Each Revolving Credit Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit issued by it, as contemplated by this Section 2.15(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the applicable L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by the applicable L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)         If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.15(c) by the time specified in Section 2.15(c)(ii), the applicable L/C Issuer shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the applicable L/C Issuer at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by the applicable L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the applicable L/C Issuer in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Credit Lender’s Revolving Loan included in the relevant Revolving Credit Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.15(c)(vi) shall be conclusive absent manifest error.

(d)          Repayment of Participations.

(i)          At any time after the applicable L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Revolving Credit Lender’s L/C Advance in respect of such payment in accordance with Section 2.15(c), if the Administrative Agent receives for the account of the applicable L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will promptly distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Administrative Agent.

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(ii)            If any payment received by the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.15(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the applicable L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the applicable L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Credit Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations, the termination of the Commitments and the termination of this Agreement.

(e)           Obligations Absolute. The obligation of the Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)           the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)          any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)           [reserved]; or

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(vi)            any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid or such claim arises from the applicable L/C Issuer’s gross negligence or willful misconduct (as determined by a final non-appealable order of a court of competent jurisdiction).

(f)           Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Credit Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct (as determined by a final non-appealable order of a court of competent jurisdiction); or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.15(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and an L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which are determined by a final non-appealable order of a court of competent jurisdiction to have been caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, any L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuers shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

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(g)           Applicability of ISP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

(h)           Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage of the applicable Revolving Credit Facility, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate of the applicable Revolving Credit Facility determined as of the last Business Day of each March, June, September and December of the daily amount available to be drawn under such Letter of Credit; provided that any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral reasonably satisfactory to the applicable L/C Issuer shall be payable, to the maximum extent permitted by applicable Law, to the other Revolving Credit Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.15(a)(iv), with the balance of such fee, if any, payable to the applicable L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(i)            Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the applicable L/C Issuer for its own account, in Dollars, a fronting fee with respect to each Letter of Credit issued by such L/C Issuer, at a rate per annum of 0.125%, determined as of the last Business Day of each March, June, September and December of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the last Business Day of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)            Conflict with Issuer Documents. In the event of any conflict or inconsistency between the terms hereof and the terms of any Issuer Document, the terms hereof shall control. To the extent any defaults, representations, or covenants contained in any Issuer Documents are more restrictive than the Events of Default, representations, or covenants contained herein, the Events of Default, representations and covenants herein shall control.

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(k)           Provisions Related to Letters of Credit in respect of Other Revolving Credit Commitments. If the Letter of Credit Expiration Date in respect of any Class of Revolving Credit Commitments occurs prior to the expiry date of any Letter of Credit, then (i) if consented to by the L/C Issuer which issued such Letter of Credit, if one or more other Classes of Revolving Credit Commitments in respect of which the Letter of Credit Expiration Date shall not have so occurred are then in effect, such Letters of Credit for which the applicable L/C Issuer has consented shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Sections 2.15(c) and 2.15(d)) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating Classes up to an aggregate amount not to exceed the aggregate amount of the unutilized Revolving Credit Commitments thereunder at such time and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with the terms hereof. Upon the maturity date of any Class of Revolving Credit Commitments, the Letter of Credit Sublimit may be reduced as agreed between the L/C Issuers and the Borrower, without the consent of any other Person.

(l)            Additional L/C Issuers. The Borrower may, at any time and from time to time, designate one or more additional Revolving Credit Lenders or Affiliates of Revolving Credit Lenders to act as an L/C Issuer under the terms of this Agreement, with the consent of each of the Administrative Agent (which consent shall not be unreasonably withheld) and such Revolving Credit Lender(s) or Affiliate thereof. Any Revolving Credit Lender or Affiliate thereof designated as an L/C Issuer pursuant to this Section 2.15(l) shall be deemed to be the L/C Issuer with respect to Letters of Credit issued or to be issued by such Revolving Credit Lender or Affiliate thereof, and all references herein and in the other Loan Documents to the term “L/C Issuer” shall, with respect to such Letters of Credit, be deemed to refer to such Revolving Credit Lender or Affiliate thereof in its capacity as L/C Issuer thereof, as the context shall require.

(m)          Reporting. Not later than the third Business Day following the last day of each calendar month (or at such other intervals as the Administrative Agent and the applicable L/C Issuer shall agree), each L/C Issuer shall provide to the Administrative Agent a schedule of the Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), the expiration date, and the reference number of any Letter of Credit outstanding at any time during such month, and showing the aggregate amount (if any) paid or payable by the Borrower to such L/C Issuer during such month.

Section 2.16     Cash Collateral.

(a)           Certain Credit Support Events. Upon the request of the Administrative Agent or any L/C Issuer if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize all L/C Obligations in an amount equal to 102% of the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent or any L/C Issuer, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

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(b)           Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at a bank selected by the Borrower and reasonably acceptable to the Administrative Agent. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as Cash Collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)           Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Sections 2.03, 2.15, 2.15 or Section 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)           Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided that (x) Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of an Event of Default (and following application as provided in this Section 2.16 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the applicable L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

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Article III.
TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01     Taxes.

(a)          Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)             Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without deduction or withholding for any Taxes. If, however, applicable Laws require the Loan Party or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Loan Party or the Administrative Agent, as the case may be (including upon the basis of the information and documentation to be delivered pursuant to subsection (e) below).

(ii)            If any Loan Party or the Administrative Agent shall be required by applicable Laws (as determined in good faith) to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any such payment, then (A) such Loan Party or the Administrative Agent shall be entitled to withhold or make such deductions as are determined by such Loan Party or the Administrative Agent to be required (including based upon the information and documentation it has received pursuant to subsection (e) below), (B) such Loan Party or the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the applicable Laws and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions and withholdings applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)          Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c)          Tax Indemnifications.

(i)            Without limiting the provisions of subsection (a) or (b) above, the Loan Parties shall, and do hereby, indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) required to be withheld or deducted by any Loan Party or the Administrative Agent or paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Loan Parties shall also, and do hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

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(ii)            Without limiting the provisions of subsection (a) or (b) above, each Lender shall, and does hereby, indemnify the Loan Parties and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Loan Parties or the Administrative Agent) incurred by or asserted against the Loan Parties or the Administrative Agent by any Governmental Authority as a result of the failure by such lender to deliver, , or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to the Borrower or the Administrative Agent pursuant to subsection (e), or such Lender failed to notify the Loan Parties or the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective or because such Lender failed to maintain a Participant Register in the manner required by Section 10.06(d)). Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Finance Obligations.

(d)          Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)          Status of Lenders; Tax Documentation.

(i)            Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by or on behalf of any Loan Party pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

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(ii)          Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States:

(A)         any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax; and

(B)         each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)            executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, claiming eligibility with respect to such payments for benefits of an income tax treaty to which the United States is a party;

(2)            executed copies of IRS Form W-8ECI;

(3)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 871(h)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E;

(4)            to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner; or

(5)            executed copies of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

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(iii)            If a payment made to any Lender hereunder or under any other Loan Document would be subject to United States federal withholding tax imposed pursuant to FATCA if such Lender fails to comply with applicable reporting and other requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable Law or as reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that a Lender has complied with its obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iv)            Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f)          Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts, in each case, pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

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(g)          Defined Terms. For purposes of this Section, the term “Lender” includes any L/C Issuer and the term “applicable Law” includes FATCA.

Section 3.02     Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Term Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 3.03     Inability to Determine Rates.

(a)          If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, (i) the Administrative Agent reasonably determines that (A) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, or (B)(x) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan and (y) the circumstances described in Section 3.03(c)(i) do not apply (in each case with respect to this clause (i), “Impacted Loans”), or (ii) the Administrative Agent or the Required Lenders determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of Section 3.03(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Term Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Term Borrowing of Base Rate Loans in the amount specified therein.

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(b)          Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (i) of Section 3.03(a), the Administrative Agent, in consultation with the Borrower, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (i) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (i) of the first sentence of Section 3.03(a), (ii) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (iii) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Term Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

(c)          Notwithstanding anything to the contrary in this Agreement or any other Loan Documents:

(i)            On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-month, 3-month, 6-month and 12- month LIBOR tenor settings. On the earlier of (i) the date that all Available Tenors of LIBOR have either permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative and (ii) the Early Opt-in Effective Date, if the then-current Benchmark is LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

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(ii)            Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During the period referenced in the foregoing sentence, the component of Base Rate based upon the Benchmark will not be used in any determination of Base Rate.

(iii)           In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iv)          The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. For the avoidance of doubt, any notice required to be delivered by the Administrative Agent as set forth in this Section 3.03(c) may be provided, at the option of the Administrative Agent (in its sole discretion), in one or more notices and may be delivered together with, or as part of any amendment which implements any Benchmark Replacement or Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.03(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.03(c).

(v)           At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or LIBOR), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

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(vi)          The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to (A) the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “Eurodollar Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation any Benchmark Replacement implemented hereunder), (B) the composition or characteristics of any Benchmark Replacement, including whether it is similar to, or produces the same value or economic equivalence to LIBOR (or any other Benchmark) or have the same volume or liquidity as did LIBOR (or any other Benchmark), (C) any actions or use of its discretion or other decisions or determinations made with respect to any matters covered by this Section 3.03(c) including, without limitation, whether or not a Benchmark Transition Event has occurred, the removal or lack thereof of unavailable or non-representative tenors, the implementation or lack thereof of any Benchmark Replacement Conforming Changes, the delivery or non-delivery of any notices required by clause (iv) above or otherwise in accordance herewith, and (D) the effect of any of the foregoing provisions of this Section 3.03(c).

Section 3.04     Increased Costs; Reserves on Eurodollar Rate Loans.

(a)          Increased Costs Generally. If any Change in Law shall:

(i)             impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits with or for the account of, or credit extended or participated in by, any Lender (or its Lending Office) or L/C Issuer (except any reserve requirement which is reflected in the determination of the Adjusted Eurodollar Rate hereunder);

(ii)            subject any Lender (or its Lending Office) or L/C Issuer to any Tax of any kind whatsoever with respect to this Agreement, any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii)           impose on any Lender (or its Lending Office) or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender (or its Lending Office) or L/C Issuer of making or maintaining any Term Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Term Loan), or to reduce the amount of any sum received or receivable by such Lender or L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or L/C Issuer, the Borrower will pay to such Lender or L/C Issuer such additional amount or amounts as will compensate such Lender or L/C Issuer for such additional costs incurred or reduction suffered.

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(b)          Capital Requirements. If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or any Lending Office of such Lender or L/C Issuer or such Lender or L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender or L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Term Commitments of such Lender or the Term Loans made by such Lender or L/C Issuer to a level below that which such Lender or L/C Issuer or such Lender or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender or L/C Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender or L/C Issuer’s holding company for any such reduction suffered.

(c)          Certificates for Reimbursement. A certificate of a Lender or L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or their respective holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or L/C Issuer the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)          Delays in Requests. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender or L/C Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 120 days prior to the date that such Lender or L/C Issuer notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender or L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.05     Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(i)            any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(ii)           any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

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(iii)           any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

excluding any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate used in determining the Adjusted Eurodollar Rate for such Loan by a matching deposit or, other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

Section 3.06     Mitigation Obligations; Replacement of Lenders.

(a)          Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or L/C Issuer or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender or L/C Issuer gives a notice pursuant to Section 3.02, then such Lender or L/C Issuer shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or L/C Issuer to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or L/C Issuer. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or L/C Issuer in connection with any such designation or assignment.

(b)          Replacement of Lenders. If a Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

Section 3.07     Survival. All of the Borrower’s obligations under this Article III shall survive any assignment of rights by, or the replacement of, a Lender or L/C Issuer, termination of the Aggregate Commitments, repayment of all other Senior Credit Obligations hereunder and resignation or replacement of the Administrative Agent.

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Article IV.
CONDITIONS PRECEDENT

Section 4.01           Conditions to the Closing Date. The obligation of each Lender to make its initial Credit Extensions and each L/C Issuer to issue Letters of Credit hereunder on the Closing Date is subject to the satisfaction (or waiver by the Arrangers) of the following conditions precedent:

(a)            Executed Loan Documents: The Administrative Agent’s receipt of counterparts of this Credit Agreement, the Notes requested by the Lenders, the Security Agreement and the Pledge Agreement, in each case, dated as of the Closing Date, duly executed by an authorized officer of the Borrower, each applicable Loan Party and by each Lender party thereto, and in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.

(b)            Organization Documents, Etc. The Administrative Agent’s receipt of the following:

(i)            a copy of the certificate or articles of incorporation, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State;

(ii)            a certificate of Responsible Officers of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws, operating agreement or other similar organizational document of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or members of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of such Loan Party have not been amended since the date of the last amendment thereto shown on the certified copy thereof furnished pursuant to clause (i) above and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; and

(iii)           a certification of another officer as to the incumbency and specimen signature of the Responsible Officer executing the certificate pursuant to clause (ii) above;

(c)            Opinions of Counsel. The Administrative Agent’s receipt of duly executed favorable opinions of counsel to the Loan Parties, dated as of the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent.

(d)            Officer Certificates. The Administrative Agent’s receipt of a certificate or certificates of the Borrower, dated as of the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent, certifying each conditions of Sections 4.01(j), 4.02(a) and 4.02(b) are satisfied.

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(e)            Solvency Certificates. Certificates, each addressed to the Administrative Agent and the Lenders from time to time party this Agreement and in form and substance reasonably satisfactory to the Administrative Agent, attesting to and demonstrating the Solvency of the Borrower and its Subsidiaries before and after giving effect to the Transaction, from a Responsible Officer.

(f)            Personal Property Collateral. The Collateral Agent’s receipt of the following, each in form and substance reasonably satisfactory to the Collateral Agent:

(i)            Lien Priority. Evidence that none of the Collateral is subject to any Liens (other than Permitted Liens).

(ii)            UCC Financing Statements. Such UCC financing statements as are necessary or appropriate, in the Collateral Agent’s reasonable discretion, to perfect the security interests in the Collateral.

(g)            Other. The Administrative Agent’s receipt of such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Lenders (through the Administrative Agent) may reasonably require.

(h)            Certain Fees. All fees required to be paid on or before the Closing Date (i) to the Administrative Agent and the Arrangers and (ii) to the Lenders shall in each case have been paid.

(i)            Counsel Fees. Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced three (3) Business Days prior to the Closing Date.

(j)            Absence of Certain Changes. Since the date of the Audited Financial Statements, there has been no change, occurrence or development that could reasonably be expected to have a Material Adverse Effect.

(k)            Financial Statements. The Administrative Agent shall have received the Audited Financial Statements and Quarterly Financial Statements.

(l)            Committed Loan Notice. The Administrative Agent shall have received a Committed Loan Notice in accordance with the requirements hereof.

(m)            KYC Information.

(i)            Upon the reasonable request of any Lender made at least seven days prior to the Closing Date, the Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case at least three days prior to the Closing Date.

(ii)            At least three days prior to the Closing Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall deliver, to each Lender that so requests, a Beneficial Ownership Certification.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or reasonably satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

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Section 4.02           Conditions to All Credit Extensions after the Closing Date. The obligation of each Lender to honor any Request for Credit Extension other than a Letter of Credit, and if such Request for Credit Extension is for a Letter of Credit, the obligation of the applicable L/C Issuer to honor such Request for Credit Extension, after the Closing Date (other than pursuant to a notice of conversion or continuation) is subject to the following conditions precedent (any of which may be waived in accordance with Section 10.01):

(a)            Representations and Warranties: Except as set forth in Section 1.03(d), the representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, that are qualified by materiality shall be true and correct (after giving effect to any qualification therein) on and as of the date of such Credit Extension, and each of the representations and warranties of the Borrower and each other Loan Party contained in any other Loan Document or in any document furnished at any time under or in connection herewith or therewith that are not qualified by materiality shall be true and correct in all material respects on and as of the date of such Credit Extension, except in each case to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date., and except that for purposes of this Section 4.02, the representations and warranties contained in clauses (a) and (b) of Section 5.11 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b)            No Default. No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)            Committed Loan Notice. The Administrative Agent and, if applicable, the L/C Issuer shall have received a Committed Loan Notice in accordance with the requirements hereof.

Each request for Credit Extension (other than pursuant to a notice of continuation or conversion) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

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Article V.
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders on the Closing Date (after giving effect to the Transactions) and on the date of each Credit Extension as contemplated by Section 4.02 (other than the Closing Date) as to each of the matters set forth below that:

Section 5.01           Organization and Standing. Each Loan Party is duly organized and validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of its jurisdiction of organization, with the power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.

Section 5.02           Due Qualification. Each Loan Party is duly qualified to do business as a foreign entity in good standing, and has obtained all necessary licenses, authorizations, consents and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of business shall require such qualifications, licenses or approvals, except where the failure to so qualify or be in good standing would not result in a Material Adverse Effect.

Section 5.03           Power and Authority. Each Loan Party has the power and authority to execute and deliver the Loan Documents to which it is a party and to perform and observe their respective terms; the execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party have been duly authorized by each Loan Party by all necessary action; the execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party requires no action by or in respect of, or filing with any official or governmental body, does not contravene or constitute a default under each Loan Party’s organizational documents, any law applicable to it, any contractual restriction binding on or affecting its property or any order, writ, judgment, aware injunction, decree or other instrument binding on or affecting its property; and such execution, delivery and performance will not result in the creation or imposition of any adverse claim upon or with respect to the property of each Loan Party or any of its Subsidiaries except as contemplated by the Collateral Documents.

Section 5.04           Binding Obligation. Each of the Loan Documents constitutes a legal, valid and binding obligation of each Loan Party which is a party thereto enforceable in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 5.05           No Proceedings. There are no proceedings or investigations pending or, to the Borrower’s knowledge, threatened, before any court, arbitral body, regulatory body, administrative agency or other governmental instrumentality having jurisdiction over any Loan Party or its properties: (i) asserting the invalidity of any of the Loan Documents to which any Loan Party is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any of the other Loan Documents to which it is a party, (iii) seeking any determination or ruling that might materially and adversely affect the performance by any Loan Party of its obligations under, or the validity or enforceability of, this Agreement or any of the other Loan Documents to which such Loan Party is a party, or (iv) which would reasonably be expected to have a Material Adverse Effect.

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Section 5.06           Approvals. No approval, authorization, consent, order or other action of, or filing with, any court, federal or state body, or administrative agency, or any third person is required by any Loan Party or its predecessors in interest in connection with the execution and delivery of the Loan Documents, except those that have been obtained or made.

Section 5.07           Reserved.

Section 5.08           Investment Company Act. None of Holdings, the Borrower nor any of its Restricted Subsidiaries is an “investment company” or “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.09           Margin Regulations. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that results in a violation of the provisions of Regulation U and X issued by the Board of Governors of the Federal Reserve Bank System.

Section 5.10           No Default. No Default or Event of Default has occurred and is continuing, or would result from the consummation of the transactions contemplated by this Agreement or the other Loan Documents on the Closing Date.

Section 5.11           Financial Statements.

(a)            Audited Financial Statements. The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Legacy Partnership as of the date thereof and its results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Legacy Partnership, as of the date thereof, including for taxes, material commitments and indebtedness.

(b)            Annual Financial Statements. The audited consolidated balance sheet of the Consolidated Group delivered pursuant to Section 6.01(a) for the most recent fiscal year then ended, and the related combined statements of operations, changes in partners’ equity and cash flows for such fiscal year, including the notes thereto (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Consolidated Group as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Consolidated Group, as of the date thereof, including for taxes, material commitments and indebtedness.

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(c)            Quarterly Financial Statements. The unaudited consolidated balance sheet of the Legacy Partnership or the Consolidated Group, as applicable, delivered pursuant to Section 6.01(b) for the most recent fiscal quarter then ended, and the related combined statements of operations, partners’ equity and cash flows for such fiscal quarter (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Legacy Partnership or the Consolidated Group, as applicable, as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, subject in the case of clauses (i) and (ii) the absences of footnotes and to normal year-end audit adjustments and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Legacy Partnership or the Consolidated Group, as applicable, as of the date thereof, including for taxes, material commitments and indebtedness.

Section 5.12           No Material Adverse Effect. Since December 31, 2020, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

Section 5.13           Properties and Interests. The Borrower’s and its Subsidiaries’ property and interests (including Royalty Assets) are free of claims and disputes, except as would not have a Material Adverse Effect.

Section 5.14           Taxes. Holdings, the Borrower and its Subsidiaries have made all necessary filings with the federal, state and local taxing authorities, and have paid all federal, state and local taxes owing on or in respect of their income, assets or activities, except those which are being or may be contested in good faith by appropriate proceedings and otherwise as would not have a Material Adverse Effect.

Section 5.15           ERISA. Neither Holdings, the Borrower nor any of its Subsidiaries or Affiliates maintains, sponsors, contributes to or has any liability (contingent or otherwise) with respect to any “employee benefit plans” within the meaning of ERISA. The Borrower is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to the Borrower’s entrance into, participation in, administration of or performance of the Revolving Loans, Revolving Credit Commitments, Term Loans, the Letters of Credit, the Term Commitments and this Agreement.

Section 5.16           Subsidiaries. As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed on Schedule 5.16.

Section 5.17            Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or the aggregate, would reasonably be expected to result in a Material Adverse Effect. No written report, financial statement, certificate or other information furnished by or on behalf of any Loan Party or any of its Subsidiaries to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other of the Loan Documents (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

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Section 5.18            Taxpayer Identification Number. The true and correct U.S. taxpayer identification numbers for Holdings, the Borrower and its Restricted Subsidiaries and any Guarantors hereunder are set out on Schedule 5.18.

Section 5.19           Compliance with Laws. Each Loan Party, the Borrower and each of its Restricted Subsidiaries has complied with the requirements of all laws, treaties, rules, regulations and determinations of any governmental instrumentality applicable to the them (including, without limitation, the FCPA and Laws related to Sanctions), other than laws, treaties, rules regulations and determinations the non-compliance of which, individually or in the aggregate, would not have a Material Adverse Effect.

Section 5.20           Security Agreement.

(a)            The provisions of the Collateral Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable first priority Lien (subject, in the case of any Collateral other than Collateral consisting of Equity Interests, to Liens that are permitted hereunder) on all right, title and interest of the respect Loan Parties in the Collateral described therein.

(b)            The Collateral is not subject to any Liens other than those that are permitted hereunder.

Section 5.21           OFAC. Neither Holdings, the Borrower nor any Subsidiaries, nor, to the knowledge of Holdings, the Borrower or any Subsidiaries, any Related Party, is an individual or entity that is, or is owned or controlled by one or more individuals or entities that are (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals or HMT’s Consolidated List of Financial Sanctions Targets, or any similar list enforced by any other relevant sanctions authority or (iii) is located, organized or residing in any Designated Jurisdiction. Holdings, the Borrower and its Subsidiaries have conducted their businesses in compliance in all material respects with all applicable Sanctions and have instituted and maintained policies and procedures designed to promote and achieve compliance with applicable Sanctions. No Loan, nor the proceeds from any Loan, will be used, directly or indirectly, to lend, contribute, provide or otherwise make available such proceeds to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person that, at the time of such funding, is located, organized or residing in any Designated Jurisdiction or is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender, the Arranger or the Administrative Agent or any L/C Issuer) of Sanctions.

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Section 5.22           Foreign Corrupt Practices Act. Holdings, the Borrower and its Subsidiaries have conducted their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable anti-corruption legislation in other jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Laws. No part of the proceeds of the Term Facility will be used, directly or, to the knowledge of the Borrower or any Subsidiaries, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.

Section 5.23           PATRIOT Act. Each of Holdings and the Borrower is in compliance, in all material respects, with the PATRIOT Act.

Section 5.24           Solvency. As of the Closing Date, immediately after giving effect to the consummation of the Transactions, the Borrower and its Subsidiaries are, on a consolidated basis, Solvent.

Article VI.
AFFIRMATIVE COVENANTS

Until the Senior Credit Obligations shall have been paid in full or otherwise satisfied or any Letter of Credit (other than Letters of Credit which have been Cash Collateralized or as to which other arrangements reasonably satisfactory to the applicable L/C Issuer have been made) shall remain outstanding (other than contingent indemnification obligations for which no claim has been made), and the Commitments hereunder shall have expired or been terminated, the Borrower will, and will cause each of its Subsidiaries to:

Section 6.01           Financial Statements. Deliver to the Administrative Agent for further distribution to each Lender:

(a)            Annual Financial Statements. As soon as available, but in any event not later than 90 days after the end of each fiscal year, a consolidated balance sheet for the Consolidated Group as at the end of such fiscal year (beginning with the fiscal year ending December 31, 2021), and the related consolidated statements of operations, partners’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by (i) a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” qualification, “going concern” exception or “going concern” explanatory paragraph (other than a “going concern” qualification, exception or explanatory paragraph resulting solely from (a) an upcoming maturity date under any indebtedness occurring within one year from the time such opinion is delivered or (b) any potential inability to satisfy a financial maintenance covenant on a future date or in a future period) or any qualification or exception paragraph as to the scope of such audit and (ii) a certificate from a Responsible Officer of the Borrower that the statements are a fair representation, in all material respects, of the financial condition and performance of the Consolidated Group.

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(b)            Quarterly Financial Statements. (x)  As soon as available, but in any event not later than 45 days after the Closing Date with respect to the fiscal quarter ending June 30, 2021, the unaudited combined statement of assets, liabilities and partners’ capital of the Legacy Partnership, and the related consolidated statements of operations, changes in partners’ equity and cash flows for such fiscal quarter and (y) beginning with the fiscal quarter ending September 30, 2021, as soon as available, but in any event not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year, an unaudited consolidated balance sheet for the Consolidated Group as at the end of such fiscal quarter, and the related consolidated statements of operations, partners’ equity and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, and the related consolidated statements of operations, partners’ equity and cash flows for the portion of the fiscal year then ended, in each case setting forth in comparative form as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail with a certificate from a Responsible Officer of the Borrower that the statements were prepared in accordance with GAAP and are a fair representation, in all material respects, of the financial condition and performance of the Legacy Partnership or the Consolidated Group, as applicable, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

Section 6.02           Certificates and Other Information. Deliver to the Administrative Agent for further distribution to each Lender:

(a)            Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), (beginning with the fiscal quarter ending June 30, 2021), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower (i) stating that such financial statements were prepared in accordance with GAAP and are a fair representation, in all material respects, of the financial condition and performance of the Consolidated Group, subject only in the case of quarterly financial statements provided under Section 6.01(b) to normal year-end audit adjustments and the absence of footnotes, (ii) setting forth computations in reasonable detail that is reasonably satisfactory to the Administrative Agent demonstrating compliance with the financial covenants contained herein, (iii) certifying that no Default or Event of Default exists as of the date thereof (or the nature and extent thereof and proposed actions with respect thereto) and (iv) including a summary of all material changes in GAAP and in the consistent application thereof, the effect on the financial covenants resulting therefrom, and a reconciliation between calculation of the financial covenants before and after giving effect to such changes.

(b)            Audit Letters. Promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations to the extent submitted to the board of directors (or the audit committee of the board of directors) of Ultimate Parent or the Borrower by independent accountants in connection with the accounts or books of Ultimate Parent or any member of the Consolidated Group, or any audit of any of them.

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(c)            Reports to Equityholders. Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the trustee, manager or beneficial owners of Ultimate Parent or the Borrower, and copies of all annual, regular, periodic and special reports and registration statements in respect of Ultimate Parent or the Borrower may be filed or be required to filed with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; provided that to the extent any such documents are filed with the SEC, such documents shall be deemed delivered pursuant to this Section 6.02(c) at the time of the filing with the SEC of any such documents.

(d)            [Reserved].

(e)            Governmental Investigations. Promptly, and in any event within ten Business Days after receipt thereof by the Borrower or any of its Restricted Subsidiaries, copies of each non-ordinary course notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of or with respect to the Borrower and its Restricted Subsidiaries.

(f)            Reserved.

(g)            Other Information. Promptly, such additional information regarding the business, financial or corporate affairs of any member of the Consolidated Group, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third party website or whether sponsored by the Administrative Agent); provided that: (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

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Each of Holdings and the Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of Holdings or the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar or a substantially similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Holdings or the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each of Holdings and the Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such “public side” Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Holdings and the Borrower Materials “PUBLIC,” Holdings and the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to Holdings, the Borrower or its Subsidiaries, or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated “Public Side Information.”

Section 6.03           Notification. Promptly notify the Administrative Agent of:

(i)            the occurrence of any Default or Event of Default;

(ii)            any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including (i) breach or nonperformance of, or any default under, a Contractual Obligation of the Borrower or any Restricted Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension as between the Borrower or any of its Restricted Subsidiaries, on the one hand, and any Governmental Authority, on the other hand; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any of its Restricted Subsidiaries;

(iii)           any material change in accounting policies or financial reporting practices by Ultimate Parent or any member of the Consolidated Group;

(iv)           any announcement by Moody’s or S&P of any change in a debt rating pertinent to Ultimate Parent or any member of the Consolidated Group; and

(v)            any litigation, investigation or proceeding affecting any Loan Party in which the amount involved or relief sought would reasonably be expected to have a Material Adverse Effect.

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Each notice pursuant to this Section (other than Section 6.03(iv)) shall be accompanied by a statement of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(i) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Section 6.04           Preservation of Existence. Holdings, the Borrower and each of its Restricted Subsidiaries (other than any Immaterial Subsidiary) will preserve and maintain its existence, rights, franchise and privileges in the jurisdiction of its formation (unless it becomes, or any successor hereunder is or becomes organized under the laws of any other State of the United States), and qualify and remain qualified in good standing as a foreign entity in each jurisdiction where the failure to preserve and maintain such existence, rights, franchise, privileges and qualification would reasonably be expected to have a Material Adverse Effect.

Section 6.05           Compliance with Laws. The Borrower and its Restricted Subsidiaries will comply with the requirements of all laws, treaties, rules, regulations and determinations of any governmental instrumentality applicable to the them, other than laws, treaties, rules, regulations and determinations the non-compliance of which, individually or in the aggregate, would not have a Material Adverse Effect.

Section 6.06           Books and Records. The Borrower and its Restricted Subsidiaries will maintain proper books of record and account in conformity with GAAP and, as necessary, also such additional books of record and account as may be required by governmental authorities or instrumentalities.

Section 6.07           Inspection Rights. The Borrower and its Restricted Subsidiaries will permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to conduct field audits, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Administrative Agent and at such reasonable times during normal business hours, upon reasonable advance notice to the Borrower and not more than once per calendar year; provided, however, that when an Event of Default exists the Administrative Agent (or any of its respective representatives or independent contractors) may, upon reasonable advance notice to the Borrower, do any of the foregoing at the expense of the Borrower at any time during normal business hours, as often as the Administrative Agent deems advisable in its sole discretion.

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Section 6.08           Use of Proceeds. The proceeds of (a) the Term B-1 Loans borrowed on the Closing Date shall be used (x) together with the proceeds of the 2029 Senior Notes, to repurchase certain Equity Interests of Holdings and Ultimate Parent held by HCRX Feeder Fund, L.P., a Delaware limited partnership, on behalf of the former investors in the Legacy Partnership and to pay fees and expenses incurred in connection with the Transactions and (y) for other purposes not prohibited by this Agreement, including to fund Permitted Acquisitions, (b) the Revolving Loans shall be used to pay for the fees, costs and expenses related to the Transactions and for working capital and general corporate purposes not prohibited by this Agreement, including to fund Permitted Acquisitions and (c) any other Credit Extensions shall be used for working capital, acquisitions, Investments and for other general corporate purposes not prohibited by this Agreement. The Borrower will not use the Loans or the proceeds from any Credit Extension hereunder, directly or indirectly, to lend, contribute, provide or otherwise make available such proceeds to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person that, at the time of such funding, is located, organized or residing in any Designated Jurisdiction or is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender, the Arranger or the Administrative Agent) of Sanctions. The Borrower will not use any Loan or the proceeds of any Credit Extension hereunder, directly or, to the knowledge of the Borrower or any Restricted Subsidiaries, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.

Section 6.09           Joinder of Subsidiaries as Guarantors.

(a)            The Borrower will promptly notify the Administrative Agent of (i) the formation, acquisition or existence of any wholly-owned Subsidiary (other than any such Subsidiary that is an Excluded Subsidiary) or (ii) a Subsidiary ceasing to be an Excluded Subsidiary, together with information relating to such Subsidiary (type and jurisdiction of organization, taxpayer identification number and address information).

(b)            Within 60 days of the formation, acquisition or existence thereof or the date such entity ceases to be an Excluded Subsidiary, the Borrower shall (i) cause such Subsidiary (excluding any Excluded Subsidiary) to give a Guaranty, together with certified copies of the organizational documents, resolutions, governing documents and incumbency and favorable opinions of counsel, each in form and substance reasonably satisfactory to the Administrative Agent.

Section 6.10      Grant of Liens and Security Interests.

(a)            Personal Property. The Finance Obligations will be secured by (i) a grant by Holdings, the Borrower and any person required to provide a Guaranty hereunder (other than the General Partner) of a security interest in substantially all of their personal property (including all accounts, contract rights, deposit accounts, chattel paper, insurance proceeds, inventory, investments and financial assets, general intangibles, intellectual property, licenses, machinery and equipment) which may be perfected by filing financing statements under the UCC, by filing notices of security interests in respect of intellectual property with the United States Copyright Office or the United States Patent and Trademark Office or by “control” under the UCC and (ii) a grant at all times by the General Partner, pursuant to a Pledge Agreement, of the GP Collateral (which, together with Holdings’ beneficial ownership interest in the Borrower, represents 100% of the outstanding beneficial interests of the Borrower). The scope of the Collateral covered by clause (i) of the immediately preceding sentence will not include Excluded Property. In connection with any grant of security interest under this subsection, there will delivered to the Collateral Agent, in the case of the Borrower, Holdings, the General Partner and each other Loan Party on the Closing Date, on the Closing Date, and in the case of any other Restricted Subsidiary, within 60 days (with extensions as deemed necessary by the Collateral Agent) of formation, acquisition or the date when the subject interests are first required to be pledged hereunder, to the extent applicable, (i) a security agreement in form and substance reasonably satisfactory to the Collateral Agent, executed in multiple counterparts, (ii) notices of grant of security interest in respect of intellectual property with the United States Copyright Office or the United States Patent and Trademark Office reasonably satisfactory to the Collateral Agent, executed in multiple counterparts, (iii) such opinions of counsel as the Collateral Agent may deem reasonably necessary or appropriate, in form and substance reasonably satisfactory to the Collateral Agent, and (iv) such other filings and deliveries as may be reasonably necessary or appropriate as determined by the Collateral Agent in its reasonable discretion.

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(b)            Pledge of Ownership Interests In Subsidiaries. The Finance Obligations will be secured by a pledge of not less than 100% of the issued and outstanding Equity Interests in the Borrower and each other Domestic Subsidiary of the Borrower or any Guarantor and, subject to clause (a) of the definition of Excluded Property, 100% of the Equity Interests in each First-Tier Foreign Subsidiary of the Borrower or any Guarantor. The scope of the Collateral covered by this clause (b) will not include Excluded Property. In connection with any such pledge under this subsection, there will be delivered to the Collateral Agent, within thirty days in the case of Domestic Subsidiaries and ninety days in the case of First-Tier Foreign Subsidiaries, with extensions as deemed necessary and appropriate by the Collateral Agent, (i) a pledge or security agreement in form and substance reasonably satisfactory to the Collateral Agent, executed in multiple counterparts, (ii) the original share certificates (if any) evidencing the subject pledged interests, together with undated transfer powers executed in blank, in each case where appropriate, (iii) such opinions of counsel as the Collateral Agent may deem reasonably necessary or appropriate, in form and substance reasonably satisfactory to the Collateral Agent, and (iv) such other filings and deliveries as may be reasonably necessary or appropriate as determined by the Collateral Agent in its reasonable discretion.

Section 6.11           Royalty Proceeds; Cash Management.

(a)            All payments due in respect of Royalty Assets, and all other amounts paid or collected in respect of Royalty Assets (collectively, “Royalty Proceeds”), in each case now or hereafter owned by the Borrower or any other Loan Party (other than Holdings) (whether existing at the date of this Agreement or hereafter formed or acquired) shall be paid directly by the payor into (i) a deposit account or securities account of the Borrower or a Guarantor that, in each case, is subject to an Account Control Agreement (such accounts, the “Controlled Accounts”) or (ii) an escrow or lockbox account, solely to the extent such escrow or lockbox account is subject to standing, irrevocable instructions requiring that all Royalty Proceeds deposited therein are swept not less frequently than on a daily basis into a Controlled Account; provided that, with respect to any such account opened prior to the Closing Date, the applicable Loan Party shall have 90 days (or such longer period as may be agreed by the Administrative Agent) to enter into an Account Control Agreement with respect to such account.

(b)            The Controlled Accounts and any other account (other than Excluded Accounts) owned by a Loan Party (other than Holdings and the General Partner) shall at all times be subject to an Account Control Agreement; provided that, with respect to any such account opened after the Closing Date, the applicable Loan Party shall have 90 days (or such longer period as may be agreed by the Administrative Agent) to enter into an Account Control Agreement with respect to such account; provided, further, that no Account Control Agreement shall be required with respect to any Excluded Accounts.

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(c)            Each Account, and any other account that is required to be subject to an Account Control Agreement pursuant to the preceding clause (b), shall be maintained at an Approved Financial Institution.

Section 6.12           Anti-Corruption Laws; Sanctions. Conduct its business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable anti-corruption legislation in other jurisdictions and with all applicable Sanctions, and maintain policies and procedures designed to promote and achieve compliance with such laws and Sanctions.

Section 6.13           Post-Closing Matters. The Borrower will take each of the actions set forth on Schedule 6.13 within the time period prescribed therefor on such schedule or such later date as may be agreed by the Administrative Agent.

Section 6.14           Designation of Unrestricted Subsidiaries. The Borrower may designate any Restricted Subsidiary to be an Unrestricted Subsidiary in accordance with the definition of “Unrestricted Subsidiary”; provided that (i) immediately before and after giving effect to such designation, no Event of Default shall have occurred and be continuing and (ii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” as defined in or in respect of the 2029 Senior Notes. All outstanding Investments owned by the Borrower and its Restricted Subsidiaries in the designated Unrestricted Subsidiary will be treated as an Investment by the Borrower or such Restricted Subsidiary, as applicable, made at the time of the designation. The amount of all such outstanding Investments will be the aggregate fair market value of such Investments at the time of the designation. The designation will not be permitted if such Investment would not be permitted under Section 7.02 at that time and if such Restricted Subsidiary does not otherwise meet the definition of an Unrestricted Subsidiary. Any designation of a Subsidiary of the Borrower as an Unrestricted Subsidiary shall be evidenced to the Administrative Agent by delivering to the Administrative Agent a certificate signed by a Responsible Officer of the Borrower certifying that such designation complied with the foregoing conditions and the conditions set forth in the definition of “Unrestricted Subsidiary” and was permitted by this Section 6.14, provided, however, (i) no Subsidiary may be designated as an Unrestricted Subsidiary if such designated Unrestricted Subsidiary will own any Royalty Assets and (ii) neither the Borrower nor any of its Restricted Subsidiaries shall be permitted transfer any Royalty Assets to an Unrestricted Subsidiary.

If, at any time, any Unrestricted Subsidiary would fail to meet any of the requirements of an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and (1) any Funded Debt of such Subsidiary, (2) any Liens of such Subsidiary and (3) any Investments of such Subsidiary, in each case shall be deemed to be incurred by a Restricted Subsidiary of the Borrower as of such date and, if such Funded Debt, Liens or Investments are not permitted to be incurred as of such date under Section 7.03, Section 7.01 or Section 7.02, as applicable, the Borrower shall be in default of such Section 7.03, Section 7.01 or Section 7.02, as applicable.

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The Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence, on the date of designation, of Funded Debt, Liens and Investments by a Restricted Subsidiary of the Borrower of any outstanding Funded Debt, Liens and Investments of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Funded Debt is permitted under Section 7.03, such Liens are permitted under Section 7.01 and such Investments are permitted under Section 7.02; and (2) no Event of Default shall have occurred and be continuing.

Article VII.
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Senior Credit Obligation hereunder (other than contingent indemnification obligations for which no claim has been made) shall remain unpaid or unsatisfied, or any Letter of Credit (other than Letters of Credit which have been Cash Collateralized or as to which other arrangements reasonably satisfactory to the L/C Issuer have been made) shall remain outstanding, (x) other than with respect to Section 7.07(a), the Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, directly or indirectly and (y) with respect to Section 7.07 only, Holdings shall not:

Section 7.01     Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, to secure Funded Debt, other than:

(a)            Liens securing the Finance Obligations;

(b)            Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(c)            Liens securing (i) Incremental Equivalent Debt permitted to be incurred pursuant to Section 7.03(c) and Refinancing Debt in respect thereof and (ii) Funded Debt permitted to be incurred pursuant to Section 7.03(e); provided, that if any such Lien is on Collateral, the holders of any such Funded Debt (or a representative thereof) shall be party to an Acceptable Intercreditor Agreement;

(d)            Liens securing Funded Debt permitted under Section 7.03(d) existing on property at the time of (and not in contemplation of) its acquisition; provided that such Liens do not extend to or cover any other assets or property other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Funded Debt and other obligations incurred prior to such time and which Funded Debt and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition; and

(e)            Liens on any margin stock, if and to the extent the value of all margin stock of the Borrower and its Subsidiaries exceeds 25% of the value of the total assets subject to this Section 7.01;

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(f)            Liens in an aggregate principal amount not to exceed the greater of (x) $260,500,000 and (y) 50% of Consolidated EBITDA for the period of four fiscal quarters of the Consolidated Group most recently ended;

(g)            Liens existing on the Closing Date and, to the extent securing Funded Debt in an aggregate principal amount in excess of $5,000,000, set forth on Schedule 7.01(g) and any modifications, replacements, renewals or extensions thereof, provided, such Liens shall secure only those obligations that they secure on the Closing Date (and any Refinancing Debt in respect of such obligations permitted by Section 7.03(i)) and shall not subsequently apply to any other property or assets of the Borrower or any Restricted Subsidiary.

Section 7.02     Investments. Make or permit to exist any Investments, other than:

(a)            Investments by the Borrower or any of its Restricted Subsidiaries in cash and Cash Equivalents;

(b)            Investments received in satisfaction or partial satisfaction of royalty receivables from financially troubled account debtors;

(c)            Permitted Acquisitions at any time by the Borrower or any Restricted Subsidiary; provided that the aggregate consideration for all such Permitted Acquisitions of Royalty Assets that are owned by Restricted Subsidiaries that are not Loan Parties shall not exceed the Non-Loan Party Cap;

(d)            Investments existing on the Closing Date as set forth on Schedule 7.02(d);

(e)            Investments in Restricted Subsidiaries of the Borrower, the proceeds of which are used to satisfy (A) royalty or revenue sharing payments (but only to the extent of distributions or other amounts received by or on behalf of the Borrower in respect of such Investments) or (B) milestone payments;

(f)            other Investments (x) in any Subsidiary Guarantor and (y) in any other Restricted Subsidiary that is not a Loan Party, in the case of this clause (y) in an amount not to exceed the Non-Loan Party Cap;

(g)            other Investments in an aggregate amount not to exceed the greater of (x) $182,350,000 and (y) 35.0% of Consolidated EBITDA for the period of four fiscal quarters of the Consolidated Group most recently ended;

(h)            Investments arising under Secured Cash Management Agreements and Secured Hedge Agreements;

(i)             other Investments in an amount not to exceed the Available Amount at the time of the making of such Investment; provided that the portion of the Available Amount attributed to clauses (a)(i) or (a)(ii) of the definition thereof shall not be available for any such Investments made pursuant to this clause (i) if a Specified Event of Default occurred and is continuing or would be caused thereby;

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(j)             Investments by the Borrower and its Restricted Subsidiaries in Royalty Assets in the ordinary course of business; provided that aggregate consideration for such Investments made by Restricted Subsidiaries that are not Loan Parties pursuant to this clause (j) shall not exceed the Non-Loan Party Cap;

(k)            Investments so long as (i) no Event of Default has occurred and is continuing or would be caused thereby and (ii) the pro forma Consolidated Total Net Leverage Ratio would be less than 3.50:1.00;

(l)             loans and advances to officers, directors, employees or consultants of the Borrower or any Restricted Subsidiary in an aggregate outstanding amount not to exceed $10,000,000;

(m)           hedging agreements entered into for non-speculative purposes;

(n)            Investments received in connection with the bankruptcy or reorganization or, or settlement of delinquent accounts and disputes with or judgments against customers or Investments acquired as a result of a foreclosure with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(o)            Investments constituting the license or contribution of intellectual property pursuant to joint marketing or other similar arrangements;

(p)            any customary upfront milestone, marketing or other funding payment in connection with obtaining a right to receive royalty or other payments in the future; and

(q)            advances in the form of prepayment of expenses;

provided that the Borrower and its Restricted Subsidiaries shall not make any Investment in any Non-Core Royalty Assets if, at the time of such Investment and immediately after giving effect thereto, the aggregate amount of investments in Non-Core Royalty Assets exceeds the Non-Loan Party Cap.

Section 7.03     Funded Debt. Create, incur, assume or suffer to exist any Funded Debt, other than:

(a)            the Senior Credit Obligations;

(b)            any Funded Debt arising under Secured Cash Management Agreements or Secured Hedge Agreements;

(c)            Incremental Equivalent Debt and Refinancing Debt in respect thereof;

(d)            (x) Funded Debt of any Person that becomes a Restricted Subsidiary or Funded Debt assumed in connection with an acquisition or other Investment permitted hereunder after the Closing Date; provided that such Funded Debt (A) existed at the time such Person became a Restricted Subsidiary or the assets subject to such Funded Debt were acquired and (B) was not created or incurred in anticipation thereof and (y) any Refinancing Debt in respect thereof;

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(e)            (x) Funded Debt incurred in connection with an acquisition or other Investment permitted hereunder after the Closing Date; provided that

(i)            after giving effect to the incurrence of such Funded Debt (assuming all commitments under or in respect of such Funded Debt are fully funded and without netting the cash proceeds thereof), (A) in the case of such Funded Debt that is secured on a pari passu or junior basis with the Liens securing the Financing Obligations hereunder, the pro forma Consolidated Senior Secured Net Leverage Ratio would not exceed 3.00:1.00 and (B) in the case of any such Funded Debt that is unsecured, the pro forma Consolidated Total Net Leverage Ratio would not exceed 4.50:1.00,

(ii)           such Funded Debt shall not have (A) a final maturity date that is before the Latest Maturity Date at the time of incurrence of such Funded Debt, or (B) a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of any then-existing Facility hereunder; provided that the foregoing limitations shall not apply to (x) customary bridge loans; provided that the terms of such bridge loans provide for automatic extension of the maturity date thereof to a date that is not earlier than the stated maturity date of the Latest Maturity Date at the time of incurrence of such Funded Debt and (y) Incremental Equivalent Debt having an aggregate principal amount not exceeding the Inside Maturity Excluded Amount;

(iii)           if such Funded Debt is secured by assets that constitute Collateral, the holders of such Funded Debt (or a representative therefor) shall be party to an Acceptable Intercreditor Agreement;

(iv)          the other terms of such Funded Debt (excluding, for the avoidance of doubt, interest rate (including through fixed interest rates), interest margins, rate floors, fees, funding discounts, original issue discounts and optional prepayments or optional redemption premiums and terms) (when taken as a whole) are not materially more favorable to the lenders or other investors providing such Funded Debt than those applicable to this Agreement as determined by the Borrower in good faith (other than covenants or other provisions applicable only to periods after the Latest Maturity Date); and

(v)           (A) if such Funded Debt (x) is incurred by any Restricted Subsidiary that is not a Loan Party, such Incremental Equivalent Debt shall not be guaranteed by any Person that is a Loan Party and (y) is incurred by the Borrower or any Guarantor, such Incremental Equivalent Debt shall not be guaranteed by any Person that is not a Guarantor and shall not have any obligors other than the Borrower or the Guarantors and (B) if such Funded Debt is secured by any or all of the Collateral, such Funded Debt shall not be secured by any assets that do not constitute Collateral, and (y) any Refinancing Debt in respect thereof;

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(f)            other unsecured Funded Debt of the Borrower and any unsecured Refinancing Debt of the Borrower in respect thereof; provided that, (A) both immediately before and after giving pro-forma effect thereto, no Event of Default shall have occurred, (B) after giving effect to the incurrence of such Funded Debt (assuming all commitments under or in respect of such indebtedness are fully funded and without netting the cash proceeds thereof), the pro forma Consolidated Total Net Leverage Ratio would not exceed 4.50:1.00 and (C) any such Funded Debt (other than Refinancing Debt which shall be subject to the limitations set forth in the definition thereof) has a final maturity date equal to or later than the Latest Maturity Date at the time of incurrence of such indebtedness, and a Weighted Average Life to Maturity equal to or greater than the latest Weighted Average Life to Maturity of any then existing Facility hereunder; provided that the limitations in this sub-clause (C) shall not apply to any such unsecured indebtedness having an aggregate principal amount not exceeding the Inside Maturity Excluded Amount;

(g)            other Funded Debt of the Borrower and its Restricted Subsidiaries in an aggregate principal amount not to exceed the greater of (x) $260,500,000 and (y) 50% of Consolidated EBITDA for the period of four fiscal quarters of the Consolidated Group most recently ended;

(h)            Funded Debt under the 2029 Senior Notes in an aggregate principal amount not to exceed $650,000,000 (inclusive of any Refinancing Debt in respect thereof);

(i)             other Funded Debt existing on the Closing Date and, to the extent such Funded Debt is in an aggregate principal amount in excess of $5,000,000, set forth on Schedule 7.01(i) and any Refinancing Debt in respect thereof;

(j)             Funded Debt in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations;

(k)            Funded Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds;

(l)             Funded Debt arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations (including earn-outs) incurred or assumed in connection with any transaction not prohibited by this Agreement;

(m)           Funded Debt representing deferred compensation to employees, directors, consultants or independent contractors; and

(n)            Funded Debt consisting of the financing of insurance premiums.

Section 7.04     Dissolution, Mergers and Subsidiaries.

(a)            Terminate the existence, dissolve or liquidate, in whole or in part, any Restricted Subsidiary of the Borrower (other than any Immaterial Subsidiary of the Borrower), other than any such termination, dissolution or liquidation occurring in connection with any transaction involving a Restricted Subsidiary of the Borrower that does not, in the good faith judgment of the Borrower, have an adverse impact in any material respect on the value of the Collateral granted to the Administrative Agent for the benefit of the Secured Parties (it being agreed that the transfer of all or substantially all of the Collateral of any Restricted Subsidiary to the Borrower or any other Loan Party (other than Holdings) that is a party to the Security Agreement shall be permitted under this clause (a)).

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(b)            Enter into a transaction of merger or consolidation with any other Person; provided that any Subsidiary of the Borrower may merge with or consolidate into (i) the Borrower or (ii) one or more other Restricted Subsidiaries of the Borrower, provided that when any Loan Party is merging with another Subsidiary, such Loan Party shall be the continuing or surviving Person, unless such other continuing or surviving Person would constitute an Immaterial Subsidiary (and has been so designated) after giving effect to such merger.

(c)            Except for Excluded Subsidiaries, the Borrower will not form, acquire or permit to exist any Restricted Subsidiaries without giving prior written notice to the Administrative Agent and otherwise complying with Section 6.09(a).

Section 7.05     Dispositions. Make Dispositions of assets, other than

(a)            Involuntary Dispositions;

(b)            Dispositions for fair market value by the Borrower or its Restricted Subsidiaries in any fiscal year of assets if, but only if, the aggregate Consolidated EBITDA attributable thereto for the fiscal year most recently completed prior to the time of any Disposition would not exceed an amount equal to 25% of Consolidated EBITDA for such most recently completed fiscal year;

(c)            exclusive and non-exclusive licenses of intellectual property granted by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business; and

(d)            the abandonment, cancellation, lapse or other Disposition of intellectual property that is, in the reasonable judgment of the Borrower, no longer economically practical to maintain or useful in the conduct of the business of the Borrower or any of its Restricted Subsidiaries.

Section 7.06     Distributions. Make Distributions to equity, other than:

(a)            Distributions in an aggregate amount not exceed the greater of (x) $260,500,000 and (y) 50% of Consolidated EBITDA for the period of four fiscal quarters of the Consolidated Group most recently ended;

(b)            Distributions to the Manager in respect of Employment Related Expenses;

(c)            other Distributions in an amount not to exceed the Available Amount at the time of the making of such Distributions; provided that (x) the portion of the Available Amount attributed to clauses (a)(i) or (a)(ii) of the definition thereof shall not be available for any such Distribution made pursuant to this clause (c) if a Specified Event of Default has occurred and is continuing or would be caused thereby and (y) the portion of the Available Amount attributed to clause (a)(ii) of the definition thereof shall not be available for any such Distribution made pursuant to this clause (c) unless the pro forma Consolidated Fixed Charge Coverage Ratio would be greater than or equal to 2.00:1.00;

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(d)            Distributions of net proceeds distributed by any non-wholly-owned Subsidiary to owners of a minority interest in connection with any permitted Disposition by any non-wholly-owned Subsidiary;

(e)            Distributions so long as (i) no Event of Default has occurred and is continuing or would be caused thereby and (ii) the pro forma Consolidated Total Net Leverage Ratio would be less than 3.00:1.00;

(f)             the Borrower may make Distributions to Holdings or any parent company in an aggregate amount not exceeding 6.0% per annum of the Market Capitalization (determined as of the date of such Distribution, or in the case of dividends of share repurchases, on the date of declaration or notice thereof, if applicable);

(g)            the Borrower may make Distributions to Holdings in an amount equal to the Tax Distributions; and

(h)            Distributions to purchase or redeem Equity Interests held by then present or former directors, consultants, officers or employees or any shareholders’ agreement then in effect upon such person’s death, disability, retirement or termination of employment or under the terms of any other agreement under which stock or related rights were issued.

Section 7.07     Limited Activities.

(a)            Conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations or own any assets other than

(i)             its ownership of the Equity Interests of the Borrower and activities incidental thereto and Investments by Holdings to be promptly contributed to the Borrower and activities incidental thereto,

(ii)            activities incidental to the maintenance of its existence and compliance with applicable Law and legal, tax and accounting matters related thereto and activities relating to its employees,

(iii)           activities relating to the performance of obligations under the Loan Documents and the documentation governing other permitted indebtedness to which it is a party,

(iv)          the receipt of Distribution permitted to be made to Holdings under Section 7.06 and

(v)           activities related to the Transactions.

(b)            Amend or modify (i) any Organization Document of Holdings or the Borrower or (ii) any Organization Document of any Restricted Subsidiary of the Borrower (other than any Immaterial Subsidiary), in each case, in a manner materially adverse to the Lenders.

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Section 7.08     Fiscal Year. Change its fiscal year without the prior written consent of the Administrative Agent.

Section 7.09     Transactions with Affiliates. Enter into any transaction with an Affiliate other than on terms substantially as favorable as would be obtainable in an comparable arm’s length transaction with a Person that is not an Affiliate; except that distributions under Section 7.06 and the agreements and arrangements existing on the Closing Date relating to payment of management fees and expenses to the Manager under the Management Agreement (including Employment Related Expenses) shall not be subject to this Section.

Section 7.10     Financial Covenant. Permit the Consolidated Total Net Leverage Ratio of the Consolidated Group as of the end of any fiscal quarter of the Borrower (commencing with the fiscal quarter ending December 31, 2021) to be greater than 4.50 to 1.00; provided that (i) upon the Administrative Agent’s receipt of a QMA Notice and subject to the limitations set forth in the definition of Qualifying Material Acquisition, such ratio shall be increased by 0.50 to 1.00 for the four consecutive fiscal quarters ended immediately after the applicable Consummation Date and (ii) for the avoidance of doubt, any Event of Default in respect of this Section 7.10 shall be subject to Section 8.01(b); provided further that (x) if the Consummation Date is the last day of a fiscal quarter, subject to clause (y), the increased ratio set forth above shall apply as of such date and the three consecutive immediately following fiscal quarters and (y) if the applicable QMA Notice Date occurs after the date on which the financial statements for the fiscal quarter (or, if applicable, fiscal year) ended immediately after (or, if applicable, on) the applicable Consummation Date are due pursuant to Sections 6.01(a) or (b), such increased ratio shall only apply for the three consecutive fiscal quarters ended immediately after such initial fiscal quarter ended immediately after (or, if applicable, on) the applicable Consummation Date provided, further that (i) such increase in the Consolidated Total Net Leverage Ratio shall be limited to two uses over the life of the Revolving Credit Facilities and (ii) there must be at least two consecutive fiscal quarters not subject to such increase in the Consolidated Total Net Leverage Ratio between such uses.

Section 7.11     Prepayments of Certain Indebtedness, etc. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Junior Debt, except:

(a)            Prepayments, redemptions, purchases or other payments made to satisfy any Junior Debt in an aggregate amount not exceed the greater of (x) $260,500,000 and (y) 50% of Consolidated EBITDA for the period of four fiscal quarters of the Consolidated Group most recently ended;

(b)            the prepayment of any Junior Debt with the Net Cash Proceeds of, or in exchange for, any Junior Debt permitted under this Agreement

(c)            prepayments, redemptions, purchases or other payments made to satisfy any Junior Debt of any Junior Debt in an amount not to exceed the Available Amount at the time of the making of such Investment; provided that (x) the portion of the Available Amount attributed to clauses (a)(i) or (a)(ii) of the definition thereof shall not be available for any such prepayments, redemptions, purchases or other payments made pursuant to this clause (c) if a Specified Event of Default occurred and is continuing or would be caused thereby; and

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(d)            prepayments, redemptions, purchases or other payments made to satisfy any Junior Debt so long as (i) no Event of Default has occurred and is continuing or would be caused thereby and (ii) the pro forma Consolidated Total Net Leverage Ratio would be less than 3.00:1.00.

Section 7.12     Restrictive Agreements. Enter into any Contractual Obligation (other than this Agreement, any other Loan Document or the 2029 Senior Notes) that limits the ability (i) of any Restricted Subsidiary to make Distributions to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, (ii) of any Restricted Subsidiary to Guaranty the indebtedness of the Borrower hereunder or (iii) of the Borrower or any Restricted Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person to secure the Financing Obligations; provided, however, that clauses (i) and (iii) shall not prohibit any negative pledge or similar provision, or restriction on transfer of property, incurred or provided in favor of any holder of indebtedness in respect of capital leases and purchase money financings solely to the extent any such negative pledge relates to the property financed by or the subject of such indebtedness or transaction or any other property securing any other Funded Debt permitted under Section 7.03(e). Notwithstanding the foregoing, this Section 7.12 will not restrict or prohibit:

(a)            restrictions imposed pursuant to an agreement that has been entered into in connection with a transaction permitted pursuant to Section 7.05 with respect to the property that is subject to that transaction;

(b)            restrictions imposed by any agreement relating to secured Funded Debt permitted pursuant to Section 7.03(b) or (d) to the extent that such restrictions apply only to the property or assets securing to such Funded Debt;

(c)            provisions restricting subletting or assignment of Contractual Obligations;

(d)            restrictions contained in Funded Debt permitted under Sections 7.03(c) or (e), so long as such restrictions are no more restrictive, taken as a whole, to the Borrower and its Restricted Subsidiaries than the restrictions or covenants contained in this Agreement;

(e)            provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(f)             restrictions on cash or other deposits or net worth imposed by customers on the Borrower and its Restricted Subsidiaries under contracts entered into in the ordinary course of business;

(g)            encumbrances or restrictions arising or agreed to in the ordinary course of business, not relating to any Funded Debt, and that do not, individually or in the aggregate, detract from the value of property or assets of the Borrower or any of its Restricted Subsidiaries in any manner material to the Borrower or any of its Restricted Subsidiaries; or

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(h)            encumbrances or restrictions existing under, by reason of or with respect to customary provisions contained in leases or licenses of intellectual property and other agreements, in each case, entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business.

Article VIII.
DEFAULTS

Section 8.01     Events of Default. An Event of Default shall exist upon the occurrence of any of the following specified events or conditions (each an “Event of Default”):

(a)            Non-Payment. Failure by the Borrower or any other Loan Party to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or any L/C Obligation or any fee due hereunder or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document.

(b)            Specific Covenants. Failure by the Borrower or Holdings (as applicable) to perform or observe any term, covenant or agreement contained in any of Section 6.02, 6.03(i), 6.04, 6.08, 6.10, or 6.13 or Article VII; provided that any Event of Default under Section 7.10 will not constitute an Event of Default for purposes of the Term Loan, and no Term Loan Lender will be permitted to exercise any remedies with respect to an Event of Default in respect of such Section 7.10 until the later of the date, if any, on which the Revolving Credit Commitments have been terminated and the Revolving Loans have been accelerated with respect to such default in the observance or performance of Section 7.10 and such acceleration has not been rescinded.

(c)            Other Defaults. Failure by any Loan Party to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty days after notice thereof from the Administrative Agent to the Borrower.

(d)            Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party or any of its Restricted Subsidiaries herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be false or misleading in any material respect when made or deemed made.

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(e)            Cross Default. (i) Holdings or any member of the Consolidated Group (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Funded Debt or Support Obligations (other than indebtedness hereunder and indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Funded Debt or Support Obligations or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such indebtedness or the beneficiary or beneficiaries of such Support Obligations (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Funded Debt to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such indebtedness to be made, prior to its stated maturity, or such Support Obligations to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined, or as such comparable term may be used and defined, in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any member of the Consolidated Group is the Defaulting Party (as defined, or as such comparable term may be used and defined, in such Swap Contract) or (B) any Termination Event (as so defined, or as such comparable term may be used and defined, in such Swap Contract) under such Swap Contract as to which any member of the Consolidated Group is an Affected Party (as so defined, or as such comparable term may be used and defined, in such Swap Contract) and, in either event, the Swap Termination Value owed by such member of the Consolidated Group as a result thereof is greater than the Threshold Amount.

(f)            Insolvency Proceedings, Etc. Holdings or any member of the Consolidated Group (other than any Immaterial Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty calendar days, or an order for relief is entered in any such proceeding.

(g)            Inability to Pay Debts; Attachment. (i) Holdings or any member of the Consolidated Group (other than any Immaterial Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within sixty calendar days after its issue or levy.

(h)            Judgments. There is entered against any Holdings or any member of the Consolidated Group (other than any Immaterial Subsidiary) (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of sixty calendar days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

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(i)            ERISA. Any member of the Consolidated Group or any ERISA Affiliate shall incur liabilities under or in respect of ERISA that are reasonably likely to have a Material Adverse Effect.

(j)            Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Senior Credit Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document.

(k)            Change of Control. A Change of Control occurs.

(l)            Collateral Documents. Any Collateral Document after delivery thereof pursuant to Article 4 or Section 6.09 shall for any reason (other than pursuant to the terms hereof) cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on a material portion of the Collateral purported to be covered thereby.

Section 8.02     Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders (or, in the case of Section 8.02(a) (insofar as it relates to the obligations of the Revolving Credit Lenders to make Revolving Loans and of the L/C Issuers to make L/C Credit Extensions), in each case, the Required Revolving Credit Lenders), take any or all of the following actions:

(a)            declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)            declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)            require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to 102% of the then Outstanding Amount thereof);

(d)            exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents or at law or in equity; and

(e)            upon the occurrence of an Event of Default under Section 7.10 that is unwaived, (x) terminate the Revolving Credit Commitments and/or (y) take any or all of the actions specified in Section 8.02(a), (b), (c) or (d) in respect of the Revolving Credit Commitments, Revolving Loans and Letters of Credit.

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provided, however, that (x) upon the taking of any action by or upon the direction of the Required Revolving Credit Lenders as contemplated by clause (e) above, the Required Lenders may take any of the actions contemplated by clause (a) though (d) above with respect to any Facility hereunder and (y) upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower or any Guarantor under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case, without further act of the Administrative Agent or any Lender.

Section 8.03     Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Finance Obligations shall, subject to the provisions of Section 2.13, be applied by the Administrative Agent in the following order:

FIRST, to payment of that portion of the Finance Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent and the Collateral Agent in their capacities as such;

SECOND, to payment of that portion of the Finance Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and L/C Issuer arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

THIRD, to payment of that portion of the Finance Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Senior Credit Obligations, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause Third payable to them;

FOURTH, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Section 8.02(c);

FIFTH, to payment of that portion of the Finance Obligations constituting unpaid principal of the Loans, L/C Borrowings and amounts then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, L/C Issuers, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fifth held by them;

LAST, the balance, if any, after Payment in Full, to the Borrower or as otherwise required by Law.

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Amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Finance Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

Article IX.
AGENCY PROVISIONS

Section 9.01     Appointment and Authority.

(a)            Administrative Agent. Each of the Lenders and each L/C Issuer hereby irrevocably appoints Citibank, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and Holdings and the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)            Collateral Agent. The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the L/C Issuers hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Finance Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c)), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents as if set forth in full herein with respect thereto; provided that to the extent an L/C Issuer is entitled to indemnification under this Section 9.01 solely in connection with its role as an L/C Issuer, only the Revolving Credit Lenders shall be required to indemnify such L/C Issuer in accordance with this Section 9.01. The provisions of this Article IX shall survive the payment in full of the Finance Obligations, the termination of the Commitments and the termination of this Agreement.

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Section 9.02     Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03     Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)            shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of an Debtor Relief Law; and

(iii)           shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent.

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The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until it shall have received written notice from a Lender, an L/C Issuer or the Borrower referring to this Agreement, describing such Default, and stating that such notice is a “notice of default”.

Neither the Administrative Agent nor any of its Related Parties shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than, in the case of the Administrative Agent, to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04         Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the reasonable satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is reasonably satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05         Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

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Section 9.06         Resignation of Administrative Agent.

(a)            The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent shall on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)            [reserved].

(c)            With effect from the Resignation Effective Date (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(e) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

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Any resignation by the entity serving as the Administrative Agent pursuant to this Section 9.06 shall also constitute its resignation as an L/C Issuer (if applicable). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor may agree to succeed to and become vested with all of the rights, powers, privileges and duties of a retiring L/C Issuer, if applicable. In connection with any such agreement to succeed to the retiring L/C Issuer, the successor L/C Issuer, if applicable, shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to the retiring L/C Issuer to effectively assume the obligations of such retiring L/C Issuer with respect to such Letters of Credit.

Notwithstanding the foregoing, the failure of any successor to agree to succeed to a retiring L/C Issuer shall not affect the resignation of such retiring L/C Issuer. The retiring L/C Issuer shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.16(c)), but shall have no obligation to issue any additional Letters of Credit or to amend, extend or otherwise modify any existing Letters of Credit (except as required pursuant to the terms of any such existing Letters of Credit).

Section 9.07         Non-Reliance on Administrative Agent, the Arrangers and Other Lenders. Each Lender and each L/C Issuer expressly acknowledges that none of the Administrative Agent nor the Arrangers has made any representation or warranty to it, and that no act by the Administrative Agent or the Arrangers hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Arrangers to any Lender as to any matter, including whether the Administrative Agent or the Arrangers have disclosed material information in their (or their Related Parties’) possession. Each Lender and each L/C Issuer represents to the Administrative Agent and the Arrangers that it has, independently and without reliance upon the Administrative Agent, the Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arrangers, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender and each L/C Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or such L/C Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each L/C Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender and each L/C Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

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Section 9.08         No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers or Agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

Section 9.09         Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relating to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(i)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Senior Credit Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.07, 2.15(h) and Section 2.15(i) and 10.04) allowed in such judicial proceeding; and

(ii)         to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 10.04.

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Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Finance Obligations or the rights of any Lender or L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or L/C Issuer in any such proceeding.

Section 9.10         Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and L/C Issuers irrevocably authorizes the Administrative Agent, at its option and in its discretion:

(i)          to release immediately any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) upon termination of the Aggregate Commitments and payment in full in cash of all Finance Obligations (other than (x) contingent indemnification obligations for which no claim has been made and (y) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements reasonably satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit which have been Cash Collateralized or as to which other arrangements reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer shall have been made), (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document or that is owned by a Guarantor that is released from its Guaranty in accordance with this Agreement, (C) to effect a change in the structure of the General Partner so long as substantially concurrent with such release, the Pledge Agreement (including an additional Pledge Agreement as contemplated by clause (b) of the definition thereof) is entered into pursuant to which a security interest in 100% of the General Partner’s beneficial ownership interest in the Borrower is granted (representing 100% of the outstanding beneficial interests of the Borrower) or (D) if approved, authorized or ratified in writing in accordance with Section 10.01;

(ii)         to release immediately any Guarantor from its Guaranty of the Finance Obligations under the Collateral Documents (A) upon termination of the Aggregate Commitments and payment in full of all Finance Obligations (other than (x) contingent indemnification obligations for which no claim has been made and (y) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements reasonably satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) the expiration or termination of all Letters of Credit (other than Letters of Credit which have been Cash Collateralized or as to which other Administrative Agent and the applicable L/C Issuer shall have been made), (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document or that is owned by a Guarantor that is released from its Guaranty in accordance with this Agreement or (C) if approved, authorized or ratified in writing in accordance with Section 10.01;

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(iii)        to release immediately any Guarantor from its Guaranty of the Finance Obligations and all Liens granted by any such Guarantor, and all pledges of Equity Interests in any such Guarantor under the Security Agreement if such Person ceases to be a Restricted Subsidiary (including by being designated an Unrestricted Subsidiary in accordance with Section 6.14 hereof, or by way of liquidation, merger, consolidation, amalgamation or dissolution or Disposition thereof as permitted by this Agreement), or becomes an Excluded Subsidiary; provided that, if such Guarantor becomes an Excluded Subsidiary by virtue of being a Affected Foreign Subsidiary, then the release of any pledge of Equity Interests therein shall be limited to 35% of the voting Equity Interests thereof and if such Affected Foreign Subsidiary is a direct or indirect Subsidiary of an Affected Foreign Subsidiary, then the release shall be 100% of any pledge of Equity Interests of such Subsidiary; provided, however that if such Guarantor becomes an Excluded Subsidiary solely in reliance on clause (i) of the definition of “Excluded Subsidiary,” then the release of such Guarantor from its Financing Obligations under the Loan Documents shall only be permitted if at the time such Guarantor becomes an Excluded Subsidiary of such type, after giving pro forma effect to such release and consummation of the transaction that causes such Person to be an Excluded Subsidiary of such type, the Borrower is deemed to have made a new Investment in such Person on the date of such release in an amount equal to the portion of the fair market value of the net assets of such Person attributable to the Borrower’s or any Restricted Subsidiary’s Equity Interest therein and such Investment is permitted under Section 7.02 at such time;

(iv)        to execute any intercreditor agreements and/or subordination agreements with any holder of any indebtedness or Liens permitted by this Agreement to the extent such intercreditor agreement and/or subordination agreement is required by the terms hereof; and

(v)         to subordinate the Liens held by the Administrative Agent under the Loan Documents on any Royalty Assets acquired in a Permitted Acquisition (and any proceeds thereof) to the Liens on such Royalty Assets (and any proceeds thereof) in favor of the seller or other applicable counterparty securing installment payments, milestone payments, or royalty or revenue sharing obligations under the acquisition or similar agreement pursuant to which such Royalty Assets were acquired; provided that such liens shall extend solely to of such Royalty Assets to secure such payments or obligations.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10. Any release or subordination permitted hereby shall also be permitted and not constitute a violation of Section 4.02 of the Security Agreement.

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Notwithstanding anything to the contrary in this Agreement, upon a Subsidiary being designated an Unrestricted Subsidiary in accordance with Section 6.14 of this Agreement or otherwise ceasing to be a Restricted Subsidiary (including by way of liquidation, merger, consolidation or amalgamation or dissolution) in a transaction permitted by this Agreement, such Subsidiary shall be automatically released and relieved of any obligations under this Agreement and all other Loan Documents, all Liens granted by such Subsidiary in its assets to the Administrative Agent shall be automatically released, all pledges to the Administrative Agent of Equity Interests in any such Subsidiary shall be automatically released, and the Administrative Agent is authorized to, and shall promptly, deliver to the Borrower any acknowledgement confirming such releases and all necessary releases and terminations, in each case as the Borrower may reasonably request to evidence such release and at Borrower’s expense. To the extent any Loan Document conflicts or is inconsistent with the terms of this Section, this Section shall govern and control in all respects.

Section 9.11         Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.02, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Finance Obligations arising under Secured Cash Management Agreements or Secured Hedge Agreements unless the Administrative Agent has received written notice of such Finance Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank.

Section 9.12         Erroneous Payments.

(a)           If the Administrative Agent notifies a Lender, L/C Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, L/C Issuer or Secured Party such Lender or L/C Issuer (any such Lender, L/C Issuer, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, L/C Issuer, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Payment Recipient shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

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(b)           Without limiting immediately preceding clause (a), each Lender, L/C Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, L/C Issuer or Secured Party such Lender or L/C Issuer, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, L/C Issuer or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)           (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)          such Lender, L/C Issuer or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.12(b).

(c)           Each Lender, L/C Issuer or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, L/C Issuer or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, L/C Issuer or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

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(d)           In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender or L/C Issuer that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or L/C Issuer at any time, (i) such Lender or L/C Issuer shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender or L/C Issuer shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or L/C Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning L/C Issuer shall cease to be a Lender or L/C Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning L/C Issuer and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or L/C Issuer shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or L/C Issuer (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or L/C Issuer and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, L/C Issuer or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”), provided, that the Loan Parties’ Secured Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Secured Obligations in respect of Loans that may have been assigned to the Administrative Agent under any Erroneous Payment Deficiency Assignment.

(e)           The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Finance Obligations owed by the Borrower or any other Loan Party; provided, that this Section 9.13 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Finance Obligations of the Borrower or any other Loan Party relative to the amount (and/or timing for payment) of the Finance Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided further, for the avoidance of doubt, Section 9.13(d) and this subsection (e) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

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(f)            To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g)           Each party’s obligations, agreements and waivers under this Section 9.12 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or L/C Issuer, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Article X.
MISCELLANEOUS

Section 10.01       Amendments, Etc. Subject to Sections 3.03(c), no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent with the consent or ratification of the Required Lenders or such other number or percentage of Lenders as may be specified herein) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that (w) any term or provision of Section 7.10, the definition of “Consolidated Total Net Leverage Ratio” (or any of its respective component definitions (as used solely in such Section but not as used in other Sections of this Agreement)) may only be amended, waived, consented to or otherwise modified with the consent of the Required Revolving Credit Lenders (and no other consents from any other Lenders or group thereof shall be necessary), (x) the Administrative Agent and the Borrower may, with the consent of the other, amend, modify or supplement this Agreement and any other Loan Document to cure any ambiguity, omission, typographical error, mistake, defect or inconsistency (or to conform any other Loan Document to be consistent with the requirements of the Credit Agreement) and (y) no such amendment, waiver or consent or other modification shall:

(a)           waive or amend any condition set forth in Section 4.01 (other than Section 4.01(h)(i) or Section 4.01(i)), without the written consent of each Lender adversely affected thereby;

(b)           without limiting the generality of clause (a) above, waive or amend any condition set forth in Section 4.02 as to any Credit Extension under the Revolving Credit Facility without the written consent of the Required Revolving Credit Lenders;

(c)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 2.04 or Section 8.02) without the written consent of such Lender;

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(d)           postpone any date fixed by this Agreement or any other Loan Document for (A) any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment or (B) any scheduled reduction of any Facility hereunder or under any other Loan Document without the written consent of each Appropriate Lender;

(e)           reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (B) except as set forth in clause (w) of the first proviso to this Section 10.01, to amend any financial ratio hereunder (or any defined terms used therein);

(f)            change (A) Section 8.03 without the written consent of each Lender, (B) Section 2.11 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (C) the definition of “Applicable Percentage,” the definition of “Applicable Revolving Credit Percentage”, the order of application or pro rata nature of any reduction in the Commitments or any prepayment of Loans among the Classes from the application thereof set forth in the applicable provisions of Section 2.03(a), 2.03(b), 2.04(b), 2.05(b) respectively, in any manner that materially and adversely affects the Lenders under a Facility or Class without the written consent of the Lenders with respect to the relevant Facility or Class and adversely affected thereby;

(g)           change (A) any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (B) of this Section 10.01(g)), without the written consent of each Lender or (B) the definition of “Required Lenders”, “Required Facility Lenders”, “Required Term B-1 Term Lenders” or “Required Revolving Credit Lenders”, without the written consent of each Lender under the applicable Facility;

(h)           release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(i)            release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (as in effect on the Closing Date) (in which case such release may be made by the Administrative Agent acting alone);

(j)            impose any greater restriction on the ability of any Lender under a Facility or a Class to assign any of its rights or obligations hereunder without the written consent of the Required Facility Lenders, Required Term B-1 Term Lenders or Required Revolving Credit Lenders, as the case may be, with respect to such Facility or Class; or

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(k)           prior to the occurrence of an Event of Default under Section 8.01(f), (A) subordinate any of the Facilities in right of payment to the prior payment of any other Funded Debt of the Loan Parties identified in clause (a) of the definition thereof or (B) subordinate the Liens any of the Collateral to any other Lien on such Collateral securing any other Funded Debt of the Loan Parties identified in clause (a) of the definition thereof, in each case, except as expressly provided in the Loan Documents as in effect on the Closing Date without the written consent of each Lender directly and adversely affected thereby;

and provided, further, that: (i) no amendment, waiver, consent or modification shall, unless in writing and signed by the applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document, in each case, relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver, consent or modification shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iii) no amendment, waiver or consent which would require the consent of a Lender but for the fact that it is a Defaulting Lender shall be enforced against it without its consent; and (iv) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding any provision herein to the contrary, the Borrower may, by written notice to the Administrative Agent from time to time, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders under one or more of the Facilities (each Facility subject to such a Loan Modification Offer, and “Affected Facility”) to make one or more Permitted Amendments (as defined below) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than 10 Business Days nor more than 30 Business Days after the date of such notice) (or such shorter periods as are acceptable to the Administrative Agent). Permitted Amendments shall become effective only with respect to the Loans of the Lenders under the Affected Facility that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and/or Commitments under such Affected Facility as to which such Lender’s acceptance has been made. The Borrower and each Accepting Lender shall execute and deliver to the Administrative Agent an agreement in form and substance reasonably satisfactory to the Administrative Agent giving effect to the Permitted Amendment (a “Loan Modification Agreement”) and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Loans and Commitments of the Accepting Lenders under the Affected Facility. Notwithstanding the foregoing, no Permitted Amendment shall become effective under this paragraph unless the Administrative Agent, to the extent so reasonably requested by the Administrative Agent, shall have received corporate documents, officers’ certificates or legal opinions consistent with those delivered on the Closing Date under Section 4.01. As used in this paragraph, “Permitted Amendments” shall be limited to (i) an extension of the final maturity date of the applicable Loans of the Accepting Lenders (provided that such extension may not result in having more than two additional final maturity dates in any year, or more than three additional final maturity dates at any time, under this Agreement without the consent of the Administrative Agent), (ii) with respect to Term Loans, a reduction, elimination or extension, of the scheduled amortization of the applicable Term Loans of the Accepting Lenders, (iii) a change in rate of interest (including a change to the Applicable Rate and any provision establishing a minimum rate), premium, or other amount with respect to the applicable Loans of the Accepting Lenders and/or a change in the payment of fees to the Accepting Lenders and/or a change in the payment of fees to the Accepting Lenders (such change and/or payments to be in the form of cash, equity interests or other property to the extent not prohibited by this Agreement) and (iv) any other amendment to a Loan Document required to give effect to the Permitted Amendments described in clauses (i) through (iii) of this sentence.

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If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender, each Appropriate Lender or all affected Lenders (or any other Class or group of Lenders other than the Required Lenders) and that has been approved by the Required Lenders (each such Lender, a “Non-Consenting Lender”), the Borrower may replace such non-consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant thereto).

Section 10.02       Notices; Effectiveness; Electronic Communication.

(a)           Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)           if to the Borrower or the Administrative Agent to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)          if to any other Lender or an L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender or an L/C Issuer on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

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Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)           Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article II if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)           The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall any Agent or any of its Related Parties (collectively, “Agent Parties”) have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or any Agent Party’s transmission of Borrower Materials through electronic telecommunications, notices through the Platform, any other electronic platform or electronic messaging service, except for direct or “economic” (as such term is used in Title 18, United States Code, Section 1030(g)) (as opposed to special, indirect, consequential or punitive) losses, claims, damages, liabilities or expenses to the extent that such losses, claims, damages, liabilities or expenses (x) are determined by a court of competent jurisdiction by a final an non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document in respect of Borrower Materials made available through electronic telecommunications or other information transmission systems, if the Borrower or such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to such direct or “economic” damages).

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(d)           Change of Address, Etc. Each of the Borrower, the Administrative Agent and the L/C Issuers may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the L/C Issuers. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)           Reliance by Administrative Agent, the L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices and Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuers, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

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Section 10.03   No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, any L/C Issuer or by the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers and, in respect of the Collateral Documents, any other Secured Party; provided, however, that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) each of the L/C Issuers from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.11) or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (y) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 10.04   Expenses; Indemnity; Damage Waiver.

(a)            Costs and Expenses. The Borrower agrees to pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and the Arrangers and their respective Affiliates (including the reasonable fees, charges and disbursements of one outside counsel for the Administrative Agent (and, in the case of an actual conflict of interest, where the party affected by such conflict, informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected person)), in connection with due diligence, the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of one outside counsel for the Administrative Agent and the Lender (and, in the case of an actual conflict of interest, where the party affected by such conflict, informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected person)), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

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(b)            Indemnification. The Borrower and each Guarantor, jointly and severally, shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, each L/C Issuer, each Arranger and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for external attorneys, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01) or, in the case of the Arrangers and their respective Related Parties only, the syndication of the Loans, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) any actual or prospective claim, litigation, investigation or proceeding brought by or against a third party or by or against the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)            Reimbursement by Lenders. To the extent that the Borrower and the Guarantors for any reason fail indefeasibly to pay any amount required under subsection (a) or (b) of this Section to be paid by it or them to the Administrative Agent (or any sub-agent thereof), any of the Arrangers, any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), each Arranger, such L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or any Arranger or any L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or any Arranger in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).

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(d)            Waiver of Consequential Damages. To the fullest extent permitted by applicable Law, Holdings and the Borrower shall not assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(e)            Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)            Survival. The agreements in this Section shall survive the resignation of the Administrative Agent and any L/C Issuer, the replacement of the Administrative Agent, any Lender or any L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Senior Credit Obligations and the termination of this Agreement.

Section 10.05   Payments Set Aside. To the extent that any payment by or on behalf of the Borrower or any other Loan Party is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (ii) each Lender and L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (ii) of the preceding sentence shall survive the payment in full of the Senior Credit Obligations, the termination of the Commitments and the termination of this Agreement.

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Section 10.06   Successors and Assigns.

(a)            Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (x) neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and (y) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any Person party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees and the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)            in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under a Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)            in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of a Commitment (which for this purpose includes the Term Loans outstanding thereunder) or, if a Commitment is not then in effect, the principal outstanding balance of the Loans (including such Lender’s participations in L/C Obligations) thereunder of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

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(ii)           Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans under the applicable Facility or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Term Facilities on a non-pro rata basis.

(iii)         Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)            the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Specified Event of Default has occurred and is continuing at the time of such assignment, (2) with respect to Term Loans, such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (3) for assignments of Revolving Loans or commitments under the Revolving Credit Facility to any existing Revolving Credit Lender, an Affiliate of an existing Revolving Credit Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and

(B)            the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Arranger, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Loan to a Person that is not a Lender, an Arranger, an Affiliate of a Lender or an Approved Fund, and

(C)            the consent of the L/C Issuers (each such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of any Revolving Credit Facility.

(iv)         Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)          No Assignment to Certain Persons. No such assignment shall be made (A) to any Defaulting Lender or any of its Subsidiaries, or to any Person that would constitute a “Defaulting Lender” upon becoming a Lender hereunder, (B) to any natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of one or more natural Persons) or (C) any Loan Party or any of their Affiliates (other than assignments to the Borrower pursuant to clause (h) below).

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(vi)         Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro-rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro-rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note (or Notes) to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c)            Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Upon its receipt of a duly completed and executed Assignment and Assumption, the Administrative Agent shall record the information contained therein in the Register. The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register is intended to cause each Loan and other obligation hereunder to be in registered form within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations and Proposed Treasury Regulations Section 1.163-5(b) (or any amended or successor version) and within the meaning of Section 163(f), 871(h)(2) and 881(c)(2) of the Code. The Register shall be available for inspection by the Borrower and any Lender (with respect to such Lender’s entry), at any reasonable time and from time to time upon reasonable prior notice.

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(d)            Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, any L/C Issuer or the Administrative Agent, sell participations to any Person (other than (w) a natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of one or more natural Persons), (x) a Defaulting Lender (or in terms of Term Loans, until the full aggregate principal amount of the Term Loans contemplated hereby have been advanced to the Borrower; it being understood that the prohibition against the sale of participations to Defaulting Lenders under this clause (x) shall automatically cease to apply once the Term Loans are fully funded) or (y) Holdings, the Borrower or any of the their respective Affiliates or Subsidiaries (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b) (it being understood that any documentation required under Section 3.01 shall be delivered to the participating Lender); provided, further that such agreement or instrument shall provide that the Participant understands that the value of the loan asset (including Participant’s pro rata share thereof) may increase or decrease based on fluctuations in currency exchange rates and agrees that any losses (gains) experienced as a result of changes in currency exchange rates shall be shared by such Participant in accordance with the Participant’s pro rata share. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an non-fiduciary agent of the Borrower (such agency being solely for Tax purposes), maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under United States Treasury Regulations Section 5f.103-1(c) and Proposed Treasury Regulations Section 1.163-5(b) (or, in each case, any amended or successor version) and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

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(e)            Limitation Upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender (it being understood that any documentation required under Section 3.01 shall be delivered to the participating Lender).

(f)            Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)            [Reserved].

(h)            Assignments to the Borrower. Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to the Borrower on a non-pro rata basis (A) through Dutch Auctions, or similar transactions pursuant to procedures to be established by the applicable “auction agent” that are consistent with this Section 10.06(h), in each case open to all Lenders holding the relevant Term Loans on a pro rata basis or (B) through open market purchases (which purchases may be effected at any price as agreed between such Lender and the Borrower in their respective sole discretion), in each case notwithstanding Section 2.11; provided that:

(i)            any Term Loans acquired by the Borrower shall be retired and cancelled immediately upon the acquisition thereof; provided that upon any such retirement and cancellation, the aggregate outstanding principal amount of the Term Loans shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans so retired and cancelled, and each principal repayment installment with respect to the initial Term Loans pursuant to Section 2.05 shall be reduced on a pro rata basis by the full par value of the aggregate principal amount of initial Term Loans so cancelled;

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(ii)           no Event of Default exists at the time of acceptance of bids for the Dutch Auction or the confirmation of such open market purchase, as applicable; and

(iii)      the purchase consideration for such Dutch Auction or open market purchase shall in no event be funded with the proceeds of Revolving Loans.

(i)            Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time a Lender serving as an L/C Issuer assigns all of its Revolving Credit Commitment and Revolving Loans pursuant to subsection (b) above, such Lender may, upon 30 days’ notice to the Borrower and the other Lenders, resign as an L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Revolving Credit Lenders a successor L/C Issuer hereunder if such Revolving Credit Lender is willing to act in such capacity; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of the retiring entity as L/C Issuer. If any entity serving as L/C Issuer resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.15(c)). Upon the appointment of a successor L/C Issuer and the acceptance of such appointment by such successor, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to the retiring L/C Issuer to effectively assume the obligations of such L/C Issuer with respect to such Letters of Credit.

(j)            Disqualified Lenders.

(i)            No assignment or participation shall be made to any Person that was a Disqualified Lender as of the date (the “Trade Date”) on which the assigning or transferring Lender entered into a binding agreement to sell and assign, or grant a participation in, all or a portion of its rights and obligations under this Agreement, as applicable, to such Person. For the avoidance of doubt, no assignment or participation shall be retroactively invalidated pursuant to this Section 10.06(j) if the Trade Date therefor occurred prior to the assignee’s or participant’s becoming a Disqualified Lender.

(ii)          The Administrative Agent and each assignor of a Loan or Commitment or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or Participant in the relevant Assignment and Assumption or participation agreement, as applicable, that such assignee or purchaser is not a Disqualified Lender. The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to provide the list of Disqualified Lenders to each Lender upon request. Subject to Section 10.06(j)(iii), any assignment by a Lender to a Disqualified Lender in violation of this Section 10.06(j) shall be treated for purposes of this Agreement as a sale by such Lender of a participation of such rights and obligations in accordance with Section 10.06(d), provided that such treatment shall not relieve any assigning Lender from any liabilities arising as a consequence of its breach of this Agreement.

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(iii)         If any assignment or participation is made to any Disqualified Lender without the Borrower’s prior written consent in violation of clause (i) above or if any Person become a Disqualified Lender after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, (A) terminate any Revolving Credit Commitment of such Disqualified Lender and repay all obligations of the Borrower owing to such Disqualified Lender in connection with such Revolving Credit Commitment or in accordance with and subject to the provisions of Section 10.13, require such Disqualified Lender to assign and delegate all of its interests, rights (other than its existing rights to payments pursuant to Section 3.01 or Section 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee as if such Disqualified Lender were required to do so pursuant to Section 10.13, (B) in the case of Term Loans held by a Disqualified Lender, purchase or prepay such Term Loans by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Term Loans and or (C) in the case of Term Loans, require such Disqualified Lender to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.06) all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees that agrees to such assignment in writing at a price equal to the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations.

(iv)         Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (1) will not have the right to (x) receive information, reports or other materials provided to the Administrative Agent or the Lenders by the Borrower or any of its Subsidiaries, the Administrative Agent or any other Lender, (y) attend or participate (including by telephone) in meetings attended by any of the Lenders and/or the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (2) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender will be deemed to have consented to such matter in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter; provided however that any Disqualified Lender’s consent shall be required for any amendment, waiver or other modification described in clause (c) of Section 10.01 with respect to any increase to the Commitments of such Disqualified Lender, and (y) for purposes of voting on any plan of reorganization pursuant to Section 1126 of the Bankruptcy Code of the United States or any similar plan or proposal under any other Debtor Relief Law with respect to Borrower or any of its Subsidiaries, each Disqualified Lender hereby agrees (1) not to vote on such plan, (2) if such Disqualified Lender does vote on such plan notwithstanding the restriction in the immediately foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code of the United States (or any similar provision in any other similar federal, state or foreign law affecting creditor’s rights, including any Debtor Relief Law), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code of the United States (or any similar provision in any other similar federal, state or foreign law affecting creditor’s rights including any Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

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(v)          Notwithstanding anything to the contrary in this Agreement, the Loan Parties and the Lenders acknowledge and agree that in no event shall the Administrative Agent or any of its Affiliates or Related Parties be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

Section 10.07   Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the L/C Issuers and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed: (i) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (iii) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable Law or compulsory legal process or to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (iv) to any other party hereto; (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.12(d) or Section 2.14(b) or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (vii) with the consent of the Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section, (B) becomes available to the Administrative Agent, any Lender, L/C Issuer or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower or (C) is independently discovered or developed by a party hereto without utilizing any Information received from the Borrower or violating the terms of this Section 10.07 or (ix) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers of other market identifiers with respect to the credit facilities provided hereunder. In addition, each of the Administrative Agent, the L/C Issuers and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents, the L/C Issuers and the Lenders in connection with the administration of this Agreement and the other Loan Documents. For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any L/C Issuer or any Lender on a non-confidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

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Notwithstanding the foregoing, any Agent and any Lender may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, after the closing of the transactions contemplated by this Agreement in the form of a “tombstone” or otherwise describing the names of the Loan Parties, or any of them, and the amount, type and closing date of such transactions, all at their sole expense.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (i) the Information may include material non-public information concerning the Borrower or one or more Subsidiaries, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Laws, including United States Federal and state securities Laws.

Section 10.08   Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.11 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Finance Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to all other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have under applicable Law or otherwise. Each Lender and L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

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Section 10.09   Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the unpaid principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Senior Credit Obligations hereunder.

Section 10.10   Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.11   Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent, each Lender and each L/C Issuer, regardless of any investigation made by any Agent or any Lender or any L/C Issuer or on their behalf and notwithstanding that any Agent or any Lender or any L/C Issuer may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Senior Credit Obligation (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) hereunder shall remain unpaid or unsatisfied, any Commitment remains in effect or any Letter of Credit shall remain outstanding.

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Section 10.12   Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, then, to the fullest extent permitted by law, (i) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or any L/C Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.13   Replacement of Lenders. If any Lender (x) requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (y) is a Defaulting Lender or (z) is a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)            the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(ii)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans or L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal, L/C Advances, and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)          in the case of any assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)          such assignment does not conflict with applicable Laws; and

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(v)          in the case of any replacement of Lenders under the circumstances described in last paragraph of Section 10.01, the applicable amendment, waiver, discharge or termination that the Borrower has requested shall become effective upon giving effect to such replacement (and any related Assignment and Assumptions required to be effected in connection therewith in accordance with this Section 10.13), and such Lender (in lieu of the assignee) shall have received payment of the amount that would be (or would have been) payable to such Lender under Section 2.03(d)(ii) but for such replacement.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Lender and L/C Issuer agrees that, if the Borrower elects to replace such Lender in accordance with this Section, it shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption; provided that the failure of any such non-consenting Lender to execute an Assignment and Assumption shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register.

Section 10.14   Governing Law; Jurisdiction Etc.

(a)            Governing Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

(b)            Submission to Jurisdiction. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

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(c)            Waiver of Venue. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)            Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.15      Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.16        No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of Holdings and the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lenders, the L/C Issuers and the Arrangers are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lenders, the L/C Issuers and the Arrangers, on the other hand, (B) each of Holdings and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of Holdings and the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Lenders, the L/C Issuers and the Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Holdings or the Borrower or any of their Affiliates, or any other Person and (B) neither the Administrative Agent nor any of the Lenders, the L/C Issuers or Arrangers has any obligation to Holdings, the Borrower or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders, the L/C Issuers and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Holdings, the Borrower and their Affiliates, and neither the Administrative Agent nor any of the Lenders, the L/C Issuers or Arrangers has any obligation to disclose any of such interests to Holdings, the Borrower or their Affiliates. To the fullest extent permitted by law, each of Holdings and the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Lenders, the L/C Issuers and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

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Section 10.17        Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Committed Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 10.18        USA PATRIOT Act Notice. Each Lender and each L/C Issuer that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender or L/C Issuer) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the name and address of the Borrower and each other Loan Party and other information that will allow such Lender, L/C Issuer or the Administrative Agent, as applicable, to identify the Borrower and each other Loan Party in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. The Borrower, and shall cause each L/C Issuer to shall, promptly following a request by the Administrative Agent or any Lender or L/C Issuer, provide all documentation and other information that the Administrative Agent or such Lender or L/C Issuer requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the PATRIOT Act and Beneficial Ownership Regulation.

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Section 10.19        Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)           the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 10.20        Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)           In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

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(b)          As used in this Section 10.21, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 10.21        Certain ERISA Matters. (c) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Term Loans or the Term Commitments;

(ii)           the transaction exemption set forth in one or more PTEs, such as PTE 8414 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Term Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith;

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(iii)          (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Term Loans, the Term Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loans, the Term Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Term Commitments and this Agreement; or

(iv)          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)          In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Term Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 10.22        Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. The provisions of this Section 10.22 shall survive the payment in full of the Obligations, the termination of the Commitments and the termination of this Agreement.

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